As filed with the Securities and Exchange Commission on October 11, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________________

EAGLE BANCORP MONTANA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	27-1449820 (I.R.S. Employer Identification No.)

1400 Prospect Avenue

Helena, Montana 59601

(406) 442-3080

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________

Peter J. Johnson

Chief Executive Officer

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

(406) 442-3080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

Copies to:

Lloyd H. Spencer Nixon Peabody LLP 799 9th Street N.W., Suite 500 Washington D.C. 20001 Telephone: (202) 585-8000	Mark C. Dietzen Ballard Spahr LLP 2000 IDS Center, 80 South 8th Street Minneapolis, Minnesota 55402-2119 Telephone: (612) 371-3211

_____________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock $0.01 par value	395,858(1)	Not applicable	$5,464,417	$709.28

(1)

Represents the maximum number of shares of Eagle common stock estimated to be issuable upon completion of the transaction described herein. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Computed in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee. Based on the book value, as of September 30, 2019, of 2,206 shares of Western Holding Company of Wolf Point (“WHC”) common stock (the total number of shares of WHC common stock outstanding) minus $6.5 million (the estimated amount of cash to be paid to WHC shareholders in the merger).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 11, 2019

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED −YOUR VOTE IS IMPORTANT

To the Shareholders of Western Holding Company of Wolf Point.:

On August 8, 2019, Eagle Bancorp Montana, Inc., or Eagle, Opportunity Bank of Montana, or Opportunity Bank, Western Holding Company of Wolf Point, or WHC, and Western Bank of Wolf Point, or Western Bank, entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the acquisition of WHC by Eagle. Under the merger agreement, WHC will merge with and into Eagle, with Eagle as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Western Bank will merge with and into Opportunity Bank, with Opportunity Bank as the surviving bank (which we refer to as the “bank merger”).

In the merger, each share of WHC common stock (except for specified shares of WHC common stock held by WHC or Eagle and any dissenting shares) will be converted into the right to receive a combination of (i) 179.4464 shares of Eagle common stock (which we refer to as the “per share stock consideration”) and (ii) $2,946.51 in cash (which we refer to as the “per share cash consideration,” together with the per share stock consideration, the “merger consideration”).

The market value of the per share stock consideration will fluctuate with the market price of Eagle common stock and other factors and will not be known at the time WHC shareholders vote on the merger agreement. Based on the closing price of Eagle’s common stock on the Nasdaq Global Market on _________, 2019, the last practicable date before the date of this document, the value of the per share stock consideration was approximately $_____. We urge you to obtain current market quotations for Eagle (trading symbol “EBMT”) because the value of the per share stock consideration will fluctuate.

Based on the current number of shares of WHC common stock outstanding, Eagle expects to issue approximately 395,858 shares of common stock to WHC shareholders in the aggregate upon completion of the merger. Based on these numbers, upon completion of the merger, current WHC shareholders would own approximately 5.8% of the common stock of Eagle outstanding immediately following the merger. However, any increase or decrease in the number of shares of WHC common stock outstanding that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change.

WHC will hold a special meeting of its shareholders in connection with the merger. Holders of WHC common stock will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus. WHC shareholders will also be asked to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matters, as described in this proxy statement/prospectus.

The special meeting of WHC shareholders will be held on ________, ___________, 2019 at _____________, Wolf Point, Montana ________, at __:00 a.m. local time.

WHC’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of WHC and its shareholders, has unanimously approved the merger agreement and recommends that WHC shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the WHC special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

This document, which serves as a proxy statement for the special meeting of WHC shareholders and as a prospectus for the shares of Eagle common stock to be issued in the merger to WHC shareholders, describes the special meeting of WHC, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors” beginning on page 16 of this proxy statement/prospectus, for a discussion of the risks relating to the proposed merger. You also can obtain information about Eagle from documents that Eagle has filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, WHC shareholders should contact Cathy Wanderaas, Corporate Secretary of WHC at (406) 653-5500. We look forward to seeing you at the meeting.

Duane Kurokawa
President
Western Holding Company of Wolf Point

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Eagle common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Eagle or WHC, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is______, 2019, and it is first being mailed to the shareholders of WHC on or about ______, 2019.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON ______, 2019

To the Shareholders of Western Holding Company of Wolf Point:

Western Holding Company of Wolf Point (“WHC” or “we”) will hold a special meeting of shareholders at __:00 am local time, on _________, __________, 2019, at ___________________, Wolf Point, Montana 59201, for the holders of WHC common stock to consider and vote on the following proposals:

•

a proposal to approve the Agreement and Plan of Merger, dated as of August 8, 2019, by and among Eagle Bancorp Montana, Inc., Opportunity Bank of Montana, WHC and Western Bank of Wolf Point, pursuant to which WHC will merge with and into Eagle Bancorp Montana, Inc., as more fully described in the attached proxy statement/prospectus; and

•	a proposal to adjourn the WHC special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

We have fixed the close of business on __________, 2019 as the record date for the WHC special meeting. Only holders of record of WHC common stock at that time are entitled to notice of, and to vote at, the WHC special meeting, or any adjournment or postponement of the WHC special meeting. In order for the merger agreement to be approved, at least two-thirds of the outstanding shares of WHC common stock must be voted in favor of the proposal to approve the merger agreement. The special meeting may be adjourned from time to time upon approval of holders of WHC common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices are hereby given may be transacted at such adjourned meeting.

WHC shareholders have rights under Montana state law entitling them to dissent from the merger and obtain payment of the fair value of their shares, provided they comply with each of the requirements under Montana law, including not voting in favor of the merger agreement and providing notice to WHC. For more information regarding dissenters’ rights, please see “Proposal 1: The Merger – Dissenters’ Rights for WHC Shareholders” beginning on page 43 of this proxy statement/prospectus.

Your vote is important. We cannot complete the merger unless WHC’s shareholders approve the merger agreement.

Regardless of whether you plan to attend the WHC special meeting, please vote as soon as possible. Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of WHC common stock, please contact Cathy Wanderaas, Corporate Secretary of WHC at (406) 653-5500.

WHC’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, as advisable and in the best interests of WHC and its shareholders, has unanimously approved the merger and the merger agreement and recommends that WHC shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

By Order of the Board of Directors,

Cathy Wanderaas
Corporate Secretary

Wolf Point, Montana

__________, 2019

WHERE YOU CAN FIND MORE INFORMATION

Eagle Bancorp Montana, Inc.

Eagle electronically files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). The SEC maintains a website located at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Eagle. You also will be able to obtain these documents, free of charge, from Eagle by accessing Eagle’s website at www.opportunitybank.com. Copies can also be obtained, free of charge, by directing a written or oral request to:

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Attn: Investor Relations

Telephone: (406) 442-3080

Eagle has filed a Registration Statement on Form S-4 to register with the SEC up to 395,858 shares of Eagle common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Eagle or upon written or oral request to Eagle at the address or telephone number set forth above.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Eagle that is not included in or delivered with this document, including incorporating by reference documents that Eagle has previously filed with the SEC. These documents contain important information about Eagle and its financial condition. See “Documents Incorporated by Reference” beginning on page 82 of this proxy statement/prospectus. These documents are available free of charge upon written or oral request to Eagle at the address listed above.

To obtain timely delivery of these documents, you must request them no later than __________ __, 2019 in order to receive them before the WHC special meeting of shareholders.

Except where the context otherwise specifically indicates, Eagle supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Eagle, and WHC supplied all information contained in this proxy statement/prospectus relating to WHC.

Western Holding Company of Wolf Point

WHC does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of WHC common stock, please contact Cathy Wanderaas, Corporate Secretary of WHC at (406) 653-5500.

i

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Eagle or WHC that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this proxy statement/prospectus to WHC shareholders nor the issuance of Eagle common stock in the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

ii

i

Table of Contents (continued)

Page

Background of the Merger	26
WHC’s Reasons for the Merger and Recommendation of the WHC Board of Directors	28
Eagle’s Reasons for the Merger	31
Opinion of WHC’s Financial Advisor	31
Certain Financial Forecasts of WHC	37
Material U.S. Federal Income Tax Consequences of the Merger	39
Accounting Treatment	42
Regulatory Approvals	42
Dissenters’ Rights for WHC Shareholders	43
Board of Directors and Management of Eagle Following the Merger	44
Interests of WHC Directors and Executive Officers in the Merger	44

PROPOSAL 2: ADJOURNMENT OF THE WHC SPECIAL MEETING	47

THE MERGER AGREEMENT	48

The Merger and the Bank Merger	48
Closing and Effective Time of the Merger	48
Merger Consideration	48
Exchange Procedures	49
Conduct of Business Pending the Merger	50
Company Shareholder Approval	53
Regulatory Matters	53
Nasdaq Listing	54
Employee Matters	54
Indemnification and Directors’ and Officers’ Insurance	54
Third Party Proposals	55
WHC Board Recommendation	56
Representations and Warranties	57
Conditions to Completion of the Merger	59
Termination	60
Termination Fees	61
Break-up Fee	61
Amendment; Waiver	62
Expenses	62

COMPARISON OF SHAREHOLDERS’ RIGHTS	63

BUSINESS OF WESTERN HOLDING COMPANY OF WOLF POINT	74

General	74
Banking Services	74
Employees	75
Properties	75
Legal Proceedings	75
Competition	75
Management	75

BENEFICIAL OWNERSHIP OF WHC COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF WHC	76

DESCRIPTION OF EAGLE CAPITAL STOCK	77

General	77
Common Stock	77
Preferred Stock	77
Transfer Agent and Registrar	78
Certain Anti-Takeover Effects of Certain Provisions of the Company’s Amended and Restated Certificate of Incorporation, Bylaws and the Delaware General Corporation Law	78

Table of Contents (continued)

APPENDICES:

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting and merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this proxy statement/prospectus we refer to Eagle Bancorp Montana, Inc. as “Eagle,” Opportunity Bank of Montana as “Opportunity Bank,” Western Holding Company of Wolf Point as “WHC” and Western Bank of Wolf Point as “Western Bank”.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Eagle, Opportunity Bank, WHC and Western Bank have entered into an Agreement and Plan of Merger, dated as of August 8, 2019 (which we refer to as the “merger agreement”) pursuant to which WHC will be merged with and into Eagle, with Eagle continuing as the surviving company. Immediately following the merger, Western Bank, a wholly owned bank subsidiary of WHC, will merge with and into Eagle’s wholly owned bank subsidiary, Opportunity Bank, with Opportunity Bank continuing as the surviving bank and continuing under the name “Opportunity Bank of Montana” (which we refer to as the “bank merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things, the holders of two-thirds of the outstanding shares of WHC common stock vote in favor of the proposal to approve the merger agreement.

In addition, WHC is soliciting proxies from holders of WHC common stock with respect to a proposal to adjourn the WHC special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

WHC will hold a special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because WHC’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Eagle will issue shares of Eagle common stock to holders of WHC common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the WHC special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will I receive in the merger?

A:

If the merger is completed, each issued and outstanding share of WHC common stock, other than (i) any shares of WHC common stock held in the treasury of WHC or owned by Eagle, Opportunity Bank, Western Bank or by any of their respective subsidiaries (other than any such shares in trust accounts, managed accounts, and the like for the benefit of customers or as a result of debts previously contracted), which will each be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (the shares in (i) are referred to as “excluded shares”) and (ii) shares of WHC common stock held by WHC shareholders who have perfected and not effectively withdrawn a demand for, or lost the right to, dissent from the merger and obtain payment for their shares under Montana law, as described under “Proposal 1: The Merger – Dissenters’ Rights for WHC Shareholders” beginning on page 43 of this proxy statement/prospectus (the shares in (ii) are referred to as “dissenting shares”), will be converted into the right to receive a combination of (i) 179.4464 shares of Eagle common stock (which we refer to as the “per share stock consideration”) and (ii) $2,946.51 in cash (which we refer to as the “per share cash consideration”, and together with the per share stock consideration, the “merger consideration”). Eagle will not issue any fractional shares of Eagle common stock in the merger. Rather, WHC shareholders who would otherwise be entitled to a fractional share of Eagle common stock upon the completion of the merger will instead receive an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share amount by the average daily volume weighted average price of Eagle common stock on the Nasdaq Global Market for the 20 trading days preceding the fifth trading day immediately preceding the closing date.

The merger consideration is subject to the adjustments described below. WHC shareholders will own, in the aggregate, approximately 5.8% of Eagle’s outstanding common stock following the merger.

The stock portion of the merger consideration may be adjusted in certain circumstances based on whether Eagle common stock is trading either higher or lower than prices specified in the merger agreement immediately prior to the closing of the merger, in order to avoid termination of the merger agreement.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes, the value of the per share stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Eagle common stock. Any fluctuation in the market price of Eagle common stock after the date of this proxy statement/prospectus will change the value of the shares of Eagle common stock that WHC shareholders will receive.

Further, the per share stock consideration may be adjusted pursuant to the merger agreement as described in this proxy statement/prospectus. Adjustments in the per share stock consideration will also result in fluctuations in the value of the merger consideration to WHC shareholders.

Q:	What will happen if the trading price of Eagle common stock changes significantly prior to completion of the merger?

A:

Because the merger consideration is fixed, Eagle and WHC agreed to include provisions in the merger agreement by which (i) WHC would have an opportunity to terminate the merger agreement if the Eagle average stock price over a specified period prior to completion of the merger decreases below certain specified thresholds unless Eagle elects to increase the merger consideration by increasing the per share stock consideration and (ii) Eagle would have an opportunity to terminate the merger agreement if the Eagle average stock price over a specified period prior to completion of the merger increases above certain specified thresholds unless Eagle elects to decrease the merger consideration by decreasing the per share stock consideration, subject to certain limitations and as determined by a formula outlined in the merger agreement, as discussed in further detail on pages 48 and 49 of this proxy statement/prospectus.

Q:	How does WHC’s board of directors recommend that I vote at the special meeting?

A:	WHC’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Q:	Will the shares of Eagle common stock that I receive in the merger be freely transferable?

A:	Yes. The Eagle common stock issued in the merger will be transferable free of restrictions under federal and state securities laws.

Q:	When and where is the special meeting?

A:	The WHC special meeting will be held at ___________________, Wolf Point, Montana 59201, on ___________, _________ 2019, at _____ a.m. local time.

Q:	Who can vote at the special meeting of shareholders?

A:

Holders of record of WHC common stock at the close of business on __________, 2019, which is the date that the WHC board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. You must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting, in person or by proxy, of holders of record of not less than a majority of the outstanding shares of WHC common stock entitled to vote at such meeting, will constitute a quorum for the transaction of business. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal?

A:

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of WHC common stock entitled to vote on the merger agreement as of the close of business on the record date for the special meeting. If you (1) fail to submit a proxy or vote in person at the special meeting or (2) mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the merger proposal and no effect on the adjournment proposal. The adjournment proposal will be approved if the votes of WHC common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal.

Q:	Why is my vote important?

A:

If you do not submit a proxy or vote in person, it may be more difficult for WHC to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of WHC common stock entitled to vote on the merger agreement. WHC’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:	How many votes do I have?

A:

You are entitled to one vote for each share of WHC common stock that you owned as of the close of business on the record date. As of the close of business on the record date, 2,206 shares of WHC common stock were outstanding and entitled to vote at the WHC special meeting.

Q:	Can I attend the special meeting and vote my shares in person?

A:

Yes. All WHC shareholders are invited to attend the special meeting. Holders of record of WHC common stock can vote in person at the special meeting. If you plan to attend the special meeting, you must bring a form of personal photo identification with you in order to be admitted.

Q:	Can I change my vote?

A:

Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to WHC’s corporate secretary or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by WHC after the vote will not affect the vote. WHC’s corporate secretary’s mailing address is: 111 3rd Avenue S, Wolf Point, Montana 59201, Attention: WHC Corporate Secretary.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of WHC common stock?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and it is a condition to the obligation of Eagle and WHC to complete the merger that they each receive a legal opinion to that effect. Assuming the merger so qualifies, holders of WHC common stock are not expected to recognize any gain or loss upon receipt of Eagle common stock in exchange for WHC common stock in the merger, except that gain (but not loss) will be recognized in an amount not to exceed cash received as part of the cash consideration (other than cash received in lieu of a fractional share) and gain or loss will be recognized with respect to any cash received in lieu of a fractional share of Eagle common stock. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws.

For further information, see “Proposal 1: The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 39 of this proxy statement/prospectus.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	Are WHC shareholders entitled to appraisal or dissenters’ rights under Montana law?

A:

Yes. If you are a WHC shareholder, you are entitled to dissent from the merger and receive the fair value of your shares of WHC common stock in cash instead of the aggregate merger consideration, if you take certain actions and meet certain conditions, including that you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all dissenters’ rights available under Montana law. A summary of these provisions can be found under “Proposal 1: The Merger – Dissenters’ Rights for WHC Shareholders” beginning on page 43 of this proxy statement/prospectus and detailed information about the special meeting can be found under “Information About the WHC Special Meeting” beginning on page 22 of this proxy statement/prospectus. Due to the complexity of the procedures for exercising the right to dissent, WHC shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Montana law provisions will result in the loss of dissenters’ rights. Additionally, certain WHC shareholders are subject to company shareholder support agreements, dated as of August 8, 2019, which provide for, among other things, the obligation of such WHC shareholders to vote for, consent to and raise no objections against, and not otherwise impede or delay, any sale of WHC. Such WHC shareholders have also agreed to waive all dissenters’ rights, appraisal rights and similar rights in connection with such approved sale.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, WHC shareholders will not receive any merger consideration for their shares of WHC common stock. Instead, WHC will remain an independent company. Under specified circumstances, WHC may be required to pay to Eagle, or Eagle may be required to pay to WHC, a $200,000 termination fee with respect to the termination of the merger agreement, as described under “The Merger Agreement – Termination” and “The Merger Agreement – Termination Fees” beginning on pages 60 and 61, respectively, of this proxy statement/prospectus. Under certain circumstances, WHC may be required to pay Eagle a $560,000 break-up fee, as described under “The Merger Agreement – Break-Up Fee” of this proxy statement/prospectus.

Q:	If I am a WHC shareholder, should I send in my stock certificates now?

A:

No. Please do not send in your WHC stock certificates with your proxy. Eagle’s transfer agent, Computershare Inc. has been selected as the exchange agent and will send you instructions for exchanging WHC stock certificates for the merger consideration. See “The Merger Agreement – Exchange Procedures” beginning on page 49 of this proxy statement/prospectus.

Q:	Whom may I contact if I cannot locate my WHC stock certificate(s)?

A:

If you are unable to locate your original WHC stock certificate(s), you should contact Cathy Wanderaas, Corporate Secretary of WHC, at (406) 653-5500. Following the merger, any inquiries should be directed to Eagle’s transfer agent, Computershare Inc. at shareholder@computershare.com, or at (800) 962-4284.

Q:	When do you expect to complete the merger?

A:

Eagle and WHC expect to complete the merger in the fourth quarter of 2019. However, neither Eagle nor WHC can assure you when or if the merger will occur. WHC must first obtain the approval of WHC shareholders for the merger and Eagle must receive the necessary regulatory approvals. See “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 59 of this proxy statement/prospectus.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of WHC common stock, please contact: Cathy Wanderaas, Corporate Secretary of WHC, at (406) 653-5500.

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to fully understand the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. WHC and Eagle encourage you to read the merger agreement because it is the legal document that governs the merger.

Unless the context otherwise requires, throughout this document, “we,” and “our” refer collectively to Eagle and WHC. We refer to the proposed merger of WHC with and into Eagle as the “merger,” the merger of Western Bank with and into Opportunity Bank as the “bank merger,” and the Agreement and Plan of Merger dated as of August 8, 2019 by and among Eagle, Opportunity Bank, WHC and Western Bank as the “merger agreement.”

Information Regarding Eagle and WHC

Eagle Bancorp Montana, Inc.

Eagle is the holding company of Opportunity Bank. Opportunity Bank is a Montana state bank, which was founded in 1922 as a Montana-chartered building and loan association and has conducted operations in Helena since that time. In 1975, Opportunity Bank adopted a federal thrift charter and in October 2014 converted to a Montana-chartered commercial bank. Opportunity Bank offers a complete line of commercial, small business and consumer banking products and services. As of June 30, 2019, Eagle had total consolidated assets of $1,007.7 million, and has 22 branch offices and 18 automated teller machines located throughout Montana.

Western Holding Company of Wolf Point

WHC is the holding company of Western Bank. Western Bank is a Montana state bank, which was established in 1913, and is a full-service community bank offering banking products and services to individuals and businesses. At June 30, 2019, WHC had total assets of approximately $101.7 million, total deposits of approximately $77.4 million, total loans of approximately $40.6 million, and stockholders’ equity of approximately $11.3 million. Western Bank has one branch office located in Wolf Point, Montana.

The Merger

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, WHC will merge with and into Eagle, with Eagle as the surviving company in the merger. Immediately following the merger of WHC into Eagle, Western Bank will merge with and into Opportunity Bank, with Opportunity Bank as the surviving bank of such bank merger.

Closing and Effective Time of the Merger

The closing date is currently expected to occur in the fourth quarter of 2019. Simultaneously with the closing of the merger, Eagle will file the articles of merger with the Secretary of State of the State of Montana and a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Eagle nor WHC can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and WHC’s shareholder approval will be received.

Merger Consideration

Under the terms of the merger agreement, each share of WHC common stock outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares described below) will be converted into the right to receive a combination of (i) 179.4464 shares of Eagle common stock (which we refer to as the “per share stock consideration”) and (ii) $2,946.51 in cash (which we refer to as the “per share cash consideration” and together with the per share stock consideration, the “merger consideration”). Please see “The Merger Agreement – Consideration” for more information.

No holder of WHC common stock will be issued fractional shares of Eagle common stock in the merger. Each holder of WHC common stock who would otherwise have been entitled to receive a fraction of a share of Eagle common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Eagle common stock multiplied by the average daily volume weighted average price of Eagle common stock on the Nasdaq Global Market for the 20 trading days preceding the fifth trading day immediately preceding the closing date. See “The Merger Agreement—Merger Consideration” beginning on page 48 of this proxy statement/prospectus.

The merger consideration may be adjusted in certain circumstances based on whether Eagle common stock is trading either higher or lower than prices specified in the merger agreement immediately prior to the closing of the merger, in order to avoid termination of the merger agreement. If the “average closing price” (determined over a 20 trading day period prior to the closing of the merger) of Eagle’s common stock exceeds $20.41 per share and Eagle’s stock outperforms the Nasdaq Bank Index by more than 15%, Eagle may terminate the merger agreement, or elect to reduce on a per-share basis the number of shares of Eagle common stock to be issued in the merger, subject to certain limitations as described below under “—Termination.”

Conversely, if the “average closing price” is less than $15.09 per share and Eagle’s stock has also underperformed the Nasdaq Bank Index by more than 15%, WHC may terminate the merger agreement, unless Eagle elects to increase on a per-share basis the number of shares of Eagle common stock to be issued in the merger, subject to certain limitations as described below under “—Termination.”

The value of the shares of Eagle common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Eagle common stock on August 8, 2019, the date of the signing of the merger agreement, the value of the merger consideration payable to holders of WHC common stock was approximately $6,104.77, consisting of per share stock consideration of $3,158.26 and per share cash consideration of $2,946.51. Based on the closing price of Eagle common stock on _________, 2019, the last practicable date before the date of this document, the value of the merger consideration payable to holders of WHC common stock was approximately $______, consisting of per share stock consideration of $_________ and per share cash consideration of $2,946.51. WHC shareholders should obtain current sale prices for Eagle common stock, which is traded on the Nasdaq Global Market under the symbol “EBMT.”

Equivalent WHC Common Per Share Value

Eagle common stock trades on the Nasdaq Global Market under the symbol “EBMT.” The WHC common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the WHC common stock. The following table presents the closing price of Eagle common stock on August 8, 2019, the last trading date prior to the public announcement of the merger agreement, and ___________, 2019, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of WHC common stock on those dates, calculated by multiplying the closing sales price of Eagle common stock on those dates by the exchange ratio of 179.4464 plus the per share cash consideration of $2,946.51.

Date:	Eagle closing Sale price	Equivalent WHC per share value
August 8, 2019	$17.60	$6,104.77
_________, 2019

The value of the shares of Eagle common stock to be issued in the merger will fluctuate between now and the closing date of the merger. If Eagle shares increase in value, so will the value of the per share stock consideration. Similarly, if Eagle shares decline in value, so will the value of the consideration to be received by WHC shareholders. WHC shareholders should obtain current sale prices for the Eagle common stock.

Procedures for Converting Shares of WHC Common Stock into Merger Consideration

Promptly after the effective time of the merger, Eagle’s exchange agent, Computershare, will mail to each holder of record of WHC common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s WHC stock certificate(s) for the merger consideration (including cash in lieu of any fractional Eagle shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificates until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger

For a detailed discussion of the material U.S. federal income tax consequences of the merger, see “Proposal 1: The Merger —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 39 of this proxy statement/prospectus. The tax consequences of the merger to any particular WHC shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, please consult your tax advisor to determine the tax consequences to you from the merger.

Dissenters’ Rights

Under Montana law, WHC shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of WHC stock instead of receiving the merger consideration. To exercise dissenters’ rights, WHC shareholders must strictly follow the procedures established by Sections 35-1-826 through 35-1-839 of the Montana Business Corporations Act, or the MBCA, which include filing a written objection with WHC prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.

Opinion of WHC’s Financial Advisor

Vining Sparks IBG, LP (“Vining Sparks”) has delivered a written opinion to the board of directors of WHC that, as of August 8, 2019, based upon and subject to certain matters stated in the opinion, the merger consideration is fair, from a financial point of view, to WHC shareholders. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Vining Sparks is not a recommendation to any WHC shareholder as to how to vote on the proposal to approve the merger agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Vining Sparks in providing its opinion.

For further information, please see the section entitled “Proposal 1: The Merger – Opinion of WHC’s Financial Advisor” beginning on page 31.

Recommendation of the WHC Board of Directors

After careful consideration, the WHC board of directors unanimously recommends that WHC shareholders vote “FOR” the approval of the merger agreement and the approval of the adjournment proposal described in this document. Each of the directors of WHC has entered into a company shareholder support agreement with Eagle pursuant to which each, has agreed to vote “FOR” the approval of the merger agreement and any other matter required to be approved by the shareholders of WHC to facilitate the transactions contemplated by the merger agreement, subject to the terms of the company shareholder support agreements.

For more information regarding the company shareholder support agreements, please see the section entitled “Information About the WHC Special Meeting – Shares Subject to Company Shareholder Support Agreements; Shares Held by Directors and Executive Officers” on page 23 of this proxy statement/prospectus.

For a more complete description of WHC’s reasons for the merger and the recommendations of the WHC board of directors, please see the section entitled “Proposal 1: The Merger – WHC’s Reasons for the Merger and Recommendation of the WHC Board of Directors” beginning on page 28 of this proxy statement/prospectus.

Interests of WHC Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of WHC will receive the same merger consideration for their WHC shares as the other WHC shareholders. In considering the recommendation of the WHC board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of WHC may have interests in the merger and may have arrangements that may be considered to be different from, or in addition to, those of WHC shareholders generally. These interests include, among others:

•

Pursuant to the terms of the merger agreement, WHC’s directors and executive officers are entitled to continued indemnification and insurance coverage after completion of the merger for acts and omissions occurring on or before completion of the merger.

•	Certain executive officers of WHC and Western Bank will be employed by Opportunity Bank after the effective date of the merger.

•	R.J. Doornek and Duane Kurokawa will become advisory board members of a newly created advisory board of Opportunity Bank upon completion of the merger and will receive compensation for such service.

•

Upon the closing of the merger, Eagle and Opportunity Bank will assume certain compensation arrangements and obligations of WHC and Western Bank regarding R.J. Doornek, Duane Kurokawa and certain other executive officers.

These interests are discussed in more detail in the section entitled “Proposal 1: The Merger – Interests of WHC Directors and Executive Officers in the Merger” beginning on page 44 of this proxy statement/prospectus. The WHC board of directors was aware of these interests and considered them, along with other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that WHC shareholders vote in favor of approving the merger agreement.

Regulatory Approvals

Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, or Federal Reserve, and the Montana Division of Banking and Financial Institutions. Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve and the Montana Division of Banking and Financial Institutions. The parties cannot be certain when or if they will obtain all of the regulatory approvals or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “Proposal 1: The Merger – Regulatory Approvals,” beginning on page 42 of this proxy statement/prospectus.

Conditions to Completion of the Merger

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including but not limited to:

•	the approval of the merger agreement and the transactions contemplated thereby by WHC shareholders;

•

the receipt of all regulatory approvals required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect, and all statutory waiting periods shall have expired or been terminated, and such regulatory approvals shall not impose any term, condition or restriction on Eagle or any of its subsidiaries that Eagle reasonably determines is a burdensome condition;

•

the absence of any (i) judgment, order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing or making illegal the consummation of the merger or the bank merger, (ii) statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of any of the merger or the bank merger;

•

the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, or the “Securities Act”, and no stop order suspending such effectiveness having been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	the receipt by each of the parties of an opinion of its respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the authorization for listing on the Nasdaq Global Market of the shares of Eagle common stock to be issued in the merger;

•

the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the closing date of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not be material;

•	performance in all material respects by the other party of its respective obligations under the merger agreement;

•	the absence of any event which has had or is reasonably expected to have or result in a material adverse effect on the other party;

•

in the case of Eagle, the receipt of all consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations required as a result of the transactions contemplated by the merger agreement pursuant to WHC’s material contracts;

•	in the case of Eagle, the officer agreements between certain officers and Eagle be in full force and effect;

•	in the case of Eagle, the execution and delivery by Western Bank of the plan of bank merger;

•

in the case of Eagle, the WHC board of directors shall not have, prior to approval of the merger agreement by the WHC shareholders (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Eagle, its recommendation that WHC shareholders approve the merger agreement, (ii) approved or recommended (or publicly proposed to approve or recommend) any acquisition proposal, or (iii) allowed WHC or any WHC representative to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to an acquisition proposal;

•	in the case of Eagle, the receipt of all claims letters and restrictive covenant agreements from WHC and Western Bank’s directors and executive officers;

•	in the case of Eagle, dissenting shares shall not represent more than five percent of the outstanding shares of WHC common stock; and

•

in the case of Eagle, WHC’s adjusted tangible stockholders’ equity, as defined in the merger agreement shall not be less than $10 million as of the last day of the month prior to the month in which the merger is effective;

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals

WHC has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Eagle, and to certain related matters, which we sometimes refer to as “no-shop” provisions. The merger agreement does not, however, prohibit WHC from considering a bona fide unsolicited written acquisition proposal from a third party if certain specified conditions are met.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual consent of the boards of directors of Eagle and WHC; or

•	by Eagle or WHC if approval of the merger agreement by the shareholders of WHC is not obtained at the meeting at which a vote was taken; or

•

by Eagle or WHC in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition from being satisfied and such breach cannot be or has not been cured within 30 days of written notice of such breach provided that the right to cure may not extend beyond two business days prior to the “expiration date” described below; or

•

by Eagle or WHC if the merger is not consummated by the expiration date of May 8, 2020; provided, that neither party has the right to terminate the merger agreement if such party was in breach of its obligations under the merger agreement and such breach was the cause of the failure of the merger to be consummated by such date, and provided further that, if on the expiration date all conditions to the merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period; or

•	by the boards of directors of either Eagle or WHC if any governmental authority has denied any required regulatory approval or requested any application for regulatory approval be withdrawn; or

•

by Eagle prior to the receipt of approval of the merger from WHC shareholders in the event that (i) WHC breaches the no shop provision, (ii) the WHC board of directors or any committee thereof makes a company subsequent determination (see “The Merger Agreement – WHC Board Recommendation” beginning on page 56 of this proxy statement/prospectus), (iii) the WHC board materially breaches its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting, or (iv) the WHC board of directors has agreed to an acquisition proposal; or

•	by Eagle or WHC if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the merger or the bank merger; or

•

by WHC in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which WHC shareholder approval of the merger agreement is obtained, is less than $15.09 per share, (ii) Eagle’s common stock underperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to increase the per share stock consideration by a formula-based amount outlined in the merger agreement; or

•

by Eagle in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which WHC shareholder approval of the merger agreement is obtained, is greater than $20.41 per share, (ii) Eagle’s common stock outperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to decrease the per share stock consideration by a formula-based amount outlined in the merger agreement; provided, however, that Eagle may not adjust the per share stock consideration in a manner that would result in the aggregate shares of Eagle common stock to be issued in the merger being less than 356,272 shares.

Termination Fees

WHC will pay Eagle a termination fee of $200,000 if Eagle terminates the merger agreement based on a WHC breach of its representations or breach of its covenants. Eagle will pay WHC a termination fee of $200,000 if WHC terminates the merger agreement based on an Eagle breach of its representations or breach of its covenants.

Break-Up Fee

WHC will owe Eagle a break-up fee of $560,000 if:

•	Eagle terminates the merger agreement as a result of a material breach of the “no-shop” provisions; or

•

Eagle terminates the merger agreement as a result of the WHC board of directors or any committee thereof making a company subsequent determination (for more detail on company subsequent determinations, see “The Merger Agreement – WHC Board Recommendation” beginning on page 56 of this proxy statement/prospectus); or

•	Eagle terminates the merger agreement as a result of WHC materially breaching its obligations under the merger agreement by failing to call, give notice of, convene and hold the special meeting; or

•	Eagle terminates the merger agreement as a result of the WHC board of directors or any committee thereof agreeing to an acquisition proposal; or

•

after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal is made known to the board or senior management of WHC or has been made directly to WHC shareholders generally or a public announcement of an acquisition proposal has been made and not withdrawn and (i) thereafter the merger agreement is terminated by (A) either Eagle or WHC because the WHC shareholders have not approved the merger agreement or the merger is not consummated by the expiration date described above or (B) by Eagle because of a material breach by WHC of any covenant set forth in the merger agreement that is not cured in accordance with the merger agreement; and (ii) WHC enters into any agreement to consummate or consummates an acquisition transaction (provided, that for purposes of this provision, the definition of acquisition transaction is revised to replace “15%” with “50%”) within 12 months of such termination.

The payment of the termination fee will fully discharge WHC from any losses that may be suffered by Eagle arising out of the termination of the merger agreement.

Nasdaq Listing

Eagle common stock is listed and trades on the Nasdaq Global Market under the symbol “EBMT.” Eagle will cause the shares of Eagle common stock to be issued to the holders of WHC common stock in the merger to be authorized for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the effective time of the merger.

WHC Special Meeting

The special meeting of WHC shareholders will be held on _________, __________, 2019, at __:00 a.m., local time, at _________________________, Wolf Point, Montana 59201. At the special meeting, WHC shareholders will be asked to vote on:

•	the proposal to approve the merger agreement; and

•	the adjournment proposal.

Holders of WHC common stock as of the close of business on ___________, 2019, the record date, will be entitled to vote at the special meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of 2,206 shares of WHC common stock held by 16 shareholders of record. Each WHC shareholder can cast one vote for each share of WHC common stock owned on the record date.

As of the record date, directors and executive officers of WHC and their affiliates, owned and were entitled to vote 1,545 shares of WHC common stock, representing approximately 70.0% of the outstanding shares of WHC common stock entitled to vote on that date. Pursuant to his or her respective company shareholder support agreement, each such person has agreed at any meeting of WHC shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions) to vote the shares owned in favor of the merger agreement and the adjournment proposal. As of the record date, Eagle did not own or have the right to vote any of the outstanding shares of WHC common stock.

Required Shareholder Vote

In order to approve the merger agreement, the holders of two-thirds of the outstanding shares of WHC common stock, as of the record date, must vote in favor of the merger agreement.

No Restrictions on Resale

All shares of Eagle common stock received by WHC shareholders in the merger will be freely tradable, except that shares of Eagle received by persons who are or become affiliates of Eagle for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Comparison of Shareholders’ Rights

The rights of WHC shareholders who continue as Eagle shareholders after the merger will be governed by the certificate of incorporation and bylaws of Eagle rather than the articles of incorporation and bylaws of WHC. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 63 of this proxy statement/prospectus.

Risk Factors

Before voting at the WHC special meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 16 of this proxy statement/prospectus or described in Eagle’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Documents Incorporated by Reference” beginning on page 82 of this proxy statement/prospectus.

EAGLE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of December 31, 2018 and 2017, and for the fiscal years ended December 31, 2018 and 2017, is derived from the audited consolidated financial statements of Eagle.

The following selected historical consolidated financial data as of and for the six months ended June 30, 2019 and 2018 is derived from the unaudited consolidated financial statements of Eagle and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Eagle’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the six months ended June 30, 2019 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2019 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Eagle’s audited consolidated financial statements and accompanying notes included in Eagle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Eagle’s unaudited consolidated financial statements and accompanying notes included in Eagle’s Quarterly Report on Form 10-Q for the six months ended June 30, 2019, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference” beginning on page 82 of this proxy statement/prospectus.

	As of and for the six months ended June 30,		As of and for the year ended December 31,
	2019	2018	2018	2017
(Dollars in thousands except per share data)	(unaudited)
Balance sheet data:
Investment securities	$124,065	$154,265	$142,165	$132,044
Mortgage loans held-for-sale	23,760	11,700	7,318	8,949
Gross loans receivable[1]	752,434	581,728	616,933	513,154
Allowances for loan losses	7,750	6,150	6,600	5,750
Total assets	1,007,725	826,827	853,903	716,782
Deposits	748,388	613,175	626,611	520,564
Borrowings[2]	131,656	116,312	127,098	107,780
Total liabilities	892,031	735,022	759,097	633,166
Total shareholders’ equity	115,694	91,805	94,806	83,616
Book value per share	18.07	16.81	17.31	16.68
Common shares outstanding	6,403,693	5,460,452	5,477,652	5,013,678

Income statement data:
Net interest income	$19,069	$14,657	$29,741	$23,766
Loan loss provision	1,301	526	980	1,228
Noninterest income	9,197	5,153	13,325	14,331
Noninterest expense	21,494	16,958	36,190	30,638
Net income	4,430	1,906	4,982	4,103

Per common share data:
Basic earnings per share	$0.69	$0.35	$0.92	$1.01
Diluted earnings per share	0.69	0.35	0.91	0.99

Performance ratios:
Net interest margin	4.32%	3.91%	3.96%	3.71%
Return on average assets	0.90%	0.46	0.60%	0.59

[1]	Net of deferred loan fees.
[2]	Includes Federal Home Loan Bank advances and other long-term debt.

MARKET PRICES AND DIVIDEND INFORMATION

Eagle common stock is listed and trades on the Nasdaq Global Market under the symbol “EBMT.” As of October 7, 2019, there were 6,403,693 shares of Eagle common stock outstanding. Eagle has approximately 925 shareholders of record.

WHC common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the WHC common stock. Transactions in the shares are privately negotiated directly between the purchaser and the seller and sales, if they do occur, are not subject to any reporting system. As of __________, 2019, there were 2,206 shares of WHC common stock outstanding, which were held by 16 shareholders of record.

Historically, Eagle has declared cash dividends on a quarterly basis. Eagle’s board of directors considers the dividend amount quarterly and takes a broad perspective in its dividend deliberations, including a review of recent operating performance, capital levels and loan concentrations as a percentage of capital, growth projections and applicable federal and state regulations and regulatory guidance. There can be no assurance that Eagle will be able to continue paying dividends commensurate with recent levels.

RISK FACTORS

An investment in Eagle common stock in connection with the merger involves risks. Eagle describes below the material risks and uncertainties that it believes affect its business and an investment in the Eagle common stock. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Eagle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this proxy statement/prospectus in deciding how to vote on the proposals presented in this proxy statement/prospectus. If any of the risks described in this proxy statement/prospectus occur, Eagle’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Eagle common stock and the merger consideration could decline significantly, and, after consummation of the merger, you could lose all or part of your investment.

Risks Associated with the Merger

The market price of Eagle common stock after the merger may be affected by factors different from those currently affecting WHC or Eagle.

The businesses of Eagle and WHC differ in some respects and, accordingly, the results of operations of the combined company and the market price of Eagle’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Eagle and WHC.

Because the sale price of Eagle common stock will fluctuate, you cannot be sure of the value of the per share stock consideration that you will receive in the merger until the closing.

Under the terms of the merger agreement, each share of WHC common stock outstanding immediately prior to the effective time of the merger (excluding excluded shares and dissenting shares) will be converted into the right to receive 179.4464 shares of Eagle common stock plus the per share cash consideration of $2,946.51. The value of the shares of Eagle common stock to be issued to WHC shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects and regulatory considerations, among other things. Many of these factors are beyond the control of Eagle and WHC. Further, the merger consideration may be adjusted pursuant to the terms of the merger agreement as described in this proxy statement/prospectus. Adjustments in the merger consideration will also result in fluctuations in the value of the per share stock consideration to WHC shareholders. We make no assurances as to whether or when the merger will be completed. WHC shareholders should obtain current sale prices for shares of Eagle common stock before voting their shares of WHC common stock at the special meeting.

The merger will not be completed unless important conditions are satisfied or waived, including approval by WHC shareholders.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger and the bank merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger and the bank merger will not occur or will be delayed and each of Eagle and WHC may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Eagle and WHC are obligated to complete the merger:

•

The merger agreement and the transactions contemplated thereby must have been approved by the affirmative vote of two-thirds of the outstanding shares of WHC common stock entitled to vote on the proposal;

•	All required regulatory approvals required to consummate the merger and the bank merger must have been obtained and all statutory waiting periods must have expired or been terminated;

•

No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of the merger;

•

The registration statement (of which this proxy statement/prospectus is a part) registering shares of Eagle common stock to be issued in the merger must have been declared effective and no stop order may have been issued or threatened by the SEC or any governmental authority;

•	Each of Eagle and WHC shall have received from its tax counsel a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	The shares of Eagle common stock to be issued pursuant to the merger shall have been approved for listing on the Nasdaq Global Market; and

•	The Plan of Bank Merger shall have been executed and delivered.

Shares of Eagle common stock to be received by holders of WHC common stock as a result of the merger will have rights different from the shares of WHC common stock.

Upon completion of the merger, WHC shareholders will become Eagle shareholders. Their rights as Eagle shareholders will be governed by Delaware corporate law and the certificate of incorporation, as amended, and bylaws of Eagle. The rights associated with WHC common stock are governed by Montana corporate law and the articles of incorporation and bylaws of WHC and are different from the rights associated with Eagle common stock.

WHC shareholders who receive shares of Eagle common stock in the merger will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

WHC shareholders currently have the right to vote in the election of the board of directors of WHC and on other matters affecting WHC. Upon the completion of the merger, WHC shareholders who receive shares of Eagle common stock in the merger will be shareholders of Eagle with a percentage ownership in Eagle that is smaller than such shareholder’s current percentage ownership of WHC. It is currently expected that the former shareholders of WHC as a group will receive shares in the merger constituting approximately 5.8 of the outstanding shares of the combined company’s common stock immediately after the merger assuming an exchange ratio of 179.4464 shares of Eagle common stock for each share of WHC common stock. Because of this, WHC shareholders who receive shares of Eagle common stock in the merger will have less influence on the management and policies of the combined company than they now have on the management and policies of WHC.

Eagle and WHC will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of WHC and Eagle. These uncertainties may impair Eagle’s or WHC’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Eagle or WHC to seek to change existing business relationships with Eagle or WHC or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

Eagle and WHC have a small number of key personnel. The pursuit of the merger and the preparation for the integration in connection therewith may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts WHC from taking certain actions without Eagle’s consent while the merger is pending. These restrictions may, among other matters, prevent WHC from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to WHC’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on WHC’s business, financial condition and results of operations.

Eagle may fail to realize the cost savings estimated for the merger.

Although Eagle estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Eagle’s business may require Eagle to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Eagle’s ability to combine the businesses of Eagle and WHC in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Eagle is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Eagle and WHC. Although Eagle and WHC have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of WHC and Eagle will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Eagle and WHC would have to recognize these expenses without realizing the anticipated benefits of the merger.

Eagle and WHC may waive one or more of the conditions to the merger without re-soliciting WHC shareholder approval for the merger agreement.

Each of the conditions to the obligations of Eagle and WHC to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Eagle and WHC, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Eagle and WHC may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. Eagle and WHC, however, generally do not expect any such waiver to be significant enough to require re-solicitation of WHC’s shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of WHC’s shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, WHC shareholders may be required to recognize additional gain or recognize loss on the exchange of their shares of WHC common stock in the merger for U.S. federal income tax purposes.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligations of Eagle and WHC to complete the merger that each receives a legal opinion to that effect. These opinions will not be binding on the Internal Revenue Service. WHC and Eagle have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, WHC shareholders may be required to recognize gain or loss on the exchange of their shares of WHC common stock in the merger for U.S. federal income tax purposes.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Eagle following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or have a material adverse effect. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

If for a specified period prior to completion of the merger (a) the Eagle volume weighted average price of its common stock fluctuates beyond a price range and (b) the fluctuations underperform or outperform the NASDAQ Bank Index during a specified time prior to the completion of the merger, then Eagle or WHC have the right to terminate the merger agreement and the merger would not occur.

If for a specified period prior to completion of the merger (a) the Eagle average stock price is less than $15.09 per share and (b) Eagle’s common stock has underperformed the Nasdaq Bank Index by more than 15% during a specified time prior to completion of the merger, then WHC may terminate the merger agreement subject to Eagle’s discretion (but not obligation) to increase the merger consideration by increasing the per share stock consideration based on a formula in the merger agreement. If Eagle elects not to increase the merger consideration, WHC may then terminate the merger agreement. In addition, if for a specified period of time prior to completion of the merger (x) the Eagle average stock price is greater than $20.41 per share and (y) Eagle’s common stock has outperformed the Nasdaq Bank Index by more than 15% during a specified time prior to completion of the merger, then Eagle may terminate the merger agreement or, subject to the terms of the merger agreement, decrease the merger consideration.

As a result, even if WHC shareholders approve the merger, the merger may ultimately not be completed. Although the Eagle board of directors has the ability to increase the merger consideration and WHC board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if Eagle does not increase the merger consideration, there is no obligation of either board to exercise such power.

The fairness opinion of WHC’s financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the merger.

WHC’s board of directors received an opinion from its financial advisor to address the fairness of the merger consideration, from a financial point of view, to the holders of WHC’s common stock as of August 8, 2019. Subsequent changes in the operation and prospects of Eagle or WHC, general market and economic conditions and other factors that may be beyond the control of Eagle or WHC, and on which WHC’s financial advisor’s opinion was based, may significantly alter the value of Eagle or the price of the shares of Eagle common stock by the time the merger is completed. Because WHC does not anticipate asking its advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion.

WHC’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of WHC shareholders generally.

Executive officers of WHC negotiated the terms of the merger agreement with Eagle, and the WHC board of directors unanimously approved and recommended that WHC shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain WHC and Western Bank executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of WHC shareholders generally.

The break-up fee and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire WHC.

The merger agreement contains provisions that make it more difficult for WHC to sell its business to a party other than Eagle. Until the completion of the merger, with some limited exceptions, WHC and its subsidiaries and representatives are prohibited from initiating, soliciting, knowingly inducing or encouraging, or knowingly taking any action to facilitate, or participating in any discussions or negotiations concerning, a proposal to acquire WHC, such as a merger or other business combination transaction, with any person other than Eagle. In addition, WHC has agreed to pay to Eagle in certain circumstances a break-up fee equal to $560,000. These provisions could discourage other companies from trying to acquire WHC even though those other companies might be willing to offer greater value to WHC shareholders than Eagle has offered in the merger. The payment of any break-up fee could also have an adverse effect on WHC’s financial condition.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Eagle and WHC.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of Eagle’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and WHC’s board of directors seeks another merger or business combination, WHC’s shareholders cannot be certain that WHC will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Risks Associated with Eagle’s Business

Additional Risk Factors specific to Eagle’s business that will also effect the combined company after the merger included in Item 1A in Eagle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are incorporated herein by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below.

Anti-takeover provisions in Eagle’s certificate of incorporation, by-laws and federal banking laws may make it more difficult for takeover attempts that have not been approved by Eagle’s board of directors.

Provisions of Eagle’s amended and restated certificate of incorporation, as amended, and by-laws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire Eagle, even if doing so would be perceived to be beneficial to Eagle’s shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of Eagle’s common stock. These provisions could also discourage proxy contests and make it more difficult for holders of Eagle’s common stock to elect directors other than the candidates nominated by Eagle’s board of directors.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are intended to be protected by the safe harbor provided by such provisions. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Eagle after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Eagle and WHC before the merger or Eagle after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

●	the failure to obtain the approval of WHC’s shareholders in connection with the merger;

●	the timing to consummate the proposed merger;

●	the risk that a condition to closing of the proposed merger may not be satisfied;

●	the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;

●	the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;

●	the parties’ ability to promptly and effectively integrate the businesses of Eagle and WHC;

●	the diversion of management time on issues related to the merger;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

●	the failure to consummate or delay in consummating the merger for other reasons;

●	the effect of the announcement or pendency of the merger on Eagle’s or WHC’s customers, employees and business relationships, operating results, and businesses generally;

●	the dilution caused by Eagle’s issuance of additional shares of its common stock in the merger or related to the merger;

●

the stock price of Eagle common stock could decline before the completion of the merger, including as a result of the financial performance of Eagle or WHC or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

●	changes in laws or regulations; and

●	changes in general economic conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Eagle’s most recent Form 10-K report and to Eagle’s most recent Form 10-Q and 8-K reports, which are available online at www.sec.gov, and are incorporated herein by reference. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Eagle or WHC. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. Neither Eagle nor WHC undertake any obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INFORMATION ABOUT THE WHC SPECIAL MEETING

This section contains information about the special meeting that WHC has called to allow WHC shareholders to vote on the approval of the merger agreement. The WHC board of directors is mailing this proxy statement/prospectus to you, as a WHC shareholder, on or about _____________, 2019. Together with this proxy statement/prospectus, the WHC board of directors is also sending you a notice of the special meeting of WHC shareholders and a form of proxy that the WHC board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on _____________, ________, 2019 at __:00 a.m., local time, at _____________, Wolf Point, Montana 59201.

Matters to be Considered at the Meeting

At the special meeting, WHC shareholders will be asked to consider and vote on:

●	a proposal to approve the merger agreement, which we refer to as the merger proposal; and

●

a proposal of the WHC board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the adjournment proposal.

A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the WHC Board of Directors

The WHC board of directors unanimously recommends that WHC shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “Proposal 1: The Merger —WHC’s Reasons for the Merger and Recommendations of the WHC Board of Directors.”

Record Date and Quorum

The WHC board of directors has fixed ____________, 2019 as the record date for the determination of WHC shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 2,206 shares of WHC common stock outstanding and entitled to vote at the special meeting, held by approximately ___ holders of record.

A quorum is necessary to transact business at the special meeting. A quorum may, but need not be present, for the WHC shareholders present in person or by proxy to take action on the adjournment proposal. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of WHC common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of WHC common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting will be counted for purposes of establishing a quorum. Once a share of WHC common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of two-thirds of the outstanding shares of WHC common stock is required to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.

The adjournment proposal will be approved if the votes of WHC common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.

Each share of WHC common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote

Voting in Person. You can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. Please do not send in your stock certificates with your proxy card. You will receive a separate letter of transmittal and instructions on how to surrender your WHC stock certificates for the merger consideration, if the merger is completed.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. You can revoke your proxy by:

●	submitting another valid proxy card bearing a later date;

●	attending the special meeting and voting your shares in person; or

●	delivering prior to the special meeting a written notice of revocation to WHC’s Corporate Secretary at the following address: 111 3rd Avenue S, Wolf Point, Montana 59201.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. Your last vote will be the vote that is counted.

Shares Subject to Company Shareholder Support Agreements; Shares Held by Directors and Executive Officers

A total of 1,545 shares of WHC common stock, representing approximately 70.0% of the outstanding shares of WHC common stock entitled to vote at the special meeting are subject to company shareholder support agreements between Eagle and each of WHC’s directors and executive officers. Pursuant to these company shareholder support agreement, each such director and executive officer has agreed to vote (or cause to be voted) his or her shares of WHC common stock beneficially owned at any meeting of WHC shareholders, however called, or any adjournment or postponement thereof in favor of the approval of the merger agreement:

●	in favor of the approval of the merger agreement;

●

against any acquisition proposal, without regard to any recommendation to the shareholders of WHC by the board of directors of WHC concerning such acquisition proposal, and without regard to the terms of such acquisition proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the merger agreement;

●

against any agreement, amendment of any agreement, or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the merger agreement; and

●

against any action, agreement, transaction, or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of WHC in the merger agreement.

Each director and executive officer who is party to a company shareholder support agreement has agreed not to sell or otherwise transfer any shares of WHC common stock until the expiration time of the merger agreement subject to certain exceptions for estate planning purposes.

Through the company shareholder support agreement, each director and executive officer party has waived any rights to dissent from the merger that such shareholder may have under applicable law.

Each director and executive officer party to a company shareholder support agreement has also agreed to “no-shop” provisions and must use his or her reasonable best efforts to cause his or her affiliates and each of their respective officers, directors, employees and representatives to comply with the no-shop provisions applicable to WHC in the merger agreement.

The foregoing summary of the company shareholder support agreements entered into by WHC’s directors and executive officers, does not purport to be complete, and is qualified in its entirety by reference to the form of company shareholder support agreement attached as Exhibit A to the merger agreement, which is attached as Appendix A to this document.

For more information about the beneficial ownership of WHC common stock by certain shareholders, see “Beneficial Ownership of WHC Common Stock by Management and Principal Shareholders of WHC.”

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the WHC board of directors. WHC will bear the entire cost of soliciting proxies from you. WHC may use its directors, officers and employees, who will not be specially compensated, to solicit proxies from WHC shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the Meeting

All holders of WHC common stock are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Cathy Wanderaas, Corporate Secretary of WHC, at (406) 653-5500.

INFORMATION ABOUT THE COMPANIES

Eagle Bancorp Montana, Inc.

Eagle is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is incorporated under the state laws of Delaware. Eagle is the holding company for Opportunity Bank, a Montana-chartered state member bank headquartered in Helena, Montana.

The principal business of Eagle is to provide, through Opportunity Bank, commercial banking, retail banking and other banking services to individual, corporate and agricultural customers. Traditional banking activities are conducted entirely within the state of Montana and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties, agricultural loans and accepting consumer, commercial and municipal deposits. These products and services are delivered through a variety of channels including Opportunity Bank’s 22 full-service branches, the Internet and mobile applications.

At June 30, 2019, Eagle had total consolidated assets of $1,007.7 million, loans of $752.4 million, deposits of $748.4 million and stockholders’ equity of $115.7 million.

The address of Eagle’s principal executive offices is 1400 Prospect Avenue, Helena, Montana 59601, and its telephone number is (406) 442-3080. For additional information about Eagle, see “Where You Can Find More Information” beginning on page i.

Western Holding Company of Wolf Point

WHC is a bank holding company registered under the BHC Act and is incorporated under the state laws of Montana. WHC is the holding company for Western Bank, a Montana-chartered state member bank headquartered in Wolf Point, Montana.

Western Bank offers a line of commercial, small business, agricultural and consumer banking products and services to customers in eastern Montana. Western Bank maintains one branch office located in Wolf Point, Montana.

At June 30, 2019, WHC had total assets of $101.7 million, loans of $40.6 million, deposits of $77.4 million and stockholders’ equity of $11.3 million.

The address of WHC’s principal executive offices is 111 3rd Avenue S, Wolf Point, Montana 59201, and its telephone number is (406) 653-5500. For additional information about WHC, see “Business of Western Holding Company of Wolf Point” beginning on page 74.

PROPOSAL 1: THE MERGER

Background of the Merger

As part of their ongoing consideration and evaluation of Eagle’s long-term prospects and strategies, Eagle’s board of directors and senior management regularly review and assess its business strategies and objectives. With the goal of enhancing long term value for Eagle shareholders, Eagle’s board of directors and senior management have considered various strategic opportunities, including mergers and acquisitions. Over the past couple of years, Eagle’s board of directors discussed the Montana banking market and acquisition opportunities generally and identified potential acquisition opportunities in the near term, based on conversations between Eagle’s President and CEO, Peter J. Johnson, and other bank CEOs in the state. In November 2016, Eagle engaged Panoramic Capital Advisors, Inc. (“Panoramic Capital”) as a consultant to assist Eagle with its M&A activities.

From time to time, the board of directors of WHC has engaged in reviews and discussions of WHC’s long-term strategies and objectives, considering ways in which the company might enhance shareholder value and performance in light of competitive and other relevant factors. Generally, these reviews have centered on strategies to improve WHC’s existing operations or to pursue opportunities in new markets or lines of business. Often these assessments included discussions and analyses of potential merger transactions as a means to enhance or improve shareholder value.

Beginning in March 2019, Duane Kurokawa, WHC’s President, and Peter J. Johnson engaged in discussions regarding a possible combination of WHC and Eagle. Johnson and Kurokawa initially met in Nashville, Tennessee during the week of March 18, 2019. After this meeting and follow up discussions, WHC and Eagle entered into a non-disclosure agreement on April 1, 2019. Eagle then requested additional information from WHC and began preparing an indication of interest.

Eagle instructed Panoramic Capital and Nixon Peabody LLP, counsel to Eagle (“Nixon Peabody”), to prepare an initial letter of interest that was delivered to the WHC management team on April 23, 2019 for consideration by the WHC board of directors. During the period from April 25, 2019 through May 15, 2019, there were a series of discussions among Kurokawa and Johnson related to pricing and other items in the Eagle letter of interest.

At its April 29, 2019 meeting, WHC’s board of directors thoroughly reviewed the initial letter of interest from Eagle and resolved to further investigate the proposal from Eagle and its impact on WHC shareholders. The final non-binding letter of interest was delivered by Eagle’s President and CEO Johnson to WHC on May 16, 2019, which was accepted by WHC’s President Kurokawa on the same day. The letter of interest contemplated an aggregate consideration range of $13 million to $14 million, based on a 70/30 stock and cash combination, or an aggregate consideration range of $12.5 million to $13.5 million based on a 50/50 stock and cash combination, which would be finalized after due diligence and confirmed in the definitive merger agreement.

Eagle began its diligence review, including credit due diligence, of WHC in late May 2019. Based on discussions between the parties, an electronic data room was opened for Eagle and its advisors to review diligence documents, and WHC’s responses to diligence questions. Upon the conclusion of its preliminary review of WHC’s loan portfolio, representatives of Eagle communicated its continued interest in a strategic business combination. The parties continued to negotiate the principal terms of the transaction.

On June 18, 2019, Nixon Peabody circulated an initial draft of the merger agreement, based on the terms outlined in the letter of interest and certain revised terms agreed to by the parties, to Ballard Spahr LLP (“Ballard”), counsel to WHC, and the parties began negotiations of the terms of the agreement.

From July 4, 2019 to August 7, 2019, Eagle and its representatives continued negotiations with WHC and its representatives with respect to the terms of the potential transaction and the draft merger agreement and related documents. The issues raised in these negotiations included the respective representations and warranties of the parties, respective covenants of the parties pending closing of the transaction and termination fees payable in certain circumstances. Representatives of Eagle had multiple telephonic conference calls with representatives of WHC to negotiate the terms of the draft merger agreement and ancillary agreements.

On July 3, 2019, Ballard sent comments on the draft of the merger agreement to Nixon Peabody. On July 22, 2019, Nixon Peabody circulated a revised draft of the merger agreement. On July 30, 2019, Ballard and Nixon Peabody preliminarily reviewed and discussed issues relating to the terms of the merger agreement. On July 31, 2019, Ballard provided comments on the revised draft merger agreement. After completing its due diligence and taking into account shifts in market conditions since the letter of intent was signed, Eagle determined to set the valuation of WHC for the proposed merger at $13 million, and Peter Johnson and Duane Kurokawa discussed this valuation. Based upon these negotiations, the parties agreed upon a valuation of WHC of $13 million and merger consideration of a 50/50 stock and cash combination. On August 2, 2019, Nixon Peabody circulated a revised draft of the merger agreement and received comments from Ballard on August 6, 2019. Following various email exchanges among the parties on August 6, Nixon Peabody circulated a revised draft of the merger agreement to the working group on August 7, 2019, and Nixon Peabody and Ballard Spahr substantially finalized the merger agreement and related documents.

On June 4, 2019, management of WHC initiated discussions with Vining Sparks IBG, LP (“Vining Sparks”) to provide financial advice regarding the proposed merger with Eagle. On August 1, 2019, WHC formally engaged Vining Sparks.

On August 8, 2019, the boards of directors of WHC and WB held a joint meeting to consider the merger agreement and the transactions contemplated therein. WHC management and representatives of Vining Sparks summarized aspects of the merger agreement, the ancillary documents related to the merger agreement and the transactions contemplated therein. Representatives of Vining Sparks then provided a presentation regarding the fairness of the proposed merger consideration to the WHC shareholders from a financial point of view given the exchange ratio of $2,946.51 in cash and 179.4464 shares of Eagle common stock for each share of WHC common stock. The value of the cash and stock consideration was approximately $13 million and the stock consideration was based on the volume weighted average closing price of Eagle’s common stock over a period of 20 trading days. At the conclusion of the joint meeting, Vining Sparks delivered its oral opinion, which was confirmed by delivery of a written opinion dated August 8, 2019, to the WHC board of directors that, as of that date and based upon and subject to factors and assumptions set forth therein, the merger consideration to be received by the holders of WHC common stock was fair, from a financial point of view.

Following further discussion, the WHC board of directors unanimously (i) determined and declared that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of WHC and its shareholders, (ii) authorized, adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) recommended the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement to the WHC shareholders and (iv) resolved that the merger agreement be submitted to the WHC shareholders for adoption thereof.

On August 8, 2019, the boards of directors of Eagle and Opportunity Bank held joint meetings to review and consider the merger agreement and the transactions and agreements contemplated by it. The management team made a presentation relating to the strategic and financial considerations and rationale of the transaction. A representative of Panoramic Capital reviewed the principal terms of the proposed transaction and the financial impacts of the merger on Eagle and provided comparable transaction analysis for Montana and national bank mergers. Nixon Peabody reviewed for the directors the terms and conditions of the merger agreement, the merger and the various ancillary agreements to be signed in connection with the merger agreement, and engaged in discussions with the board members on such matters. After additional discussion and deliberation, the Eagle and Opportunity Bank boards of directors adopted and approved the draft merger agreement and the transactions and agreements contemplated by it and determined that the merger agreement and the transactions contemplated by it were in the best interests of Eagle and its shareholders.

The parties signed the merger agreement on August 8, 2019, and a press release announcing the transaction was issued on August 9, 2019, prior to the open of trading in Eagle common stock. A conference call to discuss the merger was held later in the morning of August 9, 2019.

WHC’s Reasons for the Merger and Recommendation of the WHC Board of Directors

After careful consideration, at its meeting on August 8, 2019, the WHC board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and bank merger, taken together, were fair to and in the best interests of the WHC shareholders. Accordingly, the WHC board of directors unanimously approved the merger agreement and the transactions contemplated thereby and recommended that the WHC shareholders vote “FOR” the merger proposal.

In reaching its decision to approve the merger and recommend the merger to WHC shareholders, WHC’s board of directors consulted with the WHC management, as well as WHC’s financial, legal, and accounting advisors, and considered a number of factors weighing in favor of the merger, including the following, which are not presented in order of priority:

●	WHC’s board of directors’ belief that the merger consideration to be received by WHC shareholders pursuant to the merger represented an attractive value for the shares of WHC common stock;

●

the WHC board of directors’ belief that a merger with Eagle would allow WHC shareholders to participate in the future performance of a combined company that would have better future prospects than WHC was likely to achieve on a stand-alone basis or through other strategic alternatives available to WHC;

●

Eagle’s business and financial condition, results of operations, earnings, prospects, stock price performance, and financial obligations, taking into account the results of WHC’s due diligence investigation of Eagle;

●

WHC’s business, historical, current and projected financial performance, the competitive operating environment, current management strengths, existing trends in the industry in which WHC operates, including the national and local economic conditions, the interest rate environment, regulatory environment, escalating technology demands, and the execution risks of continuing with WHC’s current strategy in light of the foregoing;

●

WHC shareholders will receive a portion of the merger consideration in cash and the merger was not subject to any financing contingency, which would provide certainty of value and liquidity to the WHC shareholders;

●

WHC shareholders will receive a portion of the merger consideration in shares of Eagle common stock, which will be registered with the SEC and listed on the Nasdaq Stock Market in connection with the merger, contrasted with the lack of liquidity and restrictions on transfer currently applicable to the WHC common stock;

●

the stock portion of the merger consideration is fixed so that if the market price of Eagle common stock is higher at the time of the closing of the merger, the economic value of the merger consideration to be received by WHC shareholders in exchange for their shares of WHC common stock will also be higher;

●

WHC shareholders will receive a portion of the merger consideration in shares of Eagle common stock, which will allow WHC shareholders who wish to participate in the future performance of the combined WHC and Eagle businesses and synergies resulting from the merger to do so, and, in particular, the following factors relating to the combination of the WHC and Eagle businesses:

●	the attractive locations of Eagle’s branches in Montana and the potential for expansion and diversification of WHC’s market footprint through the merger;

●	the merger may allow the combined company to compete more effectively through broader product offerings and a larger legal lending limit;

●	the common business vision and commitment to their respective customers, shareholders, employees and other constituencies shared by WHC’s and Eagle’s management teams;

●	WHC management’s expectations regarding cost synergies, earnings accretion and internal rate of return for the combined company;

●	the merger will position the combined company to sustain the positive loan and deposit origination trends experienced by WHC and Eagle in the combined company markets;

●

the merger of WHC with Eagle as a larger bank holding company would provide the combined company with the opportunity to realize economies of scale, increase efficiencies of operations, and enhance the development of new products and services;

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the expanded possibilities, including organic growth and to acquire, be acquired or combine with other third parties, that would be available to the combined company, given its larger size, asset base, capital and footprint; and

●	the likelihood of successful integration of WHC with Eagle, given Eagle’s history in other acquisition transactions.

●	the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions;

●

the financial terms of recent merger and acquisition transactions involving banks and bank holding companies, particularly in Montana, and a comparison of the financial metrics of such transactions with the terms of the proposed merger with Eagle;

●

the financial presentation of Vining Sparks, WHC’s financial advisor, to the WHC board of directors on August 8, 2019 and the oral opinion of Vining Sparks delivered to WHC’s board of directors on August 8, 2019, which was confirmed by delivery of a written opinion dated August 8, 2019 to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Vining Sparks as set forth in its opinion, the consideration to be received in the proposed merger was fair, from a financial point of view, to the holders of WHC common stock, as more fully described in the section entitled “Proposal 1: The Merger – Opinion of WHC’s Financial Advisor” beginning on page 31 of this proxy statement/prospectus;

●	the fact that the merger is structured as a reorganization and the expected tax benefits to the WHC shareholders from the structure of the merger;

●

the fact that WHC may elect to declare and pay a special cash dividend to its shareholders prior to closing if WHC achieves a minimum adjusted tangible stockholders’ equity, which dividend would allow the shareholders to receive additional value in respect of their WHC common stock;

●	the fact that Eagle is required to pay WHC a termination fee of $200,000 if WHC terminates the merger agreement under certain circumstances; and

●

the financial and other terms of the merger agreement, including the ability of WHC’s board of directors, under certain circumstances, to withdraw, qualify, amend or modify its recommendation to WHC shareholders that they approve the merger agreement (subject to payment of a break-up fee).

After taking into account all of the factors set forth above, as well as others, the WHC board of directors concluded that the potential benefits of the merger to the WHC shareholders outweighed the potentially negative factors associated with the merger.

WHC’s board of directors also considered potential risks and uncertainties associated with the merger in connection with its deliberations, including, without limitation, the following:

●

the possibility that Eagle will not be able to achieve anticipated cost savings or successfully integrate WHC’s business, operations, and employees with those of Eagle and the risk that the anticipated benefits of the merger may not be realized in the expected time frame, if ever;

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the fact that a portion of the merger consideration consists of shares of Eagle common stock, provides less certainty of value to WHC shareholders compared to a transaction in which they would receive only cash consideration due to the potential for a decline in the value of Eagle common stock—whether before or after consummation of the merger—which would reduce the value of the stock portion of the consideration received by WHC shareholders;

●

the risk of potential delays in receiving necessary regulatory approvals, the risk that all conditions to the parties’ obligations to consummate the merger may not be satisfied, including as a result of factors outside either party’s control, and the risk that the merger may not be consummated, even if WHC shareholders approve the merger proposal;

●

the requirement that WHC conduct its business in the ordinary course and the restrictions on WHC’s conduct of its business during the pendency of the merger, which may delay or prevent WHC from undertaking business opportunities that may arise during the pendency of the merger, whether or not the merger is completed;

●	that under the merger agreement, subject to certain exceptions, WHC cannot solicit competing acquisition proposals;

●	the possibility that WHC will have to pay a $560,000 break-up fee to Eagle if the merger agreement is terminated under certain circumstances;

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the possibility WHC will be required to pay Eagle a termination fee of $200,000 if Eagle terminates the merger agreement under certain circumstances and is not otherwise required to pay the break-up fee to Eagle;

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the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger, which could disrupt WHC’s business operations;

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the potential harm that the announcement and pendency of the merger, or the failure to complete the merger, may cause to WHC’s relationships with its customers and employees, including making it more difficult to attract and retain personnel and the possible loss of personnel; and

●

that WHC’s directors and executive officers have financial interests in the merger that are different from, or in addition to, their interests as WHC shareholders, which are further described in the section of this proxy statement/prospectus entitled “Proposal 1: The Merger - Interests of WHC Directors and Executive Officers in the Merger.”

In considering the recommendation of the WHC board of directors, you should be aware that certain directors and officers of WHC may have interests in the merger that are different from, or in addition to, interests of WHC shareholders generally and may create potential conflicts of interest. The WHC board of directors was aware of these interests and considered them when evaluating and negotiation the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to WHC shareholders that they vote in favor of the proposal to approve the merger agreement. See “Proposal 1: The Merger - Interests of WHC Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors and risks considered by WHC’s board of directors is not exhaustive, but includes the material factors and risks considered by the board of directors. In view of the wide variety of factors and risks considered by WHC’s board of directors in connection with its evaluation of the merger and the complexity of those matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors and risks described above, individual members of WHC’s board of directors may have given different priority to different factors.

WHC’s entry into the Merger Agreement was unanimously approved by WHC’s board of directors on August 8, 2019 and WHC’s board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Each of the directors of WHC has entered into a support agreement with Eagle, pursuant to which they have agreed to vote in favor of the merger proposal and the other proposals to be voted on at the WHC special meeting. The support agreements are discussed in more detail in the section entitled “Information About the WHC Special Meeting – Shares Subject to Company Shareholder Support Agreements; Shares Held by Directors and Executive Officers” beginning on page 23 of this proxy statement/prospectus.

Eagle’s Reasons for the Merger

As a part of Eagle’s growth strategy, Eagle routinely evaluates opportunities to acquire financial institutions. The acquisition of WHC is consistent with Eagle’s expansion strategy. Eagle’s board of directors, senior management and other officers of Opportunity Bank reviewed the business, financial condition, results of operations and prospects for WHC, the market condition of the market area in which WHC conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Eagle believes that the merger will provide opportunities for future growth and provide the potential to realize cost savings. Eagle’s board of directors also considered the financial condition and valuation for both WHC and Eagle as well as the financial and other effects the merger would have on Eagle’s shareholders and stakeholders. The board considered the fact that the acquisition is expected to be accretive, Opportunity Bank’s ability to leverage the agricultural lending expertise it has recently acquired, Western Bank’s highly liquid balance sheet, and that it is a low-risk alternative to de novo expansion into eastern Montana. In addition, the board of directors also considered the analysis and presentations from its outside financial advisor, Panoramic Capital.

While management of Eagle believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Eagle has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Eagle board did not find it useful to, and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Eagle board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Eagle’s management.

Opinion of WHC’s Financial Advisor

WHC’s board of directors retained Vining Sparks to render financial advisory and investment banking services. Vining Sparks is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with WHC and its business. As part of its investment banking business, Vining Sparks is regularly engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

On August 8, 2019, Vining Sparks delivered its opinion to WHC that the merger consideration to be received by WHC common shareholders in the proposed transaction is fair, from a financial point of view, to WHC’s common shareholders. The full text of Vining Sparks’ opinion is attached as Appendix B to this proxy statement/prospectus and should be read in its entirety.

Vining Sparks’ opinion was directed to WHC’s board of directors and is limited to the fairness, from a financial point of view, of the consideration to be received by WHC common shareholders in the proposed transaction. It did not address WHC’s underlying business decision to proceed with the proposed transaction or constitute a recommendation to the WHC board of directors as to how it should vote on the merger and does not constitute a recommendation to any holder of WHC common stock as to how such shareholder should vote in connection with the merger.

Vining Sparks’ opinion was reviewed and approved by Vining Sparks’ Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

For purposes of Vining Sparks’ opinion and in connection with its review of the proposed transaction, Vining Sparks has, among other things:

●	reviewed the terms of the merger agreement made available to Vining Sparks;

●

reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of WHC and Eagle, including those included in their respective annual reports for the past two years and their respective quarterly reports for the past two years;

●	reviewed publicly available consensus “street estimates” of Eagle earnings for 2019 and 2020 and reviewed publicly available research reports;

●

reviewed certain financial forecasts and projections of WHC, prepared by WHC management, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger discussed with WHC management;

●	held discussions with senior management of WHC concerning the past and current results of operations of WHC, its current financial condition and management’s opinion of its future prospects;

●	reviewed reported market prices and historical trading activity of Eagle common stock and reviewed the trading collar for Eagle as defined in Section 7.01 of the merger agreement;

●

reviewed certain aspects of the financial performance of Eagle and compared such financial performance of Eagle, together with stock market data relating to Eagle common stock, with similar data available for certain other financial institutions the securities of which are publicly traded;

●	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Vining Sparks deemed to be relevant;

●	reviewed the potential pro forma financial impact of the merger on WHC; and

●	reviewed such other information, financial studies, analyses and investigations, as Vining Sparks considered appropriate under the circumstances.

In conducting its review and arriving at its opinion, Vining Sparks has assumed and relied, without independent verification, upon the accuracy and completeness of all the financial and other information that has been provided to it by WHC and Eagle, and their respective representatives, and of the publicly available information that was reviewed by Vining Sparks. Vining Sparks is not an expert in the evaluation of the adequacy of allowances for loan losses and it did not independently verify the adequacy of such allowances. Vining Sparks assumed that the allowance for loan losses set forth in the financial statements of Eagle and WHC were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Vining Sparks did not conduct a physical inspection of any of the properties or facilities of WHC or Eagle, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of WHC or Eagle, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. Vining Sparks assumed that any projections provided by or approved by WHC were reasonably prepared and reflect the best currently available estimates and judgments of WHC management.

Vining Sparks’ opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date thereof, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Eagle or WHC could materially affect the assumptions used in preparing the opinion. Vining Sparks assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either WHC or Eagle since the date of the last financial statements of each entity that were made available to Vining Sparks. Vining Sparks assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by each party under such agreement and that the conditions precedent in the merger agreement are not waived.

In delivering its opinion to the board of directors of WHC, Vining Sparks prepared and delivered written materials containing various analyses and other information. The following is a summary of the material financial analyses performed by Vining Sparks in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Vining Sparks. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description. Vining Sparks believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. In its analyses, Vining Sparks made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of WHC, Eagle and Vining Sparks. Any estimates contained in Vining Sparks’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

Vining Sparks’ opinion was based on information available to Vining Sparks through the date of its opinion and conditions as they existed and could be evaluated on the date thereof. Vining Sparks reviewed the financial terms of the proposed transaction set forth in the merger agreement. As described in the merger agreement, each outstanding share of common stock of WHC will be converted into the right to receive (i) $2,946.51 in cash and (ii) 179.4464 shares of Eagle. For purposes of the financial analyses described below, based on a value of $16.42 per share for Eagle, the merger consideration represented an implied value of $5,893.02 per share of WHC. Based on 2,206 shares of WHC common stock outstanding, aggregate merger consideration would equal $13.0 million. Additionally, per the merger agreement, WHC’s adjusted tangible stockholders equity as of the last day of the month prior to the month in which the Effective Time is expected to occur shall be an amount not less than $10,000,000. WHC is allowed to incur permitted transaction expenses up to $800,000 and any excess may be paid as a special dividend to shareholders.

Selected Company Analysis - Eagle. Vining Sparks used publicly available information to compare selected financial information and stock pricing for Eagle with a selected group of financial institutions. The Eagle peer group consisted of publicly traded Montana, Idaho, North Dakota, South Dakota and Wyoming banking organizations with total assets between $125 million and $10 billion, excluding merger targets. While Vining Sparks believes that the companies listed below are similar to Eagle, none of these companies have the same composition, operations, size or financial profile as Eagle.

Company	Ticker	City	State
Alerus Financial Corporation	ALRS	Grand Forks	ND
BNCCORP, INC.	BNCC	Bismarck	ND
Coeur d'Alene Bancorp	CDAB	Coeur d'Alene	ID
Crazy Woman Creek Bancorp Inc.	CRZY	Buffalo	WY
Dacotah Banks, Inc.	DBIN	Aberdeen	SD
Idaho First Bank	IDFB	McCall	ID
Meta Financial Group, Inc.	CASH	Sioux Falls	SD
Security National Corporation	SNLC	Dakota Dunes	SD

To perform this analysis, Vining Sparks used financial information as of June 30, 2019, a price of $16.42 for Eagle (the 20-day volume weighted average closing price for Eagle) and pricing data for the peer group as of July 31, 2019 obtained from S&P Global Market Intelligence. The following table sets forth the comparative financial and market data:

		Peer Group
	Eagle	Low	Median	Mean	High
Total Assets (in millions)	$1,007.7	$126.2	$1,211.1	$1,722.2	$6,101.1
LTM Return on Average Assets	0.82%	0.35%	1.05%	0.96%	1.47%
LTM Return on Average Equity	7.35%	3.93%	9.27%	9.36%	14.17%
Equity/Assets	11.48%	8.30%	10.84%	10.97%	13.86%
Loans/Deposits	100.54%	52.92%	80.19%	79.44%	97.72%
Loan Loss Reserve/Gross Loans	1.00%	1.18%	1.51%	1.49%	2.03%
Nonperforming Assets/Assets	0.37%	0.07%	0.49%	0.70%	2.34%
Efficiency Ratio	74.73%	56.71%	73.41%	72.63%	86.46%
Price/Book Value Per Share	0.91x	0.76x	1.21x	1.17x	1.43x
Price/Tangible Book Value Per Share	1.09x	0.76x	1.22x	1.38x	2.57x
Price/LTM Earnings Per Share	13.1x	8.9x	13.8x	14.8x	26.8x

Stock Trading History. Vining Sparks reviewed the closing per share market prices and volumes for Eagle common stock on a daily basis from January 1, 2019 to July 26, 2019. Eagle is listed for trading on NASDAQ under the symbol “EBMT”. For the period between January 1, 2019 to July 26, 2019, the closing price of Eagle common stock ranged from a low of $15.53 to a high of $18.28. The closing price on July 26, 2019 was $16.85 per share. For the period between January 1, 2019 and July 26, 2019, the average daily trading volume for Eagle was 7,111 shares.

Analysis of Selected Financial Institution Transactions. Vining Sparks reviewed certain publicly available information regarding selected merger and acquisition transactions (which we refer to as the “comparable transactions”) announced from January 1, 2018 to July 31, 2019 involving U.S. financial institutions located in a rural area, with total assets under $300 million and a return on assets over 0.00%. The transactions included in the group are shown in the following chart. This data was obtained from S&P Global Market Intelligence.

Buyer	State	Seller	State
Chebelle Corporation	IA	Victor State Bank	IA
First US Bancshares, Inc.	AL	Peoples Bank	VA
Ames National Corporation	IA	Clarke County State Bank	IA
Century Next Financial Corp.	LA	Ashley Bancstock Company	AR
Emclaire Financial Corp	PA	Community First Bancorp, Inc.	PA
Southern Missouri Bancorp, Inc.	MO	Gideon Bancshares Company	MO
Citizens Community Bancorp, Inc.	WI	United Bank	WI
Platte Valley Financial Service Cos.	NE	American Bank of Sidney, Nebraska	NE
City Holding Company	WV	Farmers Deposit Bancorp, Inc.	KY
Geneva State Company	NE	First National Fairbury Corporation	NE
Geneva State Company	NE	Jefferson County Bancshares, Inc.	NE
Summit Financial Group, Inc.	WV	Peoples Bankshares, Inc.	WV
Eagle Bancorp Montana, Inc.	MT	Big Muddy Bancorp, Inc.	MT
BancorpSouth Bank	MS	Merchants Trust, Inc.	AL
Citizens Community Bancorp, Inc.	WI	F. & M. Bancorp of Tomah, Inc.	WI
Blue Ridge Bankshares, Inc.	VA	Virginia Community Bankshares	VA
Premier Financial Bancorp, Inc.	WV	First National Bank of Jackson	KY
Investar Holding Corporation	LA	Bank of York	AL

Vining Sparks reviewed the multiples of transaction value to book, transaction value to tangible book, transaction value to earnings, and tangible book premium to core deposits and calculated high, low, median and mean multiples for the comparable transactions. These ratios were compared with corresponding transaction ratios for the proposed merger based on the merger consideration of $5,893.02 per share for WHC common stock. The results of the analysis are set forth in the following table:

Transaction Multiples:	WHC Transaction	Comparable Transaction Low	Comparable Transaction Median	Comparable Transaction Mean	Comparable Transaction High
Transaction Value/Required Tangible Book Value	1.30x	0.78x	1.33x	1.35x	1.95x
Transaction Value/2018 Pre-Tax Earnings	13.53x	3.97x	10.63X	12.96x	41.05x
Transaction Value /Estimated 2019 Pre-Tax Earnings	13.68x	3.97x	10.63x	12.96x	41.05x
Tangible Premium/6/30/19 Core Deposits	4.02%	(5.35)%	5.64%	5.10%	11.56%

No company or transaction used as a comparison in the above analysis is identical to WHC or the proposed transaction. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of WHC and the companies included in the comparable transactions. The transaction multiples resulting from the merger consideration of $5,893.02 per share are within the range of multiples computed using the comparable transactions.

Present Value Analysis. Vining Sparks calculated the present value of theoretical future earnings of WHC and compared the transaction value to the calculated present value of WHC’s common stock on a stand-alone basis. Based on projected earnings for WHC of $950,000 in 2019, $1.1 million in 2020, $1.2 million in 2021, $1.3 million in 2022 and $1.4 million in 2023, discount rates ranging from 12% to 18%, and including a residual value, the stand-alone present value of WHC indicated an implied range of values per share of $3,435.07 to $5,831.00 as shown in the table below.

	Discount Rate
	18%	16%	14%	12%
Present Value (in thousands)	$7,578	$8,794	$10,457	$12,863
Present Value (per share)	$3,435.07	$3,986.59	$4,740.26	$5,831.00

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Vining Sparks estimated the net present value of the future streams of after-tax cash flow that WHC could produce to benefit a potential acquirer, referred to as dividendable net income, and added a terminal value. Based on projected earnings for WHC for 2019 through 2023 (indicated above), we assumed after-tax distributions to a potential acquirer such that its tier 1 leverage ratio would be maintained at 9.00%. The terminal value for WHC was calculated based on WHC’s projected 2023 equity and earnings, the median price to tangible book multiple and the median price to earnings multiple paid in the comparable transactions and utilized discount rate of 12%. This discounted cash flow analysis indicated implied values of $5,390.34 per share and $5,728.68 per share.

Pro Forma Merger Analysis. Vining Sparks performed pro forma merger analyses to calculate the financial implications of the merger to WHC common shareholders. This analysis assumes, among other things, the terms of the transaction as indicated above, that the merger closes at December 31, 2019 and cost savings and revenue enhancement opportunities of $1,000,000 annually in the years 2020 through 2023, which consists of cost saves of $538,000 or approximately 25% of WHC’s total overhead expense in 2018 and the remainder as revenue enhancements for Eagle’s ability to generate additional loans given its loan to deposit ratio equaled 100.54% at June 30, 2019 and WHC’s loan to deposit ratio equaled only 52.52%. This analysis utilized earnings estimates of $1.60 per share in 2019, $1.78 per share in 2020 and $1.96 per share in 2021 for Eagle and earnings estimates of $430.65 per share in 2019, $478.19 per share in 2020 and $526.01 in 2021 for WHC. This analysis indicated that the merger could be accretive to WHC’s projected earnings per share in 2020 and 2021.

In the two years prior to the issuance of this opinion, Vining Sparks engaged in securities and loan sales and trading activity with WHC and/or its subsidiary bank and with Eagle and/or its subsidiary bank for which Vining Sparks was paid an immaterial amount of commissions or other fees, which may include mark-ups on the purchase or sale of loans and securities. Pursuant to the terms of an engagement letter with WHC, Vining Sparks received a fee of $25,000 upon delivery of its opinion. Vining Sparks’ opinion fee is not contingent upon consummation of the proposed transaction. In addition, WHC has agreed to indemnify Vining Sparks against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

Certain Financial Forecasts of WHC

WHC does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates, the risk that they will prove incorrect and the inherent difficulty of accurately predicting financial performance for future periods. However, in connection with the merger, WHC’s management provided its financial advisor, Vining Sparks with certain nonpublic unaudited forecasted financial information regarding WHC, on a stand-alone basis, prepared by WHC’s management that was considered by Vining Sparks for the purpose of preparing its fairness opinion to WHC’s board of directors, as described in this proxy statement/prospectus under the heading “—Opinion of WHC’s Financial Advisor” beginning on page 31. This nonpublic unaudited forecasted financial information was prepared as part of WHC’s overall process of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forecasted financial information, published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this proxy statement/prospectus solely because such information was made available to Vining Sparks in connection with the preparation of its fairness opinion and analyses. The information included below does not comprise all of the forecasted financial information provided by WHC to Vining Sparks.

The financial forecasts set forth below were presented to the board of directors of WHC on August 8, 2019. Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of WHC management made at the time they were prepared, including based on management’s expectation of low interest rates and low-growth economic environment. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which WHC and Eagle operate, and the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statements About Forward-Looking Statements” beginning on pages 16 and 21, respectively, all of which are difficult to predict and many of which are outside the control of WHC and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the unaudited forecasted financial information below should not be regarded as an indication that WHC, Eagle, their respective boards of directors, or Vining Sparks considered, or now consider, these projections and forecasts to be a reliable predictor of future results or to be material information to any WHC shareholder particularly in light of the inherent risks and uncertainties associated with such projections and forecasts. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. In addition, this information represents WHC’s management’s evaluation at the time it was prepared of certain measures of WHC’s expected future financial performance on a standalone basis, based on certain assumptions regarding strategic investment expenses and without reference to the proposed merger or transaction-related costs or benefits. No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Eagle would operate the WHC business after the merger.

The financial forecasts summarized in this section were prepared by and are the responsibility of the management of WHC. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the forecasted financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the forecasted financial information. By including the forecasted financial information in this proxy statement/prospectus, neither Eagle nor WHC nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of WHC or Eagle compared to the information contained in or implied by the forecasted financial information. Neither WHC, Eagle nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the forecasted financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The forecasted financial information is not being included in this proxy statement/prospectus in order to induce any WHC shareholder to vote in favor of the merger proposal but is included solely for the purpose of providing WHC shareholders with access to certain nonpublic information that was made available to WHC’s financial advisor for the purposes of performing financial analyses regarding the proposed merger.

In light of the foregoing as well as the uncertainties inherent in any forecasted information, WHC shareholders are strongly cautioned not to place unwarranted reliance on such information.

The following table presents select unaudited forecasted financial information for the fiscal years ended December 31, 2019 through December 31, 2023 prepared by WHC’s management and considered by Vining Sparks for the purpose of preparing its fairness opinion to WHC’s board of directors, as described in this proxy statement/prospectus under the heading “—Opinion of WHC’s Financial Advisor” beginning on page 31.

	For the Year Ended
(in thousands)	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023
Net earnings	$950	$1,100	$1,200	$1,300	$1,400

Material U.S. Federal Income Tax Consequences of the Merger

The following section constitutes the opinion of Nixon Peabody as to the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of WHC common stock. These opinions and the following discussion are based on, and subject to, the Code, the treasury regulations promulgated under the Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations.

This summary only addresses the material U.S. federal income tax consequences of the merger to U.S. holders of WHC common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to WHC shareholders in light of their particular circumstances or to WHC shareholders subject to special treatment under U.S. federal income tax law, such as:

●	shareholders who are not U.S. holders;

●	pass-through entities or investors in pass-through entities;

●	financial institutions;

●	insurance companies;

●	tax-exempt organizations;

●	brokers, banks or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	persons whose functional currency is not the U.S. dollar;

●	persons who purchased or sell their shares of WHC common stock as part of a wash sale;

●	shareholders who hold their shares of WHC common stock as part of a hedge, straddle, constructive sale or conversion transaction;

●	regulated investment companies;

●	real estate investment trusts; and

●	shareholders who acquired their shares of WHC common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial holder of WHC common stock that is:

●	a citizen or resident of the U.S.; or

●	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions; or

●

a trust that: (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

●	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement that is taxed as a partnership for U.S. federal income tax purposes) holds WHC common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

The Merger

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Eagle’s and WHC’s obligation to complete the merger that they each receive an opinion from their respective counsel, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Nixon Peabody has delivered an opinion to Eagle, to the same effect as the opinions described above. These tax opinions will be based on representation letters provided by WHC and Eagle and which set forth customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. WHC and Eagle have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. Based on factual representations contained in the representation letters provided by WHC and Eagle, and which representations must continue to be true and accurate as of the effective time of the merger, in the opinion of Nixon Peabody, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The tax consequences of the merger to a U.S. holder of WHC common stock will generally depend upon the form of consideration such U.S. holder receives in the merger.

Tax Consequences to U.S. Holders. Subject to the discussions below relating to the potential recharacterization of gain as a dividend and the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges its WHC common stock for a combination of shares of Eagle common stock and cash:

•

will generally recognize capital gain (but not loss) equal to the lesser of  (i) the excess, if any, of the amount of cash plus the fair market value of the Eagle common stock received in the merger over the U.S. holder’s tax basis in the shares of WHC common stock surrendered in exchange therefor and (ii) the amount of cash received by the U.S. holder in the merger (other than cash received in lieu of a fractional share);

•

will generally have a tax basis in the Eagle common stock received equal to the tax basis of the WHC common stock surrendered in exchange therefor, increased by the amount of taxable gain, if any, recognized by the U.S. holder in the merger (other than with respect to cash received in lieu of a fractional share), and decreased by the amount of any cash received by the U.S. holder in the merger (other than cash received in lieu of a fractional share); and

•	will generally have a holding period for shares of Eagle common stock received in the merger that includes its holding period for its shares of WHC common stock surrendered in exchange therefor.

Such capital gain will generally be long-term capital gain if, as of the effective date of the merger, the holding period for such shares of WHC common stock is more than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates.

In the case of any U.S. holder that acquired different blocks of WHC common stock at different times and at different prices, any realized gain or loss generally will be determined separately for each identifiable block of shares exchanged in the merger. Such U.S. holder should consult the U.S. holder’s own tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of WHC shares.

Potential Recharacterization of Gain as a Dividend. Any gain recognized by a U.S. holder of WHC common stock in connection with the merger generally will be capital gain unless such U.S. holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will generally be treated as a dividend to the extent of such holder’s ratable share of WHC’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a U.S. holder’s receipt of cash in the merger has the effect of a distribution of a dividend, such U.S. holder will generally be treated as if it first exchanged all of its WHC common stock solely in exchange for Eagle common stock and then Eagle immediately redeemed a portion of that stock for the cash that such U.S. holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to a U.S. holder if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” in each case within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the U.S. holder’s deemed percentage stock ownership of Eagle following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Eagle that such U.S. holder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Eagle that such U.S. holder owned immediately after the deemed redemption, including shares deemed owned under the constructive ownership rules of the Code. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns, actually and constructively, a small number of shares in a publicly and widely held corporation and that exercises no control over such corporation’s corporate affairs would generally result in capital gain (as opposed to dividend) treatment.

The determination as to whether a U.S. holder will recognize a capital gain or dividend income as a result of the exchange of WHC common stock for Eagle common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge each U.S. holder to consult its own tax advisor with respect to any such determination.

Cash Instead of a Fractional Share. If you receive cash in the merger instead of a fractional share interest in Eagle common stock, you will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Except as described in the section entitled “Potential Recharacterization of Gain as a Dividend” above, this gain or loss will generally be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, you have held your shares of WHC common stock for more than one year.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to any cash payments made to a U.S. holder in connection with the merger, unless an exemption applies. Backup withholding (currently 24%) may be imposed on the above payments if a U.S. holder (1) fails to provide a taxpayer identification number or appropriate certificates or (2) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against its applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

A U.S. holder of WHC common stock who receives Eagle common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of WHC common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Eagle common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the WHC common stock surrendered and the fair market value of Eagle common stock received in the merger. A “significant holder” is a holder of WHC common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of WHC or securities of WHC with a basis for U.S. federal income tax purposes of at least $1 million.

The preceding discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including any state, local or foreign and other tax laws and of changes in those laws.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting pursuant to U.S. GAAP. Eagle will be treated as the acquiror. Under the acquisition method of accounting, WHC’s assets and liabilities will be recorded in Eagle’s consolidated financial statements at their respective fair values as of the date of completion of the merger. Financial statements of Eagle issued after the merger will reflect these values but will not be restated retroactively to reflect the historical financial position or results of operations of WHC before the merger date.

Regulatory Approvals

Completion of the merger and the bank merger are subject to the receipt of all approvals and consents required to complete the transactions contemplated by the merger agreement from (i) the Federal Reserve Board, (ii) the Montana Division of Banking and Financial Institutions, and (iii) any other regulatory approval, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Eagle, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a materially burdensome regulatory condition. Notifications regarding, and/or applications requesting approval for, the transactions contemplated by the merger agreement may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. WHC and Eagle have agreed to use their commercially reasonable efforts to obtain as promptly as practicable all required regulatory approvals and consents. Eagle, WHC and/or their respective subsidiaries have filed applications and/or notifications to obtain these required regulatory approvals and consents or applicable waivers therefrom.

Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Eagle after the completion of the merger, or will contain a materially burdensome regulatory condition.

Board of Governors of the Federal Reserve System – The Merger

Eagle is a bank holding company as defined in the BHC Act. The primary regulator of Eagle is the Federal Reserve Board. Eagle has filed with the Federal Reserve a combined application and notification under Sections 3, 4(c)(8) and 4(j) of the BHC Act for the transactions contemplated by the merger agreement. In considering the approval of the merger, the Federal Reserve Board is required by the BHC Act to review, with respect to Eagle and the companies and insured depository institution to be acquired: (1) the effect of the proposal on competition, (2) the financial condition and future prospects of the combined company and the banks concerned and the managerial resources, including the competence, experience, and integrity of the officers, directors and principal stockholders of Eagle, WHC and their subsidiary banks, (3) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977 and the regulations issued thereunder (which we refer to as the "CRA"), (4) the companies' effectiveness in combating money-laundering activities, (5) the banks' record of compliance with the CRA and (6) the risk to the stability of the United States banking or financial system presented by the merger and the related transactions.

In connection with its review of the application and notification, the Federal Reserve Board will provide an opportunity for public comment on the application and notification, and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate. Eagle filed its application and notification for approval of the merger with the Federal Reserve on October 4, 2019.

Board of Governors of the Federal Reserve System – The Bank Merger

In order to consummate the merger of Western Bank with and into Opportunity Bank, Opportunity Bank must receive the approval of the Federal Reserve under Section 18(c) of the Federal Deposit Insurance Act (which we refer to as the "Bank Merger Act"). In considering an application under the Bank Merger Act, the Federal Reserve reviews certain factors, including: (i) the competitive impact of the transaction, (ii) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (iii) the convenience and needs of the communities to be served, (iv) the depository institutions' effectiveness in combating money-laundering activities, (v) the risk to the stability of the United States banking and financial system and (vi) the records of performance of the relevant insured depository institutions under the CRA.

Furthermore, the Bank Merger Act and Federal Reserve regulations require published notice of, and the opportunity for public comment on, the application to the Federal Reserve, and authorize the Federal Reserve to hold a public hearing or meeting if the Federal Reserve determines that a hearing or meeting would be appropriate. The Federal Reserve takes into account the views of third-party commenters, particularly on the subject of the merging parties' CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve frequently receives protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve.

Opportunity Bank's establishment and operation of a branch at Western Bank's existing branch location is also subject to approval by the Federal Reserve. Opportunity Bank filed its application for approval of the bank merger with the Federal Reserve on October 4, 2019.

Montana Division of Banking and Financial Institutions

Completion of the bank merger is subject to the approval of the Montana Division of Banking and Financial Institutions (which we refer to as the "Montana Division") pursuant to the Banking Law of the State of Montana. The Montana Division requires a 30-day public comment period on a merger application and may consider any comments received and other factors in considering the merger. Opportunity Bank filed an application regarding the bank merger pursuant to the Banking Law of the State of Montana, with the Montana Commissioner on October 4, 2019.

Eagle and WHC believe that the merger and the bank merger should not raise substantial antitrust or other significant regulatory concerns and that Eagle will be able to obtain all requisite regulatory approvals in a timely manner. However, there can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, as to the timing of any such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be likely to have a material adverse effect on Eagle and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.

Dissenters’ Rights for WHC Shareholders

Holders of WHC common stock as of the record date are entitled to dissenters’ rights under the MBCA. Pursuant to Section 35-1-827 of the MBCA, a WHC shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of WHC common stock. Pursuant to Section 35-1-830, any WHC shareholder who desires to assert dissenters’ rights must deliver notice of such intention to WHC before the date of the special meeting to vote on the proposal to approve the merger agreement. Under the terms of the merger agreement, if holders of 5% or more of the outstanding shares of WHC common stock validly exercise their dissenters’ rights, then Eagle will not be obligated to complete the merger.

In order to exercise dissenters’ rights, a dissenting WHC shareholder must strictly comply with the statutory procedures of Sections 35-1-826 through 35-1-839 of the MBCA. A copy of the full text of those Sections is included as Appendix C to this proxy statement/prospectus. WHC shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Failure to adhere strictly to the requirements of Montana law in any regard will cause a forfeiture of any dissenters’ rights.

Certain WHC shareholders are subject to company shareholder support agreements, dated as of August 8, 2019, by which such WHC shareholders have agreed to waive all dissenters’ rights, appraisal rights and similar rights in connection with the merger.

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF MONTANA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of Eagle Following the Merger

The members of the board of directors of Eagle and Opportunity Bank immediately prior to the effective time of the merger will be the directors of the surviving companies. Directors will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Pursuant to the merger agreement, Opportunity Bank has agreed to establish an advisory board, at or promptly following the effective time of the merger, to assist with retaining Western Bank customers, developing new business and representing the combined bank positively in the communities served by Western Bank. R.J. Doornek and Duane Kurokawa will be appointed to the newly created advisory board of Opportunity Bank. While Opportunity Bank intends to maintain the advisory board for approximately three (3) years, it will consider the composition, compensation and need for the advisory board after the completion of each one-year term.

The executive officers of Eagle and Opportunity Bank immediately prior to the effective time of the merger will be the executive officers of the surviving companies and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Information regarding the executive officers and directors of Eagle is contained in documents filed by Eagle with the SEC and incorporated by reference into this proxy statement/prospectus, including Eagle’s Annual Report on Form 10-K for the year ended December 31, 2018 and its definitive proxy statement on Schedule 14A for its 2019 annual meeting, filed with the SEC on March 12, 2019. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Interests of WHC Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of WHC will receive the same merger consideration for their WHC shares as the other WHC shareholders. In considering the recommendation of the WHC board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of WHC may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of WHC shareholders generally. The WHC board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that WHC shareholders vote in favor of approving the merger agreement. For a more complete description of WHC’s reasons for the merger and the recommendations of the WHC board of directors, please see the section entitled “Proposal 1: The Merger – Background of the Merger” and “Proposal 1: The Merger – WHC’s Reasons for the Merger and Recommendations of the WHC Board of Directors” beginning on pages 26, and 28, respectively of this proxy statement/prospectus. WHC’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below.

Director Restrictive Covenant Agreement; Claims Letters

Each member of the WHC and Western Bank boards of directors have entered into a restrictive covenant agreement, covering a two-year period commencing with the effective time of the merger, with Eagle in the form attached as Exhibit E to the merger agreement attached as Appendix A to this document. However, directors would be permitted to serve on other bank boards within the restricted territory after the first anniversary of the restrictive covenant agreement. In addition, each of the members of the WHC and Western Bank boards of directors have entered into a claims letter in the form attached as Exhibit D to the merger agreement attached as Appendix A to this proxy statement/prospectus, by which they have agreed to release certain claims against WHC, effective as of the effective time of the merger.

Indemnification and Insurance

As described under “The Merger Agreement —Indemnification and Directors’ and Officers’ Insurance” beginning on page 54 of this proxy statement/prospectus, for a period of six years from and after the effective time of the merger, Eagle will indemnify and defend the present and former directors and officers of WHC and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by WHC’s articles of incorporation and bylaws in effect as of the date of the merger agreement and under applicable law. Eagle also has agreed, for a period of six years after the effective time of the merger, to provide coverage to present and former directors and officers of WHC pursuant to WHC’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by WHC. In no event shall Eagle be required to expend for the tail insurance a premium amount in excess of 250% of the annual premiums paid by WHC for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

Split Dollar Arrangements and Salary Continuation Agreements

Western Bank purchased insurance policies on the life of each of R.J. Doornek, Duane Kurokawa, Cathy Wanderaas and Jerald Petersen (collectively, the “Policies”). The amount of the life insurance benefits and the distribution provisions and other terms of such Policies are set forth in a Split-Dollar Agreement executed by each executive officer, the terms of which are described below, and each of which will be assumed by Opportunity Bank as a result of the merger.

Each Split-Dollar Agreement provides that, at the Eligibility Age (as set forth in each respective agreement), the executive can designate a beneficiary of the death benefit. The death benefit amount for Messrs. Doornek, Kurokawa, Petersen and Ms. Wanderaas are $150,000, $150,000, $50,000 and $50,000, respectively. Upon the death of the respective executive officer, his or her beneficiaries will be entitled to receive the death benefit. The Split Dollar Agreement includes an option to purchase whereby Western Bank cannot sell, surrender, or transfer ownership of the policy while the arrangement is in effect without first giving the executive the option to purchase the policy. The Split Dollar Agreement automatically terminates upon the executive’s termination of employment prior to the Eligibility Age. Western Bank is entitled to any death proceeds payable under the Policies that remain after payment to the executive officer’s beneficiaries. Western Bank and the executive officer’s beneficiaries share pro rata in any interest due on the death proceeds of the Policies, based on the amount of proceeds due each person, excluding any such interest.

Messrs. Doornek, Kurokawa, Petersen and Ms. Wanderaas previously entered into salary continuation agreements (which we refer to as the “SCAs”) with Western Bank, each of which will be assumed by Opportunity Bank as a result of the merger. The SCAs pay a benefit upon retirement, disability, early termination, or death. The benefit amount varies based on the termination event. The SCAs all promise to pay the normal retirement annual benefit (as set forth in each respective agreement) in 12 equal monthly installments for a period of 20 years. The agreements allow the executive to name a beneficiary for the payments. In the event the executive dies prior to the completion of 20 years of payments, the beneficiary will receive all remaining payments.

Upon an early termination, Western Bank is required to pay a fixed annuity which is payable in 20 annual equal installments. Upon a termination due to disability, Western Bank is required to pay the executive’s actual benefit accrual at the time of termination in a lump sum. If the executive dies while employed by Western Bank, Western Bank is required to pay to the executive’s beneficiary the normal retirement annual benefit in 12 equal monthly installments over a period of 20 years.

Upon a “change of control,” defined as the transfer of shares of Western Bank’s voting stock such that one entity or one person acquires more than 50% of Western Bank’s outstanding voting common stock followed within 12 months by the executive’s termination of employment for reasons other than death, disability, or retirement, executive is entitled to a benefit equal to the actual benefit accrual payable in a lump sum.

The SCAs include a non-competition provision whereby the executive will not receive his or her benefit if the executive engages in, becomes interested in, directly or indirectly (without the prior written consent of Western Bank) as a sole proprietor, a partner, substantial shareholder, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee, any enterprise conducted in a 50 mile radius of Western Bank that is competitive with the business of Western Bank. The non-competition provision is not applicable following a change of control.

Advisory Board

As described above, Opportunity Bank has agreed to establish an advisory board, at or promptly following the effective time of the merger, and R.J. Doornek and Duane Kurokawa will be appointed to the newly created advisory board. Members of the advisory board, including Messrs. Doornek and Kurokawa, will receive an annual retainer of $1,200.

PROPOSAL 2: ADJOURNMENT OF THE WHC SPECIAL MEETING

WHC shareholders are being asked to approve the adjournment proposal.

If this adjournment proposal is approved, the WHC special meeting could be adjourned to any date if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. If the adjournment proposal is approved, we may also adjourn the meeting and use the additional time to solicit proxies from WHC shareholders that have previously returned proxies voting against the merger proposal and seek to convince the holders of those WHC shares to change their votes to votes in favor of the merger proposal.

If the WHC special meeting is adjourned, WHC shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares of WHC common stock will be voted in favor of the adjournment proposal.

We do not anticipate calling a vote on the adjournment proposal if the merger proposal is approved by the requisite number of WHC shares of common stock at the special meeting.

The adjournment proposal will be approved if the votes of WHC common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal.

THE WHC BOARD OF DIRECTORS RECOMMENDS THAT WHC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger and the Bank Merger

The boards of directors of Eagle and WHC have each unanimously approved and adopted the merger agreement, which provides for the merger of WHC with and into Eagle, with Eagle as the surviving company in the merger.

The merger agreement also provides that immediately after the effective time of the merger, Western Bank, a Montana state bank and wholly-owned subsidiary of WHC, will merge with and into Opportunity Bank, a Montana state bank and wholly owned subsidiary of Eagle, with Opportunity Bank as the surviving bank of such merger. The terms and conditions of the merger of Western Bank and Opportunity Bank are set forth in a separate plan of merger and merger agreement (referred to as the “plan of bank merger”), the form of which is attached as Exhibit C to the merger agreement, included as Appendix A to this proxy statement/prospectus. We refer to the merger of Western Bank and Opportunity Bank as the “bank merger.”

Closing and Effective Time of the Merger

Unless both Eagle and WHC otherwise agree, the closing of the merger will take place at 10:00 a.m., Mountain time, on a date which shall be no later than five business days after all the conditions to the closing (other than conditions to be satisfied at the closing, which shall be satisfied or waived at the closing) have been satisfied or waived in accordance with the terms of the merger agreement, unless another date or time is agreed to by Eagle and WHC. Eagle will file articles of merger with the Secretary of State of the State of Montana and a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at such time as the articles of merger and certificate of merger are filed or such other time as may be specified in the articles of merger and certificate of merger.

We currently expect that the merger will be completed in the fourth quarter of 2019, subject to the approval of the merger agreement by WHC shareholders, certain bank regulators and other conditions. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Eagle and WHC will complete the merger. See “The Merger Agreement – Conditions to Completion of the Merger” on page 59 of this proxy statement/prospectus.

Merger Consideration

Under the terms of the merger agreement, each share of WHC common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by WHC, Eagle and their wholly-owned subsidiaries and dissenting shares described below) will be automatically converted into the right to receive (i) 179.4464 shares of Eagle common stock (which we refer to as the “per share stock consideration”) and (ii) $2,946.51 in cash (which we refer to as the “per share cash consideration,” together with the per share stock consideration, the “merger consideration”).

No fractional shares of Eagle common stock will be issued in connection with the merger. Instead, Eagle will make to each WHC shareholder who would otherwise receive a fractional share of Eagle common stock a cash payment, without interest and rounded to the nearest whole cent, equal to: (i) the fractional share amount multiplied by (ii) the average daily volume weighted average price of Eagle common stock on the Nasdaq Global Market for the 20 trading days preceding the fifth trading day immediately preceding the closing date.

In order to avoid termination of the merger agreement, the merger consideration may be adjusted in certain circumstances based on whether Eagle common stock is trading either higher or lower than prices specified in the merger agreement immediately prior to the closing of the merger. If the “average closing price” (determined over a 20 trading day period prior to the determination date, as defined in the merger agreement) of Eagle’s common stock exceeds $20.41 per share and Eagle’s stock outperforms the Nasdaq Bank Index by more than 15%, Eagle may terminate the merger agreement, or elect to reduce the per share stock consideration, provided, however, that Eagle may not adjust the per share stock consideration in a manner that would result in the aggregate shares of Eagle common stock to be issued in the merger being less than 356,272 shares.

Conversely, if the “average closing price” is less than $15.09 per share and Eagle’s stock has also underperformed the Nasdaq Bank Index by more than 15%, WHC may terminate the merger agreement, unless Eagle elects to increase the per share stock consideration. See “Proposal 1: The Merger – Termination.”

All shares of Eagle common stock received by WHC shareholders in the merger will be freely tradable, except that shares of Eagle common stock received by persons who become affiliates of Eagle for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

A WHC shareholder has the right to dissent from the merger and obtain the fair value of his or her shares of WHC common stock in lieu of receiving the merger consideration by strictly following the dissenters’ rights procedures under the MBCA. Shares of WHC common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the dissenters’ rights procedures under the MBCA are referred to as “dissenting shares.” See “Proposal 1: The Merger – Dissenters’ Rights for WHC Shareholders” and Appendix C – Provisions of Montana Business Corporation Act relating to Dissenters’ Rights on pages 43 and C-1, respectively.

If Eagle or any company belonging in the Nasdaq Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the merger agreement and the relevant determination date, the prices for and amount of shares of Eagle common stock or the common stock of such other company, as the case may be, will be appropriately adjusted for the purposes of calculating the adjustments described above.

Based upon the closing sale price of the Eagle common stock on the Nasdaq Global Market of ____ on _________, 2019, the last practicable trading date prior to the printing of this proxy statement/prospectus, the aggregate value of the stock merger consideration was approximately $_____ and the aggregate value of the merger consideration was approximately $_____.

The value of the shares of Eagle common stock to be issued to WHC shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Eagle common stock. See “Risk Factors – Because the sale price of the Eagle common stock will fluctuate, you cannot be sure of the value of the per share stock consideration that you will receive in the merger until the closing.”

Exchange Procedures

Eagle has appointed as the exchange agent under the merger agreement its transfer agent, Computershare Inc. The merger agreement requires Eagle to cause the exchange agent as promptly as practicable after the effective time but in no event later than five business days after the closing date, to mail or otherwise deliver transmittal materials, which will include instructions to effect the surrender of certificates, to each holder of WHC common stock. Upon surrender to the exchange agent of its certificates representing outstanding shares of WHC common stock, a WHC shareholder will be entitled to receive the merger consideration and any cash in lieu of a fractional share or Eagle common stock to be issued.

Subject to law, following the surrender of any certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Eagle common stock issued, and cash in exchange for WHC common stock, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Eagle common stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to shares of Eagle common stock with a record date after the effective time of the merger and with a payment date subsequent to surrender.

After the effective time of the merger, there will be no registration of transfers on the stock transfer books of WHC of WHC common stock.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, WHC has agreed to certain restrictions on its activities until the effective time of the merger. WHC has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law, or with the prior written consent of Eagle, it will:

●	carry on its business, including the business of its subsidiary, in the ordinary course of business and in compliance in all material respects with all applicable laws;

●

operate in all material respects in the ordinary course of business in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact WHC’s equity capital;

●	use commercially reasonable efforts to preserve its business organizations and assets intact;

●	use commercially reasonable efforts to keep available the present services of the current officers and employees of WHC and its subsidiaries;

●	use commercially reasonable efforts to preserve the goodwill of its customers, employees, lessors and others with whom business relationships exist; and

●	use commercially reasonable efforts to continue diligent collection efforts with respect to delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

Until the effective time of the merger, Eagle has agreed to use commercially reasonable efforts to carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable laws. Eagle has also agreed not to (i) amend or propose to amend its certificate of incorporation or bylaws in a manner that would prohibit or hinder, impede or delay in any material respect the transactions contemplated by the merger agreement, (ii) take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or reasonably likely to (x) prevent, delay or impair Eagle’s ability to consummate the merger or the transactions contemplated by the merger agreement or (y) prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) agree to take, make any commitment to take or adopt any resolutions of its board of directors in support of any of the actions prohibited as described above.

Each of the Eagle and WHC have agreed to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated by the merger agreement as promptly as practicable.

WHC has also agreed that except as otherwise permitted by the merger agreement or required by applicable law, or with the prior written consent of Eagle (not to be unreasonably withheld or delayed) it will not:

●

issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any award or grant under any WHC stock plan or otherwise, or any other securities of WHC or its subsidiaries, or enter into any agreement with respect to any of the foregoing;

●

except as expressly permitted by the merger agreement, accelerate the vesting of any existing rights of WHC shareholders that would obligate WHC to issue or dispose of any of its capital stock or other ownership interests;

●	adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock;

●

make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) payments from Western Bank to WHC or from any subsidiary of Western Bank to Western Bank and (ii) a special dividend in the event that its adjusted tangible stockholders’ equity exceeds $10 million as of a certain date prior to closing of the merger;

●

enter into, establish, adopt, amend, terminate or renew any WHC benefit plan, or grant any salary, wage or fee increase, increase any employee benefit or grant or pay any incentive or bonus payments, adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, accelerate any rights or benefits under any WHC benefit plan (including accelerating the vesting of WHC option awards) or hire or terminate (other than for cause) any employee or other service provider with annual base salary, anticipated service fees or wages that is reasonably anticipated to exceed $100,000, except (i) normal increases in base salary to non-officer employees in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, (ii) as may be required by law, and (iii) to satisfy contractual obligations under the terms of WHC benefit plans as of the date of the merger agreement and certain bonus payments;

●

except as disclosed to Eagle, engage in certain transactions (other than compensation, business expense advancements, reimbursements in the ordinary course of business or as part of the terms of employment or service as a director and other than deposits held by Western Bank in the ordinary course of business consistent with past practice) with any director, officer or any of their immediate family members or any affiliates or associates of any of its officers or directors;

●

except in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed;

●	acquire all or any portion of the assets, debt, business, deposits or properties of any other entity or person with a value or purchase price in the aggregate in excess of $50,000;

●	except in the ordinary course of business or as disclosed to Eagle, make any capital expenditures exceeding $50,000 individually, or $100,000 in the aggregate;

●	amend or propose to amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;

●

revalue any of its or its subsidiaries’ assets or implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

●

enter into, amend, modify, terminate, extend or waive any material provision of any material contract, lease or insurance policy or make any change in any instrument or agreement governing the terms of any of its securities or enter into any material contract;

●

enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

●

change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority;

●

make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies;

●

make any changes in the mix, rates, terms or maturities of Western Bank’s deposits or other liabilities, except in a manner and pursuant to policies in the ordinary course of business and competitive factors in the market place;

●	open any new branch or deposit taking facility or close, relocate or materially renovate any existing branch or facility;

●

other than purchases of investment securities in the ordinary course of business, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

●

incur, modify, extend or renegotiate any indebtedness of WHC or Western Bank or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person (other than creation of deposit liabilities, purchases of federal funds, FHLB borrowings and sales of certificates of deposits in the ordinary course of business);

●

cancel, release or assign any indebtedness of any person or any claims against any person except pursuant to contracts currently in force and disclosed to Eagle or in the ordinary course of business, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

●

commit any act or omission which constitutes a breach or default by WHC or any of its subsidiaries under any agreement with any governmental authority or under any material contract or that could reasonably be expected to result in one of the conditions to the merger not being satisfied on the closing date;

●

take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) result in any of the conditions to the merger not being satisfied, except as may be required by applicable law, (ii) prevent, delay or impair WHC’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (iii) prevent the merger or bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

●	merge or consolidate WHC or any of its subsidiaries with any other person;

●	restructure, reorganize or completely or partially liquidate or dissolve WHC or any of its subsidiaries;

●

make any investment in any other person (either by purchase of stock or securities, contributions to capital, property transfers, or purchases of any property or assets), other than in the ordinary course of business;

●	transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property;

●

commence, settle or agree to settle any litigation claims, actions or proceedings, except in the ordinary course of business that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, WHC or its applicable subsidiary and (iii) would not create precedent for claims that are reasonably likely to be material to WHC or any of its subsidiaries, or, after the closing, Eagle or any of its subsidiaries;

●	file or amend any income tax return;

●	settle or compromise any income tax liability claims or assessment;

●	make, change or revoke any material tax election or change any method of tax accounting;

●	enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision or state, local or foreign law);

●	surrender any claim for a refund of taxes;

●	consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

●	take any action or fail to take any action that will cause WHC to no longer have a valid S-Corp election under the Code;

●	change its fiscal or tax year;

●	make any extension of credit that, when added to other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory limits;

●

make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from Western Bank’s written loan policies (subject to certain exceptions and thresholds and provided that Western Bank may extend or renew credit or loans in the ordinary course of business or in connection with the workout or renegotiation of current loans);

●

charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business) any of its portfolio of loans or sell any asset held as other real estate owned or other foreclosed assets for an amount less than its book value, except for the taking of any real estate by any governmental authority by eminent domain proceedings or litigation;

●	terminate or allow to be terminated any of the policies of insurance maintained on its business or property other than renewal of such policies on their present terms;

●	encumber any asset having a book value in excess of $10,000 except in the ordinary course of business for reasonable and adequate consideration; or

●	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions set forth above.

Company Shareholder Approval

WHC has agreed to take all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part is declared effective by the SEC to consider and vote upon the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and any other matters required to be approved by WHC’s shareholders. WHC has further agreed to ensure that the shareholder meeting is called, noticed, convened, held and conducted in accordance with its articles of incorporation and bylaws and all other applicable legal requirements.

Unless WHC’s board changes its recommendation to shareholders relating to the merger in accordance with the merger agreement, WHC has agreed to use its reasonable best efforts to obtain the required WHC shareholder approval to consummate the merger and the other transactions contemplated by the merger agreement. However, even if WHC’s board changes its recommendation to shareholders relating to the merger in accordance with the merger agreement, WHC is obligated to convene the meeting and submit the merger agreement to the WHC shareholders for approval unless the merger agreement has been terminated in accordance with its terms.

Regulatory Matters

This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Eagle has filed with the SEC. Each of Eagle and WHC has agreed to use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after filing.

Eagle also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.

Each of Eagle and WHC has agreed to use reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement, and each of Eagle and WHC has agreed to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the transactions contemplated by the merger agreement to be consummated as expeditiously as practicable.

Additionally, each of Eagle and WHC has agreed to furnish information to the other party, and each party has the right to review and approve in advance all characterizations of the information relating to such party that appear in any filing made in connection with the transactions contemplated by the merger agreement. Each party has agreed to promptly notify and apprise the other party of the substance of any communication from any governmental authority received by such party with respect to the regulatory applications filed solely in connection with the transactions contemplated by the merger agreement.

In connection with seeking regulatory approval for the merger, Eagle is not required to take any action or agree to any condition or restriction that would reasonably be likely to have a material and adverse effect on Eagle and its subsidiaries, taken as a whole and after giving effect to the merger, measured on a scale relative to WHC and its subsidiaries taken as a whole.

Nasdaq Listing

Eagle has agreed to use commercially reasonable efforts to cause the shares of Eagle common stock to be issued to the holders of WHC common stock in the merger to be approved for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Under the merger agreement, WHC agreed, upon Eagle’s reasonable request, to facilitate discussions between Eagle and WHC employees regarding arrangements to be effective prior to or following the effective time of the merger and, if directed by Eagle, take all actions required to fully fund, terminate or merge any benefit plan of WHC. Following the closing, if Eagle terminates a WHC benefit plan and there is a comparable Eagle benefit plan, WHC employees who continue to be employed with Eagle and its affiliates after closing will be entitled to participate in such Eagle benefit plans to the same extent as similarly-situated employees of Eagle or Opportunity Bank, except for closed or frozen benefit plans. To the extent allowable under Eagle benefit plans, continuing WHC employees will be given credit for prior service or employment with WHC for all purposes, except to the extent that it would result in duplication of benefits. For continuing WHC employees who participate in Eagle benefit plans, Eagle will use commercially reasonable efforts to waive certain pre-existing condition limitations and waiting periods or evidence of insurability requirements and, to the extent allowed by the applicable insurance company, provide credit for deductibles from the same year and analogous WHC benefit plans.

Under the merger agreement, Eagle agreed to provide each full-time employee of WHC, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who is terminated by Eagle or its subsidiaries (other than for cause) within six months following the effective time with a lump sum severance payment in a specified amount based upon length of service, subject to such employee entering into a release of claims in a form satisfactory to Eagle.

Indemnification and Directors’ and Officers’ Insurance

For a period of six years from and after the effective time of the merger, Eagle has agreed to indemnify and hold harmless the present and former directors and officers of WHC and Western Bank against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for WHC or Western Bank or any of their respective subsidiaries occurring at or before the effective time of the merger, to the fullest extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of WHC or its subsidiaries and the MBCA.

For a period of six years after the effective time of the merger, Eagle will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of WHC or its subsidiaries with respect to claims against them arising from acts and omissions occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified persons as the coverage currently provided by WHC. In no event shall Eagle be required to expend for the tail insurance a premium in an aggregate amount in excess of 250% of the annual premiums paid by WHC for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

Third Party Proposals

WHC has agreed that it will not, and will cause its subsidiaries and their respective officers, directors, employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agent to, directly or indirectly: (a) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, inquiries, offers or proposals which constitute, or could reasonably be expected to lead to an acquisition proposal, (b) participate in any discussions or negotiations regarding any acquisition proposal or furnish or otherwise afford access to any person any non-public information or data with respect to WHC or its subsidiaries in connection with any acquisition proposal, (c) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which WHC is a party, or (d) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to any acquisition proposal. An “acquisition proposal” is defined as any inquiry, offer or proposal (other than an inquiry, offer or proposal from Eagle), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” is defined as: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving WHC or Western Bank that, in any such case, results in any person (or, in the case of a direct merger between such third party and WHC, Western Bank or any other subsidiary of WHC, the shareholders of such third party) acquiring 15% or more of any class of equity of WHC or Western Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 15% or more of the consolidated assets of WHC or Western Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of WHC or Western Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of WHC or Western Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

However, the merger agreement provides that at any time prior to the date of the shareholder meeting for WHC shareholders to vote on approval of the merger agreement, if WHC receives a bona fide unsolicited written acquisition proposal that does not violate the “no shop” provisions in the merger agreement and WHC’s board of directors reasonably determines in good faith (after consultation with and having considered the advice of its outside legal counsel and financial advisor) that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below) and the failure to take such actions would be inconsistent with its fiduciary duties under applicable law, then WHC may: (i) enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to WHC than the confidentiality agreement entered into by WHC and Eagle prior to the execution of the merger agreement; (ii) furnish non-public information or data to the third party making the acquisition proposal pursuant to such confidentiality agreement (and provide to Eagle any information not previously provided to Eagle); and (iii) participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal. WHC must promptly advise Eagle in writing within 24 hours following receipt of any proposal or offer, or of any request for information, or request for any negotiations or discussions, each in connection with any acquisition proposal. WHC must furnish a copy of, or a description of the material terms and conditions of such proposal or offer and must keep Eagle informed on a reasonably current basis of the status of any proposal, offer, information request, negotiations or discussions.

WHC Board Recommendation

The merger agreement generally prohibits WHC’s board of directors from making a company subsequent determination (i.e., from (i) withholding, withdrawing, changing, modifying, amending or qualifying, or publicly proposing to withdraw, change, qualify, amend or modify, in a manner adverse to Eagle the recommendation that the WHC shareholders vote to approve the merger agreement and the transactions contemplated thereby, or taking any other action or making any other public statement inconsistent with such recommendation, failing to reaffirm such recommendation within five business days following a request by Eagle, or making any public statement, filing or release inconsistent with such recommendation, (ii) approving, recommending, or endorsing (or publicly proposing to approve, recommend or endorse), any acquisition proposal, (iii) submitting the merger agreement to WHC’s shareholders for approval without recommendation or (iv) resolving to take, or publicly announcing an intention to take, any of the foregoing actions). In addition, WHC’s board of directors and any committee of the board of directors may not approve or recommend or propose to approve or recommend any acquisition proposal or enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any acquisition transaction or requiring WHC to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement. However, prior to the date of the shareholder meeting for WHC shareholders to vote on the approval of the merger agreement, the WHC board of directors may effect a company subsequent determination if the WHC board has determined reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that a bona fide unsolicited written acquisition proposal that it received after the date of the merger agreement (that did not result from a breach of its “no-shop” provisions under the merger agreement) constitutes a superior proposal if, but only if, the WHC board determined reasonably and in good faith after consultation with and having considered the advice of its outside legal counsel and its financial advisor, that because of the existence of such superior proposal, the failure to take such actions would be inconsistent with its fiduciary duties under applicable law.

The board of directors of WHC may not make a company subsequent determination without providing Eagle with at least five business days’ prior written notice of its intention to take such action and with a reasonably detailed description of the acquisition proposal giving rise to its determination to take such action, and without cooperating and negotiating in good faith with Eagle during such five business day notice period (to the extent Eagle seeks to negotiate) and taking into account in good faith, at the end of such notice period, any adjustment, amendment or modification of the merger agreement proposed by Eagle and determining reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that such acquisition proposal continues to constitute a superior proposal and that because of the existence of such superior proposal, the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. Any material amendment to any acquisition proposal will require a new notice period as referred to above, except that such notice period shall be three business days.

A “superior proposal” means a bona fide, unsolicited written acquisition proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and WHC, Western Bank or any other subsidiary of WHC, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding shares of WHC common stock or more than 50% of the assets of WHC and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the WHC board of directors reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (B) taking into account any changes to the merger agreement proposed by Eagle in response to such acquisition proposal, as contemplated by the merger agreement, and all financial, legal, regulatory and other aspects of such acquisition proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of WHC from a financial point of view than the merger and the other transactions contemplated by the merger agreement.

If the WHC board of directors makes a company subsequent determination or if WHC terminates the merger agreement to enter into an agreement with respect to a superior proposal, WHC could be required to pay Eagle a break-up fee of $560,000 in cash. See “The Merger Agreement – Termination,” beginning on page 60 of this proxy statement/ prospectus and “The Merger Agreement – Break-Up Fee” beginning on page 61 of this proxy statement/prospectus.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of WHC and Eagle relating to their respective businesses. The representations and warranties of each of WHC and Eagle have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

●

have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement – the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

●	will not survive consummation of the merger;

●	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

●	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

●	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by WHC and Eagle to each other primarily relate to:

●	corporate organization, standing, and authority;

●	capitalization;

●	corporate power to carry on its business as it is currently conducted;

●	corporate authorization to enter into the merger agreement and to consummate the merger;

●	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

●	regulatory approvals required in connection with the merger;

●	reports filed with governmental entities, including, in the case of Eagle, the SEC;

●	financial statements;

●	compliance with laws and the absence of regulatory agreements;

●	absence of a material adverse effect since June 30, 2019;

●	fees paid to financial advisors;

●	regulatory capitalization;

●	litigation;

●	Community Reinvestment Act compliance;

●	tax matters;

●	ownership of subsidiaries; and

●	employee benefits.

WHC has also made representations and warranties to Eagle with respect to:

●	the inapplicability to the merger of state takeover laws;

●	material contracts;

●	environmental matters;

●	intellectual property;

●	real and personal property;

●	loan matters;

●	adequacy of allowances for loan and lease losses;

●	administration of fiduciary accounts;

●	investment management and related activities;

●	repurchase agreements;

●	deposit insurance;

●	maintenance of insurance policies;

●	contingency planning;

●	liquidity of investment portfolio;

●	privacy of customer information;

●	anti-money laundering laws, questionable payments and OFAC;

●	transactions with affiliates;

●	fairness opinion;

●	accuracy of books and records; and

●	accuracy of the information contained in the representations and warranties.

Eagle has also made a representation and warranty to WHC with respect to the legality of Eagle common stock to be issued in connection with the merger and its ability to finance the merger.

Certain of the representations and warranties of WHC and Eagle are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to any party, any event, occurrence, fact, condition, change, development or effect that individually or in the aggregate (i) is material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs the ability of such party to timely consummate the merger, the bank merger or the transactions contemplated by the merger agreement; provided, however, that, in the case of clause (i) only, the following shall not constitute a “material adverse effect”, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a “material adverse effect”: (A) changes after the date of the merger agreement in laws of general applicability to companies in the industry in which the applicable party or its subsidiaries operate or interpretations thereof by governmental authorities (except to the extent that such change disproportionately adversely affects WHC and its subsidiaries or Eagle and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which WHC and Eagle operate), (B) changes after the date of the merger agreement in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof (except to the extent that such change disproportionately adversely affects WHC and its subsidiaries or Eagle and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which WHC and Eagle operate), (C) changes after the date of the merger agreement in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates (except to the extent that such change disproportionately adversely affects WHC and its subsidiaries or Eagle and its subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which WHC and Eagle operate), (D) solely in the case of whether a material adverse effect has or may occur with respect to Eagle, changes after the date of the merger agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of material adverse effect may be considered in determining whether a material adverse effect exists), (E) solely in the case of whether a material adverse effect has or may occur with respect to Eagle, any change in the trading price or trading volume of Eagle common stock on the Nasdaq Global Market (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of material adverse effect may be considered in determining whether a material adverse effect exists), and (F) the impact of the merger agreement and the transactions contemplated by the merger agreement, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement).

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of Eagle and WHC to complete the merger are subject to the satisfaction of the following conditions:

●	the approval of the merger agreement and the transactions contemplated thereby by WHC shareholders;

●

all regulatory approvals required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect, and all statutory waiting periods shall have expired or been terminated, and such regulatory approvals shall not impose any term, condition or restriction on Eagle or any of its subsidiaries that Eagle reasonably determines is a burdensome condition;

●

the absence of (i) any judgment, order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the merger or the bank merger or (ii) statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement;

●

the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act, and no stop order suspending such effectiveness having been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

●	the receipt by each of Eagle and WHC of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

●	the authorization for listing on the Nasdaq Global Market of the shares of Eagle common stock to be issued in the merger, subject to official notice of issuance;

●

the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the closing date of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not be material;

●	the performance in all material respects by the other party of its respective obligations under the merger agreement; and

●	the absence of any event which has had or is reasonably expected to have or result in a material adverse effect on the other party.

Additional Closing Conditions for the Benefit of Eagle. In addition to the mutual closing conditions, Eagle’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

●	the plan of bank merger shall have been executed and delivered by Western Bank;

●	the restrictive covenant agreements between certain officers of WHC and Eagle are in full force and effect;

●

the WHC board of directors shall not have, prior to approval of the merger agreement by the WHC shareholders (i) withheld, withdrawn or modified (or publicly proposed to do any of the foregoing), in a manner adverse to Eagle, its recommendation that WHC shareholders approve the merger agreement, (ii) approved or recommended (or publicly proposed to approve or recommend) any acquisition proposal, or (iii) allowed WHC or any WHC representative to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to an acquisition proposal;

●

the receipt of all consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations required as a result of the transactions contemplated by the merger agreement pursuant to WHC’s material contracts;

●	the receipt of all claims letters and restrictive covenant agreements from WHC and Western Bank’s directors;

●	dissenting shares shall not represent more than five percent of the outstanding shares of WHC common stock; and

●

WHC’s adjusted tangible stockholders’ equity as of the last day of the month prior to the month in which the effective time of the merger is expected to occur shall be an amount not less than $10 million.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, as follows:

●	by the mutual consent of the boards of directors of Eagle and WHC; or

●

by the boards of directors of either Eagle or WHC if any governmental authority has denied any required regulatory approval or requested any application for regulatory approval be permanently withdrawn; or

●	by Eagle or WHC if approval of the merger agreement by the shareholders of WHC is not obtained at a meeting at which a vote was taken; or

●

by Eagle or WHC in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition from being satisfied and such breach cannot be or has not been cured within 30 days of written notice of such breach (provided that the right to cure may not extend beyond two business days prior to the “expiration date” described below); or

●

by Eagle or WHC if the merger is not consummated by 5:00 p.m., Mountain time, on the expiration date of May 8, 2020; provided, that neither party has the right to terminate the merger agreement if such party was in breach of its obligations under the merger agreement and such breach was the cause of the failure of the merger to be consummated by such date, and provided further that, if on the expiration date all conditions to the merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period; or

●	by Eagle or WHC if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the merger or the bank merger; or

●

by Eagle prior to the receipt of approval of the merger from WHC shareholders in the event that (i) the WHC board of directors or any committee thereof makes a company subsequent determination (see “The Merger Agreement—WHC Board Recommendation” beginning on page 56 of this proxy statement/prospectus), (ii) the WHC board of directors has materially breached its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting, or (iii) the WHC board of directors has agreed to an acquisition proposal; or

●

by WHC in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which WHC shareholder approval of the merger agreement is obtained, is less than $15.09 per share, (ii) Eagle’s common stock underperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to increase the per share stock consideration by a formula-based amount outlined in the merger agreement; or

●

by Eagle in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which WHC shareholder approval of the merger agreement is obtained, is greater than $20.41 per share, (ii) Eagle’s common stock outperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to decrease the per share stock consideration by a formula-based amount outlined in the merger agreement, provided, however, that Eagle may not adjust the per share stock consideration in a manner that would result in the aggregate shares of Eagle common stock to be issued in the merger being less than 356,272 shares.

Termination Fees

WHC will pay Eagle a termination fee of $200,000 if Eagle terminates the merger agreement based on a WHC breach of its representations or breach of its covenants. Eagle will pay WHC a termination fee of $200,000 if WHC terminates the merger agreement based on an Eagle breach of its representations or breach of its covenants.

Break-up Fee

WHC will owe Eagle a $560,000 break-up fee if:

●	Eagle terminates the merger agreement as a result of a material breach of the “no-shop” provisions of the merger agreement by WHC; or

●

Eagle terminates the merger agreement as a result of the WHC board of directors or any committee thereof making a company subsequent determination (for more detail on company subsequent determinations, see “The Merger Agreement – WHC Board Recommendation” beginning on page 56 of this proxy statement/prospectus); or

●

Eagle terminates the merger agreement as a result of WHC materially breaching and not curing its obligations under the merger agreement by failing to call, give notice of, convene and hold the special meeting; or

●	Eagle terminates the merger agreement as a result of the WHC board of directors or any committee thereof agreeing to an acquisition proposal; or

●

after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal is made known to the board or senior management of WHC or has been made directly to WHC shareholders generally or a public announcement of an acquisition proposal has been made and not withdrawn and (i) thereafter the merger agreement is terminated by (A) either Eagle or WHC because the WHC shareholders have not approved the merger agreement or the merger is not consummated by the expiration date described above or (B) by Eagle because of a material breach by WHC of any covenant set forth in the merger agreement that is not cured in accordance with the merger agreement; and (ii) WHC enters into any agreement to consummate or consummates an acquisition transaction (provided, that for purposes of this provision, the definition of acquisition transaction is revised to replace “15%” with “50%”) within 12 months of such termination.

The payment of the break-up fee will fully discharge WHC from any losses that may be suffered by Eagle arising out of the termination of the merger agreement.

Amendment; Waiver

Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived, or the time for compliance with such provision may be extended, by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as the merger agreement, except that after the required shareholder approval has been obtained, no amendment shall be made which by law requires further approval by the shareholders of WHC without obtaining such approval. The failure of any party at any time or times to require performance of any provision of the merger agreement shall in no manner affect the right of such party at a later time to enforce the same or any other provision of the merger agreement. No waiver of any condition or of the breach of any term contained in the merger agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or waiver of any other condition or of the breach of any other term of the merger agreement.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Eagle and WHC are incorporated under the laws of the State of Delaware and the State of Montana, respectively, and, accordingly, the rights of their shareholders are governed by such laws and their respective certificate and articles of incorporation and bylaws. After the merger, the rights of former shareholders of WHC who receive shares of Eagle common stock in the merger will be determined by reference to Eagle’s certificate of incorporation and bylaws and Delaware law. Set forth below is a description of the material differences between the rights of WHC shareholders and Eagle shareholders.

	WHC	EAGLE
Capital Stock	Holders of WHC capital stock are entitled to all the rights and obligations provided to capital shareholders under the MBCA and WHC’s articles of incorporation and bylaws.	Holders of Eagle capital stock are entitled to all the rights and obligations provided to capital shareholders under the DGCL and Eagle’s certificate of incorporation and bylaws.

Authorized	WHC’s authorized capital stock consists of 20,000 shares of common stock, no par value.	Eagle’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding	As of October 7, 2019 there were 2,206 shares of WHC common stock outstanding.	As of October 7, 2019, there were 6,403,693 shares of Eagle common stock outstanding and no shares of Eagle preferred stock outstanding.

Voting Rights	Holders of WHC common stock generally are entitled to one vote for each share having voting power registered on the books of the corporation.	Holders of Eagle common stock and holders of Eagle preferred stock are entitled to one vote per share on all matters on which shareholders are generally entitled to vote.

Cumulative Voting	Shareholders have the right of cumulative voting in the election of directors.	Shareholders do not have the right of cumulative voting in the election of directors.

Stock Transfer Restrictions

The transfer of WHC common stock is governed by the Shareholder Agreements. In general, under the terms of the Shareholder Agreements, no shareholder of WHC may transfer shares of WHC common stock except as expressly provided in the Shareholder Agreements.

None.

Dividends

WHC’s bylaws are silent on dividends.

Under the MBCA, a corporation may make a distribution, unless after giving effect to the distribution:

The corporation would not be able to pay its debts as they come due in the usual course of business; or

The corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:

its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Eagle’s bylaws permit the board to declare and pay dividends upon shares of, and authorize repurchase programs for, stock, but only out of funds available for the payment of dividends or repurchase of shares as provided by law.

Under the DGCL, a corporation may make a distribution, unless after giving effect to the distribution:

The capital of the corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:

its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

	WHC	EAGLE
Number of Directors

WHC’s bylaws provide that the number of directors serving on WHC’s board of directors will be not less than five (5) nor more than twelve (12) shareholders.

There are currently six (6) directors serving on the WHC board of directors.

Each director holds office upon election for one year and until his or her successor is elected and qualified.

Eagle’s bylaws provide that the number of directors serving on Eagle’s board of directors will be such number as determined from time to time under direction of the board, subject to any right of the holder of any series of preferred stock then outstanding to election additional directors under specified circumstances, but in no event will be fewer than five (5) directors nor greater than fifteen (15) directors.

There are currently ten (10) directors serving on the Eagle board of directors divided into three classes.

Each director holds office upon election and until the third succeeding annual meeting of shareholders after their election.

Election of Directors

WHC’s bylaws provide that directors shall be elected annually by the shareholders at the annual meeting. Each shareholder has the right to vote, in person or by proxy, the number of shares owned by him or her. Shareholders may cumulate votes in the election of directors.

The Eagle board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meetings of shareholders to replace a majority of the directors of Eagle. Each director holds office for the term for which he or she is elected and until the third succeeding annual meeting of shareholders after their election, subject to such directors’ death, resignation, retirement, disqualification, removal from office or other cause.

Removal of Directors

The MBCA provides that any director may be removed, with or without cause, by a vote of shareholders holding two-thirds of the shares entitled to vote for directors. Because WHC has fewer than 100 shareholders, the MBCA provides that the entire board of directors may be removed by a vote of a majority of the shares then entitled to vote. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors or, if there be classes of directors, at an election of the class of directors of which he is a part. The MBCA provides that a director may be removed only at a shareholders meeting called for the purposes of removing the director.

WHC’s bylaws are silent on removal of directors.

The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except in certain circumstances. Whenever the holders of any class or series are entitled to elect one or more directors, the DGCL provides that the preceding sentence shall apply in respect to the removal without cause of a director or directors to the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole.

However, Eagle’s certificate of incorporation and bylaws provide that directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares entitled to vote generally in the election of directors, voting together as a single class.

	WHC	EAGLE
Vacancies on the Board of Directors

WHC’s bylaws provide that any vacancies in the WHC board of directors shall be filled by appointment by the remaining directors of the board, and any director so appointed shall hold office until the next election.

Vacancies on the board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Action by Written Consent

WHC’s bylaws provide are silent on shareholder action by written consent.

Under the MBCA, action may be taken by shareholders without a meeting if all shareholder entitled to vote on the action sign a written consent describing the action taken.

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken at an annual or special meeting of the shareholders of a corporation, or any action which may be taken at an annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation.

Eagle’s certificate of incorporation provides that no action may be taken by shareholders by written consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	None.	Eagle’s bylaws provide that, at any meeting of its shareholders, only such business shall be conducted as shall have been properly brought before such meeting. Nominations of persons for election to the Eagle board and the proposal of business to be considered by Eagle shareholders may be made at an annual meeting of shareholders only (i) by or at the direction of the Eagle board; (ii) pursuant to Eagles proxy materials with respect to such meeting; (iii) by any shareholder who complies with the notice provisions set forth in the bylaws.

WHC	EAGLE

For director nominations, the shareholder’s notice to the secretary is required to set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of Eagle stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or any of its affiliates with respect to any share of Eagle stock; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board; and (vi) the consent of each nominee to serve as a director if so elected. In addition, the shareholder making such nomination is required to promptly provide any other information reasonably requested by Eagle.

For business proposals other than nominations, the shareholder’s notice to the secretary is required to set forth: (1) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on Eagle’s books, of the shareholder proposing such business, (3) the class and number of Eagle shares that are beneficially owned by the shareholder, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or any of its affiliates with respect to any share of Eagle stock, and (5) as to each matter the shareholder proposes to bring before the meeting, any material interest of the shareholder in such business. In addition, the shareholder making such proposal is required to promptly provide any other information reasonably requested by Eagle.

	WHC	EAGLE
To be timely, a shareholder’s notice must be delivered to the secretary of Eagle not later than 60 days in advance of the first anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the previous year’s annual meeting; and with respect to any other annual meeting of shareholders, not later than the close of business on the seventh day following the date of public announcement of such meeting.

Notice of Shareholder Meeting	WHC’s bylaws provide that notice of the time, place and purpose of each annual meeting and each special meeting shall be mailed not less than ten (10) days prior to such meeting.

Eagle’s bylaws provide that written notice of the time, place and purpose of every meeting of shareholders to be mailed, or delivered personally, not less than ten (10) nor more than 60 days before the date of the meeting.

Amendments to Charter

WHC’s articles of incorporation may be amended in accordance with the MBCA.

Under the MBCA:

A corporation’s board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders.

The board of directors shall recommend the amendment to the shareholders unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment, and the shareholders entitled to vote on the amendment shall approve the amendment by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights.

The board of directors may condition its submission of the proposed amendment on any basis.

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the shareholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the shareholders and (ii) the shareholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

Eagle’s certificate of incorporation follows similar amendment provisions, except that (i) the affirmative vote of 80% of all votes entitled to be cast in the election of directors, voting as a single class, is required for Articles V (Business Combinations), VI (Board of Directors), VII (Stockholder Action), VIII (Bylaw Amendments), IX (Acquisition of Stock), X (Director Liability), XI (Amendments to Certification of Incorporation), or XIII (Indemnification), and (ii) the affirmative vote of the holders of at least 80% of the voting stock entitled to be cast at the election of directors, excluding voting stock beneficially owned by the interested stockholder, unless the amendment, repeal or adoption is declared advisable by two-thirds of the entire board of directors and a majority of the disinterested directors, is required for Article XII (Certain Business Combinations).

	WHC	EAGLE

The corporation shall notify each shareholder, whether or not entitled to vote, of the proposed shareholders’ meeting. The notice of meeting must also state that the purpose or one of the purposes of the meeting is to consider the proposed amendment and must contain or be accompanied by a copy or summary of the amendment.

The amendment to be adopted must be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights; and

A corporation’s board of directors may adopt one or more amendments to the corporation’s articles of incorporation without shareholder action in certain discrete circumstances (for example, to extend the duration of the corporation if it was incorporated at a time when limited duration was required by law; to delete the names and addresses of the initial directors; to change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding; to change the corporate name in certain situations).

Amendments to Bylaws

WHC’s bylaws provide that such bylaws may be amended by a vote of the majority of the entire board of directors at any meeting, provided that ten (10) days’ notice of such proposed amendment shall have been given to the directors. No amendment may be made unless the bylaw, as amended, is consistent with the requirements of the law of the United States, the State of Montana, and the articles of association.

Under MBCA, the shareholders may also amend or repeal any bylaw by a majority of votes.

WHC’s bylaws are silent on shareholder rights to amend bylaws.

Eagle’s certificate of incorporation and bylaws provide that the board shall have the power to make, alter, amend and repeal the bylaws by an affirmative vote of not less than a majority of the board, except that the affirmative vote of 80% of all votes entitled to be cast in the election of directors, voting as a single class, is required for Section 2 of Article II of the bylaws (special meetings) and Sections 1 through 6 of Article III of the bylaws (number of directors, terms of directors, resignation of directors and vacancies, removal of directors, newly created directorships and vacancies, and place and manner or meeting).

Eagle’s bylaws provide that the stockholders may amend or repeal the bylaws or adopt new bylaws by a vote of the majority of the shares present or represented by proxy and entitled to vote at any annual or special meetings.

Special Meeting of Shareholders

WHC’s bylaws and Montana law provide that special meetings of the shareholders, for any purpose, may be called by the Chairman, board of directors, or by any three or more shareholders holding in the aggregate ten percent (10%) or more of the shares entitled to vote on the matters to be presented at such meeting.

Eagle’s certificate of incorporation and bylaws provide that, except as otherwise required by law and subject to the rights of the holders of any class of preferred stock, special meetings of shareholders, for any purpose, may be called only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

	WHC	EAGLE
Quorum

Under the MBCA, a majority of the shares entitled to vote at any meeting constitutes a quorum. Once a share is represented for any purpose at a meeting, it is considered present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

WHC’s articles of incorporation are silent on shareholder quorum.

Eagle’s bylaws provide that the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum. The shareholders present in person or by proxy at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding withdrawal of enough shareholders to leave less than a quorum.

Proxy	WHC’s bylaws provide that a proxy is valid for only one meeting, to be specified therein, and any adjournments of such meeting.	Eagle’s bylaws provide that a proxy is valid for three years from the date of its signing, unless the proxy provides for a longer period.

Preemptive Rights

Under the MBCA, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. WHC’s articles of incorporation, as amended, do not provide for preemptive rights.

Eagle’s shareholders do not have preemptive rights.

Shareholder Rights Plan/Shareholders’ Agreement	WHC does not have a rights plan. WHC and WHC’s shareholders are parties to the Shareholder Agreements.	Eagle does not have a rights plan. Neither Eagle nor Eagle shareholders are parties to a shareholders’ agreement with respect to Eagle’s capital stock.

Indemnification of Directors and Officers

WHC’s bylaws and articles of incorporation are silent on indemnification of its current and former directors, officers and employees of WHC.

The MBCA allows a corporation to indemnify directors and officers against liability incurred in connection with a proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, WHC’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless limited by the articles of incorporation, the MBCA requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the individual is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

Eagle’s bylaws provide that Eagle shall indemnify its current and former directors and officers serving at the request of Eagle, and may indemnify any employee and agent of Eagle, against liability incurred in connection with that employee made or threated to be made a party in an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of Eagle.

Eagle’s bylaws state that the intention of this bylaw is to provide indemnification with the broadest and most inclusive coverage permitted by law (a) at the time of the act or omission to be indemnified against, or (b) so permitted at the time of carrying out such indemnification, whichever of (a) or (b) may be broader or more inclusive and permitted by law to be applicable. If the indemnification permitted by law at this present time, or at any future time, shall be broader or more inclusive than the provisions of this Bylaw, then indemnification shall nevertheless extend to the broadest and most inclusive permitted by law at any time and this Bylaw shall be deemed to have been amended accordingly.

	WHC	EAGLE

Under the DGCL, a corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL provides that a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person’s conduct was unlawful.

However, under the DGCL, no indemnification is available in respect of a claim as to which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court determines that in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Eagle’s certificate of incorporation provides that a director of Eagle shall not be personally liable to Eagle or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s loyalty to Eagle or shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived a personal benefit. Additionally, the certificate of incorporation provides that Eagle will indemnify to the fullest outlined in the bylaws.

Restrictions on Business Combinations with Significant Shareholders	WHC’s articles of incorporation do not contain any provision regarding business combinations between WHC and significant shareholders.	Eagle’s certificate of incorporation provides that, subject to certain exceptions, a business combination with any interested shareholder or any affiliate or associate of any interested shareholder or any person who after such business combination would be an affiliate or associate of such interested shareholder, shall require the approval of the board and the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock which is not owned by the interested shareholder or any affiliate or associate of such interested shareholder.

WHC	EAGLE

Eagle’s certificate of incorporation provides that Eagle does not need the 80% affirmative if the transaction is approved by a majority of disinterested directors or if the following conditions are met:

(1) minimum price requirements. with respect to every class or series of voting stock of the corporation, whether or not the interested shareholder has previously acquired beneficial ownership of any shares of such class or series of voting stock:

(i) the aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of consideration other than cash to be received per share by holders of common stock in such business combination shall be at least equal to the higher of the following:

(a)(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the interested shareholder for any share of common stock in connection with the acquisition by the interested shareholder of beneficial ownership of shares of common stock (1) within the two-year period immediately prior to the first public announcement of the proposal of the business combination (the “announcement date”), or (2) in the transaction or series of related transactions in which it became an interested shareholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to common stock; and

(b) the fair market value per share of common stock on the announcement date or on the date on which the interested shareholder became an interested shareholder (such latter date is referred to in this article xii as the “determination date”), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to common stock.

(ii) the aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of consideration other than cash to be received per share by holders of shares of any other class or series of outstanding voting stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class or series of outstanding voting stock, whether or not the interested shareholder has previously acquired any shares of a particular class or series of voting stock):

	WHC	EAGLE

(a)(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the interested shareholder for any shares of such class or series of voting stock in connection with the acquisition by the interested shareholder of beneficial ownership of such shares (1) within the two-year period immediately prior to the announcement date, or (2) in the transaction in which it became an interested shareholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of voting stock;

(b)(if applicable) the highest preferential amount per share to which the holders of shares of such class or series of voting stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(c) the fair market value per share of such class or series of voting stock on the announcement date or on the determination date, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of voting stock.

Restrictions on Related Party Transactions	Neither WHC’s articles of incorporation nor bylaws contain any provision that restricts related party transactions.	Neither Eagle’s certificate of incorporation nor bylaws contains any provision that restricts related party transactions.

Prevention of Greenmail	WHC’s articles of incorporation do not contain a provision designed to prevent greenmail.	Eagle’s certificate of incorporation does not contain a provision designed to prevent greenmail.

Fundamental Business Transactions

Under the MBCA, a two-thirds vote is generally required for approval of mergers or share exchanges, unless otherwise provided in a company’s articles of incorporation. WHC’s articles of incorporation do not contain any provisions regarding shareholder approval of any merger, share exchange or sale, lease, exchange or other transfer of all or substantially all of the corporation’s assets by holders of common stock.

Eagle’s certification of incorporation does not contain any provisions regarding shareholder approval of any merger, share exchange or sale, lease, exchange or other transfer of all or substantially all of the corporation’s assets by holders of common stock.

	WHC	EAGLE
Non-Shareholder Constituency Provision	WHC’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	Eagle’s certificate of incorporation does not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Appraisal/Dissenters’ Rights

Under the MBCA, a shareholder generally has the right to dissent and obtain payments of fair value of his or her shares for any merger to which the corporation is a party, shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or the corporation is a subsidiary that is merged with its parent corporation under 35-1-818.

A shareholder entitled to dissent and to obtain payment for shares may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation

Under the DGCL, a shareholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, shareholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of shareholders entitled to vote at the meeting of shareholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to shareholders of the surviving corporation if the merger did not require the vote of the shareholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if shareholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Eagle’s certificate of incorporation does not provide for appraisal rights in any additional circumstance.

BUSINESS OF WESTERN HOLDING COMPANY OF WOLF POINT

General

WHC is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Western Bank, and is subject to the supervision and regulation of the Federal Reserve and is a corporation organized under the laws of the State of Montana. Its main office is located at 111 3rd Avenue S., Wolf Point, Montana 59201. Western Bank is a Montana state member bank, which was established in 1913, and is subject to the supervision and regulation of the Montana Division and the Federal Reserve. Western Bank is a full-service commercial bank, providing a wide range of business and consumer financial services to individual and corporate customers through its banking office located in Wolf Point, Montana.

At June 30, 2019, WHC had total assets of approximately $101.7 million, total deposits of approximately $77.4 million, total loans of approximately $40.6 million, and stockholders’ equity of approximately $11.3 million.

Banking Services

Western Bank serves the McCone, Roosevelt and Valley Counties of Montana and provides a range of agricultural, commercial and consumer banking services to small to medium size businesses, professionals and executives, and individuals. The business model incorporates a community banking relationship approach, delivered by experienced and highly trained professionals. Western Bank’s range of loan products to consumers and businesses includes but is not limited to: home equity lines of credit for owner-occupied real estate, construction, multi-family properties, business assets, agricultural loans, and other consumer loan needs. Western Bank also provides a range of depository services to consumers and businesses, including, but not limited to: non-interest bearing and interest-bearing demand deposit accounts, savings accounts, and certificates of deposits. Western Bank’s services also include, but are not limited to: ATM, wire, ACH, online and mobile banking products and credit cards.

The revenues of Western Bank are primarily derived from interest on, and fees received in connection with lending activities, from interest and dividends on cash and investment securities, as well as periodic loan sales. The principal sources of funds for Western Bank’s lending activities are customer deposits, loan repayments, and proceeds from investment securities, as well as its equity. The principal expenses of Western Bank include interest paid on deposits and operating and general administrative expenses. As is the case with banking institutions generally, Western Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate, business, and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Western Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans.

Agricultural banking. Western Bank provides operating, term, livestock, equipment and long term real estate loans. The bank is a certified lender for USDA Farm Service Agency guaranteed loan programs. Western Bank’s experienced staff understands the unique characteristics of agricultural lending which is a large part of its credit portfolio.

Commercial Banking. Western Bank focuses its commercial loan originations on small- and mid-sized businesses and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis, supported by collateral analysis and review. Commercial loan products include commercial real estate construction and owner-occupied and non-owner occupied term and construction loans; working capital loans and lines of credit; demand, term, and time loans; SBA guaranteed loans; and equipment, inventory and accounts receivable financing.

Retail Banking. Western Bank’s consumer banking activities include consumer deposit and checking accounts. In addition to traditional products and services, Western Bank offers additional products and services, such as debit cards, online banking, mobile banking, and electronic bill payment services. Consumer loan products offered by Western Bank include consumer loans, and unsecured personal credit lines.

Employees

As of June 30, 2019, Western Bank had 16 full-time equivalent employees. The employees are not represented by a collective bargaining unit. Western Bank considers relations with employees to be good.

Properties

The main office and only branch of WHC and Western Bank is located at 111 3rd Avenue S, Wolf Point, Montana 59201.

Legal Proceedings

Western Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. As of the date hereof, and except as disclosed in this proxy statement/prospectus, management does not believe that there is any pending or threatened proceeding against WHC or Western Bank which, if determined adversely, would have a material adverse effect on WHC’s financial position, liquidity, or results of operations.

Competition

Western Bank encounters strong competition both in making loans and in attracting deposits. In one or more aspects of its business, Western Bank competes with other commercial banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Many of these competitors have substantially greater resources and lending limits and may offer certain services that Western Bank does not currently provide. In addition, many of Western Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on Western Bank’s operations.

Management

Directors and Executive Officers. The board of directors of WHC is comprised of six individuals. The directors are elected for terms of one year or until their successors are duly qualified and elected. The same individuals serve as directors of Western Bank. The officers of WHC serve at the pleasure of the board of directors.

Name	Position Held with WHC	Principal Occupation

R.J. Doornek	Chairman	Senior Vice President and Chairman of Western Bank Board of Directors

Duane Kurokawa	President, CEO and Vice Chairman	President, Chief Executive Officer and Director of Western Bank

Cathy Wanderaas	Corporate Secretary, Director	Vice President/IT Officer, Western Bank

Jerald Petersen	Treasurer, Director	Vice President/Loan Officer, Western Bank

Aaron Kurokawa	Vice President, Director	Vice President/Loan Officer, Western Bank

Brian Berreth	Director	Retired securities dealer

BENEFICIAL OWNERSHIP OF WHC COMMON STOCK BY
MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF WHC

The following table sets forth the beneficial ownership of WHC common stock as of _____ 2019 by: (i) each person who is known by WHC to beneficially own more than 5% of the outstanding shares of WHC common stock; (ii) each director and executive officer of WHC; and (iii) all directors and executive officers of WHC as a group. The information has been obtained from WHC, or from information furnished directly by the person named below to WHC.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated based upon 2,206 shares of WHC common stock issued and outstanding as of _______, 2019. As of ______, 2019, there were no outstanding options or other rights to acquire shares of WHC common stock.

In connection with the merger agreement, each director and executive officer of WHC entered into a company shareholder support agreement with Eagle by which such shareholders agreed to vote the shares of WHC owned by them in favor of the merger proposal, subject to the terms and conditions of such agreement.

Unless otherwise indicated, to WHC’s knowledge, the persons identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Shares of WHC Common Stock Beneficially Owned	Percent of Class
5% Shareholder:
Russell Cowen 631 Big Sky Dr. Richland, WA 99352	325	14.7%

Brent Applegren 735 Lenna Joy Dr. Whitefish, MT 59937	160	7.3

Directors and Executive Officers:
R.J. Doornek(2)	654	29.6
Duane Kurokawa(3)	603	27.3
Jerald Petersen(3)	116	5.3
Cathy Wanderaas(3)	106	4.8
Brian Berreth	40	1.8
Aaron Kurokawa	26	1.2

All Directors and Executive Officers as a Group (6 individuals)	1,545	70.0

(1)	The address of each of WHC’s executive officers and directors is c/o Western Holding Company of Wolf Point, 111 3rd Avenue S., Wolf Point, Montana 59201.
(2)	Held through trust.
(3)	Held jointly with spouse.

Shareholder Agreements

WHC and its shareholders are parties to the Western Holding Company Shareholder Agreement, dated January 1, 1998 (the “1998 Shareholder Agreement”) and the Shareholder Agreement, effective as of September 25, 2002, (the “2002 Shareholder Agreement”), as amended by the Amendment to Shareholder Agreement, effective as of January 1, 2007 (the “2007 Amendment”, and, together with the 1998 Shareholder Agreement and the 2002 Shareholder Agreement, the “Shareholder Agreements”). Among other things, the Shareholder Agreements generally restrict transfers of shares of WHC common stock except for certain permitted transfers and include provisions designed to preserve WHC’s S-corporation election and status. The 2002 Shareholder Agreement also provides a right of first refusal by WHC and other shareholders to purchase shares that are the subject of a permitted transfer, and a demand right that permits a shareholder to make demand upon WHC and other shareholders to purchase his or her shares of common stock on the terms described in the 2002 Shareholder Agreement. Upon consummation of the merger, the Shareholder Agreements will terminate by their terms.

DESCRIPTION OF EAGLE CAPITAL STOCK

The following is a description of our capital stock and a summary of the rights of our stockholders and provisions pertaining to indemnification of our directors and officers. You should also refer to our amended and restated certificate of incorporation and bylaws, which are incorporated by reference in this prospectus, and to Delaware law.

General

Eagle has an authorized capitalization of 21,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of October 7, 2019, we had a total of 60,160 shares of our common stock reserved and remaining to be issued for grants of options and restricted stock awards under our stock plans. As of October 7, 2019 there were 6,403,693 shares of common stock, and no shares of preferred stock outstanding. As of such date, there were approximately 925 holders of record of common stock.

Common Stock

Subject to the prior or special rights of holders of shares of preferred stock:

Dividends. The holders of shares of common stock are entitled to any dividends that may be declared by our board of directors out of legally available funds;

Liquidation, Dissolution or Winding Up. In the event of a liquidation, dissolution or winding up of Eagle, the holders of shares of our common stock are entitled upon liquidation to share ratably in all assets remaining after payment of liabilities and the satisfaction of the liquidation preferences of any outstanding shares of preferred stock;

Redemption. The holders of shares of our common stock are not subject to, or entitled to the benefits of, any redemption or sinking fund provision;

Conversion. No holder of common stock has the right to convert or exchange any such shares with or into any other shares of capital stock of Eagle;

Preemptive Rights. No holder of common stock has preemptive rights; and

Voting. Each share of common stock entitles the holder thereof to one vote, in person or by proxy, on all matters submitted to a vote of stockholders generally. Voting is non-cumulative. The outstanding shares of our common stock are fully paid and non-assessable. Except as specifically provided in the Delaware General Corporation Law (the “DGCL”) or in Eagle’s certificate of incorporation or bylaws, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting). Directors are elected by a plurality of the votes cast in the election.

Preferred Stock

Under Eagle’s amended and restated certificate of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share. The preferred stock may be issued from time to time by our board of directors as shares of one or more classes or series. Subject to the provisions of our amended and restated certificate of incorporation and limitations prescribed by law, our board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or the issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of the stock. The board of directors does not currently intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

Transfer Agent and Registrar

The transfer agent and registrar for Eagle common stock is Computershare Inc.

Certain Anti-Takeover Effects of Certain Provisions of the Company’s Amended and Restated Certificate of Incorporation, Bylaws and the Delaware General Corporation Law

The following discussion is a general summary of the material provisions of Eagle’s amended and restated certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and reference should be made in each case to the actual document or regulatory provision in question.

Eagle’s Amended and Restated Certificate of Incorporation and Bylaws

Eagle’s amended and restated certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Eagle more difficult.

Prohibition of Cumulative Voting. The amended and restated certificate of incorporation prohibits cumulative voting for the election of directors.

Restrictions on Removing Directors from Office. The amended and restated certificate of incorporation provides that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote.

Classified Board of Directors. Eagle’s amended and restated certificate of incorporation provides for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Eagle’s directors serve three-year terms rather than one-year terms. The classification of Eagle’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Eagle’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Eagle’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Eagle’s board of directors would be beneficial to Eagle and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.

The classification or Eagle’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Eagle, even though such an attempt might be beneficial to Eagle and its shareholders. The classification of Eagle’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Eagle’s board of directors may discourage accumulations of large blocks or its stock by purchasers whose objective is to take control of Eagle and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood or fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Eagle’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Authorized but Unissued Shares.  Eagle has authorized but unissued shares of common and preferred stock. Eagle is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Eagle that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Eagle. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Amended and Restated Certificate of Incorporation and Bylaws. Amendments to the amended and restated certificate of incorporation must be approved by our board of directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the applicability of Section 203 of the Delaware General Corporation Law;

(ii)	the division of the board of directors into three classes;

(iii)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(iv)	the indemnification of current and former directors and officers by Eagle;

(v)	the requirement of an 80% stockholder approval for business combination transactions with interested stockholders;

(vi)	the prohibition of stockholder action by written consent;

(vii)	the requirement that the holders of at least 80% of the outstanding shares of common stock must vote to remove directors, and can only remove directors for cause;

(viii)	the limitation of liability of officers and directors to Eagle for money damages; and

(ix)

the provision of the amended and restated certificate of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the amended and restated certificate of incorporation provided in (i) through (viii) of this list.

The amended and restated certificate of incorporation also provides that certain bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders and that specified provisions in the bylaws may only be amended by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Stockholder Vote Required to Approve Business Combinations with Principal Shareholders. The amended and restated certificate of incorporation of Eagle requires the approval of the holders of at least 80% of Eagle’s outstanding shares of voting stock to approve certain “Business Combinations,” as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of Eagle and any other affected class of stock. Under the amended and restated certificate of incorporation, at least 80% approval of stockholders is required in connection with any transaction involving an interested stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of Eagle’s board of directors who are unaffiliated with the interested stockholder and were directors prior to the time when the interested stockholder became an interested stockholder or (ii) if the proposed transaction meets certain conditions set forth in the amended and restated certificate of incorporation, which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient.

The term “interested stockholder” is defined to include any individual, corporation, partnership or other entity (other than Eagle or its subsidiary) which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of voting stock of Eagle. This provision of the amended and restated certificate of incorporation applies to any “Business Combination,” which is defined to include (i) any merger, consolidation or share exchange of Eagle or any of its subsidiaries with or into any interested stockholder or affiliate of an interested stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any interested stockholder or affiliate of assets of Eagle having an aggregate market value of 10% or more of either the aggregate market value of the total consolidated assets of Eagle or the aggregate market value of the outstanding stock of Eagle; (iii) the issuance or transfer to any interested stockholder or its affiliate by Eagle (or any subsidiary) of any securities of Eagle subject to certain exceptions; (iv) the adoption of any plan for the liquidation or dissolution of Eagle proposed by or on behalf of any interested stockholder or affiliate thereof; (v) any reclassification of securities, recapitalization, merger or consolidation of Eagle which has the effect of increasing the proportionate share of outstanding shares of common stock or any class of equity or convertible securities of Eagle owned directly or indirectly by an interested stockholder or affiliate thereof; (vi) any transaction involving Eagle or any subsidiary that has the effect of increasing the proportionate share of the stock of any class or securities convertible into stock of any class or series owned by the interested stockholder except for immaterial changes due to fractional share adjustments or as a result of stock repurchases not caused by the interested stockholder; and (vii) any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through Eagle or any subsidiary.

Our board of directors believes that the provisions described above or below are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. Our board of directors believes these provisions are in the best interests of Eagle and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Eagle and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our board of directors believes that it is in the best interests of Eagle and its stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Eagle and that is in the best interests of all stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Eagle for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Eagle’s assets.

Despite our belief as to the benefits to stockholders of these provisions of Eagle’s amended and restated certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our amended and restated certificate of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Delaware business corporation.

The cumulative effect of the restrictions on acquisition of Eagle contained in our amended and restated certificate of incorporation and bylaws and in Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Eagle may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Delaware Corporate Law

In addition, the state of Delaware has a statute designed to provide Delaware corporations, such as Eagle, with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general Section 203 provides that a “Person” who owns 15% or more of the outstanding voting stock of a Delaware corporation (referred to in Section 203 as an “Interested Shareholder”) may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such “Person” became an Interested Shareholder. The term “business combination” is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203: (i) any business combination if, prior to the date a person became an Interested Shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Shareholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Shareholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Shareholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the board of directors does not intend to propose any such amendment.

Bank Regulatory Requirements

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the FRB before acquiring 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain the approval of the FRB before acquiring 25% or more of our voting stock and in certain circumstances, more than 10% of our voting stock. Under the Federal Change in Bank Control Act (the “Control Act”), a 60-day prior written notice must be submitted to the FRB if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of a bank holding company, unless the FRB determines that the acquisition will not result in a change of control. Under the Control Act, the FRB has 60 days within which to act on such notice taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition.

EXPERTS

The consolidated financial statements of Eagle Bancorp Montana, Inc. and subsidiaries for the years ended December 31, 2018 and 2017, have been incorporated by reference herein in reliance upon the report of Eide Bailly LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Eagle common stock to be issued by Eagle in connection with the merger will be passed upon by Nixon Peabody LLP, Washington D.C.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meeting.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Eagle to “incorporate by reference” information in this proxy statement/prospectus. This means that Eagle can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Eagle incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Eagle files with the SEC will automatically update and supersede the information Eagle included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Eagle has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

●	Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 12, 2019;

●	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed on May 9, 2019 and August 7, 2019, respectively.

●	The information incorporated by reference into Part III of Eagle’s Annual Report from Eagle’s Proxy Statement for 2019 Annual Meeting, filed on March 12, 2019;

●	Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 7, 2019, April 3, 2019, April 23, 2019, May 20, 2019 and August 9, 2019; and

●

The description of Eagle’s common stock contained in Eagle’s Registration Statement filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

Eagle also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the WHC shareholder meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Eagle without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by following the instructions set forth under “Where You Can Find More Information”:

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Attn: Investor Relations

Telephone: (406) 442-3080

To obtain timely delivery, you must make a written or oral request for a copy of such information by __________, 2019.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 8, 2019

BY AND AMONG

EAGLE BANCORP MONTANA, INC.,

OPPORTUNITY BANK OF MONTANA,

WESTERN HOLDING COMPANY OF WOLF POINT

AND

WESTERN BANK OF WOLF POINT

A-i

Table of Contents (continued)

A-ii

Table of Contents (continued)

A-iii

LIST OF EXHIBITS

Exhibits

A     Form of Company Shareholder Support Agreement

B     Form of Officer Agreement

C     Form of Plan of Bank Merger

D     Form of Claims Letter

E     Form of Restrictive Covenant Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 8, 2019, by and among Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), Opportunity Bank of Montana, a Montana state bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), Western Holding Company of Wolf Point, a Montana corporation (“Company”), and Western Bank of Wolf Point, a Montana state bank and wholly-owned subsidiary of Company (“Company Bank”).

WITNESSETH

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders, and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;

WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and immediately thereafter (unless otherwise determined by Buyer) (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and executive officers of the Company who hold shares of Company Common Stock have entered into an agreement in substantially the form of Exhibit A (each a “Company Shareholder Support Agreement” and collectively, the “Company Shareholder Support Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of Company Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and to waive dissenter’s rights in connection with the Merger;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

THE MERGER

Section 1.01.     The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the DGCL. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the laws of the State of Delaware (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02.    Certificate of Incorporation and Bylaws. The Amended and Restated Certificate of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the Amended and Restated Certificate of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03.     Directors and Officers of Surviving Entity.

(a)      The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

(b)      Concurrently herewith, certain officers of Company and Company Board are entering into a restrictive covenant agreement with Buyer, in substantially the form of Exhibit B, to be effective upon the Effective Time (the “Officer Agreement”).

Section 1.04.   Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter (unless otherwise determined by Buyer in its sole discretion), Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Merger and Merger Agreement, substantially in the form attached hereto as Exhibit C (the “Plan of Bank Merger”).

Section 1.05.     Effective Time; Closing.

(a)     Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the appropriate documents (the “Certificates of Merger”) related to the Merger that shall be filed with the Secretaries of State of the States of Delaware and Montana on or before the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Certificates of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Certificates of Merger.

(b)      The Bank Merger shall become effective as set forth in the Plan of Bank Merger providing for the Bank Merger, at the later of immediately following the Effective Time or as promptly as practicable thereafter (unless otherwise determined by Buyer in its sole discretion). Prior to the Effective Time (unless otherwise determined by Buyer in its sole discretion), Buyer shall cause Buyer Bank, and Company shall cause Company Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

(c)      Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Mountain time, on a date which shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (such date, the “Closing Date”) at the offices of the Buyer, or such other place, date or time as the parties may mutually agree. At the Closing, there shall be delivered to Buyer and Company the Certificates of Merger, the Plan of Bank Merger and such other certificates and other documents required to be delivered under Section 1.05(a), Section 1.05(b) and Article 6 hereof.

Section 1.06.    Structure Change. Buyer may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Company with a wholly-owned Subsidiary of Buyer) if and to the extent requested by Buyer, and Company agrees to enter into such amendments to this Agreement as Buyer may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount, kind, or value of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Company’s shareholders or (c) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Regulatory Approvals to be prevented or materially delayed.

ARTICLE 2.

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01.    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company, subject to Section 2.09 and any applicable withholding Tax:

(a)      Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)      Each share of Company Common Stock owned directly by Buyer, Company or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers, or as a result of debts previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)     Each share of Company Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b) above) shall be automatically converted into the right to receive the following consideration (collectively the “Merger Consideration”), without interest: (i) $2,946.51 in cash (the “Cash Consideration”) and (ii) 179.4464 validly issued, fully paid and nonassessable shares of Buyer Common Stock (the “Stock Consideration”).

Section 2.02.   Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of Company Common Stock, when converted in accordance with Section 2.01(c) above, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 (subject to the provisions of Section 2.06). At the Effective Time, the non-dissenting holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth exclusively in Section 2.03) in accordance with this Article 2. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.03.    Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu thereof, Buyer shall pay or cause to be paid to each non-dissenting holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth (1/100th) of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the VWAP for the twenty (20) Trading Days immediately preceding the fifth Trading Day immediately preceding the Closing Date.

Section 2.04.     Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and through the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.05.    Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably required by the Exchange Agent, the Exchange Agent shall mail or otherwise cause to be delivered to each holder of record of shares of Company Common Stock immediately prior to the Effective Time and whose shares of Company Common Stock were converted pursuant to Section 2.01 into the right to receive the Merger Consideration (each, a “Holder”), a letter of transmittal, which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss and/or bonds in such amounts as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify, and (ii) specify instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 as provided for in this Agreement (the “Letter of Transmittal”). Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of the Holders, which books shall be conclusive with respect thereto.

Section 2.06.     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with applicable provisions of the MBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissent. From and after the Effective Time, a shareholder who has properly exercised such dissenters’ rights shall not have any rights of a shareholder of Company or the Surviving Entity with respect to shares of Company Common Stock, except those provided under applicable provisions of the MBCA (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the fair value of each share of Company Common Stock held by him or her in accordance with the applicable provisions of the MBCA, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses his, her or its right to dissent, in which case such shares of Company Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of his, her or its Certificates pursuant to Section 2.05. Company shall give Buyer prompt notice of any written notice of intent to demand payment, attempted withdrawals of such notices, and any other instruments served pursuant to applicable Law received by Company relating to shareholders’ rights of dissent. Buyer shall have the right to direct all discussions, negotiations and proceedings with respect to any such notices of intent to demand payment. Company shall not, except with the prior written consent of Buyer, voluntarily make, or offer to make, any payment with respect to, or settle or offer to settle, any such notice of intent to demand payment. Company shall not waive any failure to timely deliver a written notice of intent to demand payment or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect dissenters’ rights under the MBCA. Any payments made in respect of Dissenting Shares shall be made by Buyer as the Surviving Entity.

Section 2.07.     Deposit of Merger Consideration.

(a)      Prior to the Effective Time, Buyer shall designate a bank or trust company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving and holding their Certificates, but shall obtain no rights or interests in the shares represented thereby. At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent (i) evidence of Buyer Common Stock issuable pursuant to Section 2.01(c) in book-entry form equal to the aggregate Buyer Common Stock portion of the Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration and, to the extent then determinable, any cash payable in lieu of shares of Buyer Common Stock as set forth in Section 2.03 (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Buyer; provided, however, that no such investment or loss thereon shall affect the amounts payable to Holders of Certificates pursuant to this Article 2.

(b)      Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to Buyer for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 deliverable in respect of each share of Company Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Holder represented by any Certificate for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.08.     Delivery of Merger Consideration.

(a)     Upon surrender to the Exchange Agent of its Certificate(s) (or an affidavit of loss in lieu thereof) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article 2, any fractional share consideration that such holder has the right to receive pursuant to the provisions of Section 2.03, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Buyer Common Stock in accordance with Section 2.08(c) for each share of Company Common Stock formerly represented by such Certificate, to be mailed within five (5) Business Days. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates representing the shares of Company Common Stock for exchange as provided in this Article 2, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by Buyer or the Exchange Agent.

(b)      In the event of a transfer of ownership of a Certificate for Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Buyer that the tax has been paid or is not applicable, and the person requesting payment for such Certificate shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c)      All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate) is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)), there shall be issued and/or paid to the holder of the whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d)     Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as applicable. Buyer shall provide written information to Holder regarding such deduction or withholding.

Section 2.09.     Anti-Dilution Provisions. In the event that before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Buyer Common Stock, the Merger Consideration shall be proportionally adjusted as needed to preserve the relative economic benefit of the parties.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01.     Making of Representations and Warranties.

(a)     On or prior to the date hereof, Company and Company Bank have delivered to Buyer and Buyer Bank a Schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 3 or to one or more of its covenants contained in Article 5.

(b)      Except as set forth in the Company Disclosure Schedule (subject to Section 9.12), Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer as follows in this Article 3.

Section 3.02.     Organization, Standing and Authority.

(a)      Company is a Montana corporation duly organized, validly existing and in good standing under the Laws of the State of Montana, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, meets the applicable requirements for qualification as such, and which is not being treated as a financial holding company under such Act. Company has the requisite corporate power and authority to carry on its business as now conducted by it and to own, lease and operate its properties and assets. Company is duly licensed or qualified to do business in the State of Montana and as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)     Company Bank is a Montana state-chartered member bank duly organized, validly existing and in good standing under the Laws of the State of Montana. Company Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Company Bank as a duly chartered Montana bank is duly licensed or qualified to do business in Montana and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. Company Bank is a member of the Federal Home Loan Bank of Des Moines.

Section 3.03.     Capital Stock.

(a)     The authorized capital stock of Company consists solely of 20,000 shares of Company Common Stock, no par value, of which, as of the date of this Agreement, 10,000 shares are issued and 2,206 shares are outstanding (none of which are subject to transfer or forfeiture restrictions). As of the date of this Agreement, no shares of Company Common Stock were reserved for issuance. The capitalization table set forth on Company Disclosure Schedule 3.03(a) sets forth a true, correct and complete list of the shareholders of Company, showing the number of shares of Company Common Stock held by each such shareholder.

(b)      There are no shares of Company Common Stock held by any of Company’s Subsidiaries. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any current or past Company shareholder and have been issued in compliance with the Shareholder Agreements. All shares of Company’s capital stock issued and outstanding have been issued in compliance in all material respects with applicable federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(c)      There are no outstanding shares of capital stock of any class of Company, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock options, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. Other than the Company Shareholder Support Agreements, there are no agreements, arrangements or other understandings with respect to the voting or transfer of Company’s capital stock to which Company or any of its Subsidiaries is a party and to the Knowledge of Company as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on Company Disclosure Schedule 3.03(c), since January 1, 2018 through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, or (B) issued or awarded any stock options. Neither Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Company or such Subsidiary on any matter.

(d)      All of the outstanding shares of capital stock of each of Company’s Subsidiaries are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, other than restrictions on transfers under applicable securities Laws. Neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.04.     Subsidiaries.

(a)     Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Company and Company Bank, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to do business. Except as set forth in Company Disclosure Schedule 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Company or any Subsidiary thereof; are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b)     Neither Company nor any of its Subsidiaries, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Company Bank. Neither Company nor any of Company’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c)     (i) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to so qualify has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. A complete and accurate list of all such jurisdictions is set forth in Company Disclosure Schedule 3.04(a); and (ii) Company Bank is an insured depository institution as defined in 12 U.S.C. 1813(c)(2).

Section 3.05.     Corporate Power.

(a)     Company, Company Bank and each of their Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval.

(b)     Company has made available to Buyer a complete and correct copy of the Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of Company and each of its Subsidiaries, the minute books of Company and each of its Subsidiaries, and the stock ledgers and stock transfer books of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the terms of its Articles of Incorporation, Bylaws or equivalent organizational documents. The minute books of Company and each of its Subsidiaries contain records since 2010 of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects and a correct and complete copy of such records has been delivered to Buyer prior to the date hereof. The stock ledgers and the stock transfer books of Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Company and each of its Subsidiaries, subject to any pending transfers of Company Common Stock.

Section 3.06.   Corporate Authority. Subject only to the receipt of the Requisite Company Shareholder Approval at the Company Meeting and the Company Bank Shareholder Approval, this Agreement and the transactions contemplated hereby have been approved and authorized by all necessary corporate action of Company and Company Bank on or prior to the date hereof. Promptly, but not later than ten (10) Business Days, following the execution of this Agreement, in accordance with Section 5.20, Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Company Bank Shareholder Approval”). Company Board has directed, or will direct, that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the MBCA and Company’s Articles of Incorporation and Bylaws and the receipt of the Company Bank Shareholder Approval, no other vote of the shareholders of Company or Company Bank is required by Law, the Articles of Incorporation of Company and Company Bank, the Bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

Section 3.07.     Regulatory Approvals; No Defaults.

(a)     No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company and Company Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and the Montana Division of Banking, the filing of the Certificates of Merger with the Secretaries of State of the States of Delaware and Montana, the filing or issuance of the articles of merger relating to the Bank Merger with or by the Montana Secretary of State, the Montana Division of Banking and the FRB, respectively, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, compliance with the applicable requirements of the Exchange Act, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states and the approval of the listing of such Buyer Common Stock on Nasdaq in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Company Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation, Bylaws or similar governing documents of Company, Company Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of, or any filing or notice to, any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)     As of the date of this Agreement, Company has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, (ii) why any Burdensome Condition would be imposed, or (iii) why the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.08.     Financial Statements.

(a)     (i) Company has made available or delivered to Buyer true and complete in all material respects copies of (A) all monthly reports and financial statements of Company and its Subsidiaries that were prepared for Company or the Company Bank’s Board of Directors since December 31, 2016 (the “Management Statements”); (B) the annual report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2018, of Company and each of its Subsidiaries required to file such reports (the “FR Y-9”); and (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, filed with the Federal Reserve Board and the FDIC since December 31, 2016, of Company and each of its Subsidiaries required to file such reports (the “Filed Reports”) (collectively, the Management Statements, the FR Y-9 and the Filed Reports, the “Company Unaudited Financial Statements”).

(ii)     The Management Statements have been prepared in accordance with Company’s books and records and fairly present in all material respects the financial position of Company and its Subsidiaries as of the respective dates indicated and the results of the operations of Company and its Subsidiaries for the periods indicated. The FR Y-9 and the Filed Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed, including applicable regulatory accounting principles and practices (the “Regulatory Requirements”) and fairly present (and all financial statements to be delivered to Buyer as required by this Agreement will fairly present) in all material respects the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of Company and its Subsidiaries as of the dates thereof and for the periods covered thereby (subject to normal year-end adjustments that are not or will not be material in amount or effect and the absence of notes). As of the date of the latest balance sheet forming part of the Filed Reports (the “Company Latest Balance Sheet”), none of Company or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with Regulatory Requirements. No report, including any report filed with the FDIC, the Federal Reserve Board, the Montana Division of Banking, or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Company or the Company Bank, in each case, since December 31, 2016, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Unaudited Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Buyer. Company and the Company Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Company Bank and accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date have been prepared in accordance with the Regulatory Requirements.

(b)     Since January 1, 2017, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Company or any Subsidiary thereof, whether or not employed by Company or any such Subsidiary, has reported evidence of a violation of law by Company or any Subsidiary thereof or any officers, directors, employees or agents of Company or any of its Subsidiaries to the Company Board or any committee thereof or to any director or officer of Company.

(c)     Each of Company and its Subsidiaries maintains accurate books and records in all material respects reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Company in accordance with Regulatory Requirements and to maintain accountability for Company’s consolidated assets; (iii) access to Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries. The books of Company and its Subsidiaries are true, complete and accurate in all material respects and reflect only actual transactions.

(d)     Neither Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by Regulatory Requirements to be included on a consolidated balance sheet of Company, except for those liabilities that are reflected or reserved against on the Company Latest Balance Sheet and for liabilities incurred (A) in the Ordinary Course of Business since June 30, 2019 that are not, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, or (B) in connection with this Agreement and the transactions contemplated hereby.

Section 3.09.     Regulatory Reports. Since January 1, 2017, Company and its Subsidiaries have timely filed with the FRB, the Montana Division of Banking and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as disclosed in Company Disclosure Schedule 3.09, and other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated or has pending any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2017 that would reasonably be expected to be material. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. There have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2017.

Section 3.10.    Absence of Certain Changes or Events. Since June 30, 2019, except as disclosed in the Company Unaudited Financial Statements, (a) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Company Bank; (b) except as otherwise expressly contemplated by this Agreement, Company and each of its Subsidiaries has conducted its business in all material respects in the Ordinary Course of Business; and (c) there has not been (i) any material change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities; (iii) (1) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other arrangement that would be a Company Benefit Plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than in the Ordinary Course of Business), or (2) any grant of change-in-control, retention, severance or termination pay, or any contract or arrangement entered into to make or grant any change-in-control, retention, severance or termination pay, (3) any payment of any bonus, or (4) the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (iv) any material election or material changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than investment securities of Company or Company Bank, or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (vii) any lease of real or personal property entered into, other than in connection with foreclosed property; or (viii) any issuance of capital stock or Rights to acquire capital stock of Company or any of its Subsidiaries.

Section 3.11.     Legal Proceedings. Except as set forth in Company Disclosure Schedule 3.11:

(a)     There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Company or any of its Subsidiaries, any benefit plan or any director, officer or employee or to which Company or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenges the validity or propriety of the transactions contemplated by this Agreement. There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened, against any officer, director, or employee of Company or its Subsidiaries, in each case by reason of any person being or having been an officer, director, or employee of Company or its Subsidiaries.

(b)      There is no injunction, order, judgment, decree or regulatory restriction imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12.     Compliance with Laws.

(a)      Company and each of its Subsidiaries is, and has been since January 1, 2016, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans and consumer loans. Since January 1, 2016, neither Company nor any of its Subsidiaries has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)     Company and each of its Subsidiaries and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; provided that each of the foregoing related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and Company Bank do not have any approved but unopened offices or branches.

(c)      Neither Company nor Company Bank has received, since January 1, 2016 to the date hereof, written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in material compliance with any of the Laws which such Governmental Authority enforces, or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor, to the Knowledge of Company, do any grounds for any of the foregoing exist).

(d)     Neither Company nor Company Bank (nor to Company’s Knowledge any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(e)      Except as required by the Bank Secrecy Act, to Company’s Knowledge, no employee of Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Company or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

Section 3.13.     Company Material Contracts; Defaults.

(a)     Except as set forth in Company Disclosure Schedule 3.13(a) as of the date hereof, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer or employee of Company or any of its Subsidiaries, or entitle any other third party, to indemnification from Company or any of its Subsidiaries; (iii) to which any Affiliate, officer, director, employee or consultant of Company or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the Ordinary Course of Business and in accordance with all applicable regulatory requirements with respect to it); (iv) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, termination, retirement, consulting, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such person upon a change-of-control; (v) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (vi) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any of its Subsidiaries; (vii) that provides any rights to investors in Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company Board; (viii) related to the borrowing by Company or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or between the Company and any of its Subsidiaries and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (ix) relating to the lease of personal property having a value in excess of $50,000; (x) relating to the formation, creation, operation, management or control any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement or which limits payments of dividends; (xi) which relates to capital expenditures and involves future payments by Company or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate, or has a term exceeding twelve (12) months in duration outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xii) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xiii) which is not terminable by Company or its relevant Subsidiary on sixty (60) days or less notice and involving the payment to or from the Company or any Subsidiary of more than $50,000 per annum outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xiv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company, Company Bank or any of their respective Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right with respect to material assets of Company or any of its Subsidiaries or that limits or purports to limit the ability of Company or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xv) pursuant to which Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (xvi) that involves any Intellectual Property rights (other than non-exclusive licenses to generally available commercial “off-the-shelf” software licensed pursuant to “shrink wrap” or “click and accept” licenses), including any assignment, license, sublicense, agreement or other permission, to or from Company or any of its Subsidiaries and that is material (for the avoidance of doubt, any Patents shall be deemed material); (xvii) relating to the provision of data processing, network communications or other material technical services to or by Company or any of its Subsidiaries; or (xviii) that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Company were required to file such with the SEC. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Company Disclosure Schedule 3.13(a), and, is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b)      (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy; (ii) neither Company nor any of its Subsidiaries is in default under any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default; and (iii) no other party to any such Company Material Contract is, to the Knowledge of Company, in default in any material respect or has repudiated or waived any material provision of any such Company Material Contract. No material power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.

(c)     Company Disclosure Schedule 3.13(c) sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

(d)     All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for Company’s own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in the Ordinary Course of Business and in accordance with all applicable Laws and (ii) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy), and is in full force and effect. Neither Company nor any of its Subsidiaries, nor to the Knowledge of Company, any other party thereto, is in default of any of its obligations under any such agreement or arrangement.

Section 3.14.     Agreements with Regulatory Agencies. Except as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) other than those of general application, and since January 1, 2016, Company has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15.     Brokers. Neither Company nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Vining Sparks IBG, LP, pursuant to letter agreements, true and complete copies of which have been previously provided to Buyer and which provide for payment of the amounts set forth on Company Disclosure Schedule 3.15.

Section 3.16.     Employee Benefit Plans.

(a)     All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or service providers of Company, Company Bank or any of its Subsidiaries or ERISA Affiliates (such current and former employees and other service providers collectively, the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries or ERISA Affiliates or (iii) with respect to which Company or any of its Subsidiaries or ERISA Affiliates has any liability or contingent liability (including liability arising from affiliation under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, cafeteria, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock-based, incentive, bonus plans, severance, retirement plans, pension plans, “multiemployer plans” (as defined in Section 3(37) of ERISA) and other similar plans, contracts, policies or arrangements whether or not subject to ERISA, whether written or unwritten (and for any unwritten plan, a description thereof) (all such plans, contracts, policies or arrangements are collectively referred to as the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). None of Company nor any of its Subsidiaries or ERISA Affiliates has any stated plan, intention or commitment to establish any new plan, contract, policy or arrangement that would be a Company Benefit Plan or to materially modify any Company Benefit Plan except as required by applicable Law.

(b)     Company has provided Buyer with true and complete current copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plan and all amendments thereto, summary plan descriptions and summary of material modifications, the three most recent annual reports (IRS Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan, material communications to or from the IRS, the Pension Benefit Guaranty Corporation or any other Governmental Authority, all material written contracts relating to each Company Benefit Plan, including administrative service agreements and group insurance contracts, and the most recent IRS determination, opinion, notification and advisory letters, if any, with respect thereto. In addition, the most recent annual and periodic accounting and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to Buyer.

(c)      All reports, notices and information required to be filed with or delivered to the United States Department of Labor, the IRS or plan participants with respect to the Company Benefit Plans have been timely filed or delivered. Each of the Company Benefit Plans intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that such plan was so qualified, as of the date set forth in the letter and nothing has occurred with respect to the operation of any such plan which, either individually or in the aggregate, would impair such qualification or result in the imposition of any material liability, penalty or tax under ERISA or the Code.

(d)      None of Company nor any of its Subsidiaries or ERISA Affiliates (or their predecessors) has within the past six (6) years maintained, sponsored or contributed to (or been obligated to contribute to) a plan subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” within the meaning of Section 3(37) of ERISA. None of Company nor its Subsidiaries or ERISA Affiliates has incurred within the past six (6) years, and there are no circumstances under which any could reasonably incur, any liability with respect to Title IV of ERISA or Section 412 of the Code.

(e)     All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company to the extent required to be reflected under applicable accounting principles. All amounts due and payable under any Company Benefit Plan have been timely paid to participants. All general ledger entries and required tax withholdings have been made in connection with the Salary Continuation Agreements set forth in Company Disclosure Schedule 5.11(g).

(f)      Each of the Company Benefit Plans has been maintained, in all material respects, in accordance with the terms and all provisions of all applicable laws and regulations. None of the Company Benefit Plans provides continuing welfare benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee’s own expense), and the Company has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder. The Company is not currently liable and has not previously incurred any liability for any tax or penalty arising under Chapter 43 of Subtitle D of the Code or Section 502 of ERISA, and no facts or event exists which could give rise to any such liability. All Company Benefit Plans that are group health plans have been operated in compliance in all material respects with the group health plan continuation requirements of applicable Law. Company may amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder for future benefits coverage at any time after such termination.

(g)      Except as set forth in Company Disclosure Schedule 3.16(g), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans unless otherwise agreed to by Buyer, or (vi) result in payments under any of the Company Benefit Plans for which a deduction would be disallowed by reason of Section 280G of the Code.

(h)      No Company Benefit Plan has resulted or would, if operated in accordance with its terms, result in the material payment by any participant therein of interest or additional tax on nonqualified deferred compensation under Section 409A of the Code. None of Company nor any of its Subsidiaries or ERISA Affiliates has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any tax, including the interest and the penalties specified in Section 409A of the Code that may be currently due or triggered in the future.

(i)      Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries or ERISA Affiliates for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

Section 3.17.     Labor Matters.

(a)     None of Company nor any of its Subsidiaries is or has been a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is not any proceeding pending before the National Labor Relations Board or any other Governmental Authority involving the Company or any of its Subsidiaries, nor has there ever been, nor is such a proceeding, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. None of the Company’s employees are represented by a union. There is not and has never been, any activities or proceedings of any labor union (or representatives thereof) to organize any employees of the Company or any of its Subsidiaries, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees and, to the Company’s Knowledge, within the prior twelve (12) months, no such activities or proceedings are or were underway.

(b)     Except as set forth on Company Disclosure Schedule 3.17(b), there are no written employment contracts, confidentiality agreements, disclosure or proprietary information agreements, non-competition agreements or, any other agreements or any restrictive covenants applicable to any employee of the Company or any of its Subsidiaries. No officer of, director, employee, agent, or contractor of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality agreement, disclosure or proprietary information agreement, non-competition agreement or, any other agreement or any restrictive covenant, order, writ, or judgment that prohibits, limits, or purports to limit such Person from: (i) engaging in or continuing any conduct, activity, duty or practice relating to the business of the Company or any of its Subsidiaries; or (ii) assigning to the Company or its Subsidiaries, as the case may be, any rights to any invention, improvement, discovery or other similar proprietary rights, and the continued employment or engagement of each such officer officers, directors, employees, agents, or contractors does not subject Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(c)     Company and its Subsidiaries are and have been since January 1, 2016 in compliance in all material respects with, and to the Knowledge of Company are not under investigation with respect to, applicable Laws with respect to labor and employment and employee matters, including, but not limited to, employment practices, employee benefits, labor relations, terms and conditions of employment, tax withholding and tax payment, discrimination, harassment, retaliation, equal employment, fair employment practices, collective bargaining, leaves of absence, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs and wages and hours. As of the Closing Date, neither the Company nor any of its Subsidiaries will be liable for the payment of any Taxes, fines, penalties or other amounts for the failure to comply with any of the foregoing requirements of Law.

(d)      No Company Employees provide services to Company or any of its Subsidiaries outside of the United States.

(e)      Company Disclosure Schedule 3.17(e) sets forth the name, date of hire, job title, work location, full-time/part-time status, exempt/non-exempt status, bonus eligibility, commission eligibility, equity holdings in the Company or any Subsidiary, severance entitlement, current compensation paid or payable, including annual vacation, sick time and/or paid leave (both allotted annually and accrued but unused as of the date hereof) and status (e.g., leave of absence, disability, layoff, active, temporary), of all employees of the Company or any Subsidiary. The Company and its Subsidiaries have paid in full or accrued in the Company Unaudited Financial Statements all wages, salaries, commissions, incentives, bonuses, and other compensation due to any current or former employee, independent contractor, or other worker who is currently providing or previously provided services to the Company or any Subsidiary or otherwise arising under any employee benefit plan, contract, or Law prior to the Closing.

(f)       Except as set forth on Company Disclosure Schedule 3.17(f), there are no written personnel policies, handbooks, rules or procedures applicable to any employee.

(g)      Set forth on Company Disclosure Schedule 3.17(g) is a list of the employees terminated or laid-off or whose hours of work have been reduced by more than fifty percent (50%) by the Company or any of its Subsidiaries within the last three (3) calendar years, together with a complete and accurate list of the following information in respect of each former employee who has been terminated or laid-off, or whose hours of work have been reduced by more than fifty percent (50%) in the prior three (3) years: (i) the date of such termination, layoff or reduction in hours; (ii) the reason therefor; (iii) the employee’s base salary/hourly rate, as well as any bonus or commission eligibility; (iv) whether the employee executed a general release of claims or other separation agreement; and (v) the employee’s work location. To the extent that any of the employees listed on Company Disclosure Schedule 3.17(g) have executed a general release of claims or other separation agreement, the Company has provided a true, correct and complete copy of such document to Buyer.

(h)      Set forth on Company Disclosure Schedule 3.17(h) is a complete list of all current and former (in the past three (3) calendar years) Persons other than employees (e.g., consultants, independent contractors, etc.) who or that provide services to the Company or its Subsidiaries, together with a complete and accurate list of the following information with respect to each such Person: (i) name; (ii) dates of engagement; (iii) nature and description of services performed and anticipated to be performed in the future; (iv) compensation or fees paid; and (v) service location. To the extent that any of the Persons listed on Company Disclosure Schedule 3.17(h) have entered into any written agreement with the Company, the Company has provided a true, correct and complete copy of such document to Buyer.

(i)      There are no pending or, to the Company’s Knowledge, threatened, audits, investigations, information requests, claims, suits, demands or charges against the Company or any of its Subsidiaries or any of its or their employees regarding any Laws relating to labor and employment and employee matters, including, but not limited to, employment practices, employee benefits, labor relations, terms and conditions of employment, tax withholding and tax payment, discrimination, harassment, retaliation, equal employment, fair employment practices, collective bargaining, leaves of absence, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs. There are no unsatisfied obligations, claims, lawsuits, grievances, workers’ compensation proceedings or similar proceedings in respect of the Company or its Subsidiaries.

(j)       Neither the Company nor its Subsidiaries is a party to or otherwise bound by any consent decree or order with, or citation by, any Governmental Authority relating to any employee or employment practices, wages, hours or terms or conditions of employment.

(k)     The Company and its Subsidiaries have complied in all material respects with any obligation they may have pursuant to a contract, agreement, policy, Law, or otherwise to provide severance payments and/or benefits to any current or former employee, independent contractor or other worker who is currently providing or previously provided services to the Company or any of its Subsidiaries.

Section 3.18.     Environmental Matters.

(a)      Neither Company nor Company Bank, and, to the Company’s Knowledge, no other party, has released, discharged, spilled or disposed of Hazardous Substances at, on, under or from any real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures, and ownership or operation, directly or indirectly, as a fiduciary, lender or secured creditor) or formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor (including buildings or other structures, and ownership or operation, directly or indirectly, in a fiduciary capacity), that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)     There is no litigation or Environmental Claim pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, asserted by any Person or before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(c)     Company and each of its Subsidiaries and their respective currently or formerly owned, operated or leased real properties and facilities are, and have been, in compliance in all material respects with all Environmental Laws, and there are no past or present events, conditions, circumstances, activities or plans related to such properties or facilities that did or would materially violate or prevent compliance or continued compliance in all material respects with any of the Environmental Laws.

(d)      Except as set forth on Company Disclosure Schedule 3.18(d), as of the date of this Agreement there are no contracts or agreements of the Company or any of its Subsidiaries or any predecessor with any Person pursuant to which it assumes responsibility or liability for any Environmental Claim or relating to the presence or release into the environment of any Hazardous Substance.

Section 3.19.     Tax Matters.

(a)     The Company and each of its Subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns are correct, accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid over to the appropriate taxing authority other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Except as set forth in Company Disclosure Schedule 3.19(a), neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by any Governmental Authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings) upon any of the assets of Company or any of its Subsidiaries.

(b)      Company and each of its Subsidiaries, as applicable, have timely withheld and paid all Taxes required to have been withheld and paid over to the appropriate taxing authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)     No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority, in each case, against Company or any of its Subsidiaries.

(d)     Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income and other material Tax Returns filed with respect to Company and each of its Subsidiaries for the years ended December 31, 2017 and 2016. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company and each of its Subsidiaries with respect to income and other material Taxes filed for the years ended December 31, 2017 and 2016. Company and each of its Subsidiaries have timely and properly taken such actions in response to and in compliance with written notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.

(e)      Neither Company nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any tax authority, nor have any been issued by any tax authority, in each case that have any continuing effect.

(f)       Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.

(g)      Company and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(h)     Except as set forth in Company Disclosure Schedule 3.19(h), neither Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement relating to the allocation of liabilities for Taxes between related parties. Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, unincorporated organization or other Person (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(i)      Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(j)       Neither Company nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(k)     The unpaid Taxes of Company and each of its Subsidiaries (A) did not, as of the date of the latest Company Unaudited Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet reflected on the latest Financial Statement (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and each of its Subsidiaries in filing their Tax Returns. Since the date of the latest Company Unaudited Financial Statements, neither Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(l)       Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Section 1.6011-4(b) (1) of the Regulations or any comparable provision of state or local Tax Law, or a transaction substantially similar to a reportable transaction.

(m)     Company has been since its election on January 1, 1998 and will be at all times up until the Closing properly treated as an “S corporation” within the meaning of Section 1361(a)(1) of the Code (and any corresponding or similar applicable provision of state, local, foreign or other income tax law) (“S-Corp”). Company Bank has been and will be at all times up until the Closing properly treated as a “qualified subchapter S subsidiary” of Company as that term is defined in Section 1361(b)(3)(B) of the Code (and any corresponding or similar applicable provision of state, local, foreign or other income Tax Law).

Section 3.20.     Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Montana Division of Banking. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.21.     Loans; Nonperforming and Classified Assets.

(a)     Company Disclosure Schedule 3.21(a) (i) sets forth the aggregate outstanding principal amount of all Loans as of March 31, 2019, (ii) contains a true and correct list of the borrowers with the 25 largest individual or aggregate extensions of credit from Company Bank, and (iii) identifies, as of March 31, 2019, any Loans under the terms of which the obligor was over thirty (30) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date or that are, to Company’s Knowledge, otherwise in material default for more than thirty (30) days.

(b)     Company Disclosure Schedule 3.21(b) identifies, as of March 31, 2019, each Loan that was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, “Criticized Loans”) together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(c)      Company Disclosure Schedule 3.21(c) identifies each asset of Company or any of its Subsidiaries that as of March 31, 2019 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since March 31, 2019 and any sales of OREO between March 31, 2019 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d)     Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected, (iii) was at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the Ordinary Course of Business of Company and its Subsidiaries and is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iv) is not the subject of any written notice from an obligor asserting defense, set-off or counterclaim with respect thereto that, if valid, would materially and adversely affect the value of the related Loan.

(e)     All currently outstanding Company Loans were solicited, originated, administered, and currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Bank of Des Moines). No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Company Bank. Except as set forth in Company Disclosure Schedule 3.21(e), no Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

(f)      Except as would not reasonably be expected to be material, neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries, and none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g)      Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)      Neither Company nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.

(i)       Company and Company Bank have not, since January 1, 2017, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of Company or any of its Subsidiaries (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O. Company Disclosure Schedule 3.21(i) identifies any loan or extension of credit maintained by Company and Company Bank to which Regulation O applies, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.

Section 3.22.     Allowance for Loan and Lease Losses. Company’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in (a) the Company Unaudited Financial Statements and (b) the Company Latest Balance Sheet, are, in the Company’s opinion, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by the applicable Governmental Authority, the Financial Accounting Standards Board and GAAP. To the Knowledge of Company, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance).

Section 3.23.     Trust Business; Administration of Fiduciary Accounts. Neither Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.24.     Investment Management and Related Activities. None of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any of its Subsidiaries, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.25.     Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.26.     Deposit Insurance and Deposits. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened. Except as disclosed in Company Disclosure Schedule 3.26, Company Bank has no “brokered deposits” as defined in 12 C.F.R. 337.6(a)(2). Company Disclosure Schedule 3.26 contains a true and correct list of the depositors who own the 25 largest deposit relationships of Company Bank.

Section 3.27.     Community Reinvestment Act and Privacy and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Company or Company Bank’s operations, neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, Company’s and Company Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “satisfactory” or better. Neither Company nor any of its Subsidiaries has Knowledge of any facts or circumstances that could reasonably be expected to cause Company or Company Bank: (a) to be deemed not to be in compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed not to be in compliance with the applicable privacy of consumer or customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Company and Company Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural persons, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016, who are consumers, customers and former customers that will be transferred to Buyer and Buyer Bank pursuant to this Agreement.

Section 3.28.     Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.28, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer or five percent (5%) or greater shareholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates, or any Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Company Disclosure Schedule 3.28, neither Company nor any of its Subsidiaries is a party to any transaction or agreement, or is contemplated to be a party to any proposed transaction or agreement, with any of its respective directors or executive officers or to any of their respective Affiliates or Associates or other Affiliates of Company other than part of the terms of an individual’s employment or service as a director, and no such person has had any direct or indirect interest in any property, assets, business or right owned, leased, held or used by Company or its Subsidiaries, other than deposits held by Company Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2017, between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, in all material respects with Federal Reserve Act 23A and 23B and Regulation W of the FRB.

Section 3.29.     Tangible Properties and Assets.

(a)      Company Disclosure Schedule 3.29(a) sets forth a true, correct and complete list of all real property owned as of the date of this Agreement by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.29(a), the Company and its Subsidiaries are not a party to any real property lease or license, whether as landlord, tenant, guarantor or otherwise. Company or its Subsidiaries has good, valid and marketable title to or otherwise legally enforceable rights to use all of the real property, all buildings, structures and other improvements on the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) Liens for taxes and other governmental charges and assessments, which are not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP, (ii) Liens, easements, rights of way, and other similar encumbrances that do not materially detract from the value or the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP. Each of Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by Company or such Subsidiary or, to the Knowledge of Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, except for any such noncompliance, default or failure to be in full force and effect that, individually or in the aggregate, has not had a Material Adverse Effect. Except as set forth on Company Disclosure Schedule 3.29(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank. None of the Company or its Subsidiaries have granted any right, title or interest in any mineral rights that are unrecorded.

(b)     Except as set forth on Company Disclosure Schedule 3.29(b), all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, vaults, safety deposit boxes, wiring and cable installations, included in the owned real property are, to Company’s and Company Bank’s Knowledge, in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries as currently conducted except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank.

(c)     To the Company’s Knowledge, since the Company or one of its Subsidiaries has owned the real property, there have been no material interruptions in the delivery of adequate service of any utilities required in the operation of the business currently conducted at the real property. To the Company’s Knowledge, since the Company or one of its Subsidiaries has owned the real property, no property has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service. To the Company’s Knowledge, all utilities servicing the property are publicly provided and maintained.

(d)     The real property and improvements thereof have access to and from all adjoining streets, roads and highways necessary for the use and operation by the Company and its Subsidiaries as currently conducted, and none of the Company or its Subsidiaries has received written notice from any Governmental Authority of any pending action that would result in the termination or reduction of the current access from the real property and improvements to existing roads and highways, or to sewer or other utility services available to the real property and improvements, in each case as necessary for the use and operation of the real property and improvements as currently used and operated.

Section 3.30.     Intellectual Property.

(a)     Company Disclosure Schedule 3.30(a) sets forth a true, complete and correct list of all registered and, to Company’s Knowledge, unregistered material Company Intellectual Property owned by the Company or any of its Subsidiaries, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(b)     Company or its Subsidiaries own all right, title and interest in and to, or has a valid license or otherwise possess legally enforceable rights to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to “off-the-shelf” Software at standard commercial rates).

(c)      The Company Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Company and its Subsidiaries as currently conducted. Company is the owner or licensee of all right, title and interest in and to each of the items of Company Intellectual Property, free and clear of all Liens, and has the right to use without payment to any other Person all of the Company Intellectual Property.

(d)     The Company Intellectual Property owned by Company or its Subsidiaries is valid, subsisting and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any such Company Intellectual Property.

(e)     None of Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Company of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither Company nor any of its Subsidiaries has received notice challenging Company’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any material Company Intellectual Property.

(f)     Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and Company or any of its Subsidiaries have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Company Intellectual Property rights owned by, or licensed to, Company or any of its Subsidiaries.

(g)     Set forth on Company Disclosure Schedule 3.30(g) is a complete and accurate list and summary description, including any royalties paid or received by Company or its Subsidiaries, and Company has delivered to Buyer accurate and complete copies, of all contracts relating to the Company Intellectual Property (other than non-exclusive licenses to generally available commercial software). There are no outstanding and to Company’s Knowledge, no threatened disputes or disagreements with respect to any such contract. Included in Company Disclosure Schedule 3.30(g) is a list of all items of Company Intellectual Property that are licensed by Company or any of its Subsidiaries (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial “off-the-shelf” software licensed pursuant to “shrink wrap” or “click and accept” licenses).

(h)     Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Company and each of its Subsidiaries in connection with their respective businesses and (ii) to Company’s Knowledge, have not materially malfunctioned or failed within the past two (2) years. Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of Company’s and its Subsidiaries’ respective IT Assets to continue by the Surviving Entity and its Subsidiaries to the same extent and in the same manner that such IT Assets have been used by Company and its Subsidiaries prior to the Effective Time.

(i)      Except for ongoing payments due under contracts with third parties, Company’s and its Subsidiaries’ respective IT Assets are free from any Liens (except for (i) statutory Liens for amounts not yet delinquent, and (ii) Liens for Taxes and other governmental charges and assessments, which are not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP). Neither Company nor any of its Subsidiaries, has received notice of or is aware of any circumstances, including the execution of this Agreement or the Plan of Bank Merger or the consummation of the transactions contemplated hereby or thereby, that would enable any third party to terminate any of Company’s or its Subsidiaries’ agreements or arrangements relating to their respective IT Assets (including maintenance and support).

(j)      Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two (2) years prior to the date hereof has received any notice asserting any violations of any of the foregoing. The transfer of all such personal data and nonpublic personal information to Buyer’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

Section 3.31.     Insurance.

(a)      Company Disclosure Schedule 3.31(a) identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”). Company and each of its Subsidiaries is insured with what the Company believes are reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined necessary and all the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or otherwise has Knowledge that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion. Neither Company nor any of its Subsidiaries is now liable for, nor has any such Person received notice of, any material retroactive premium adjustment. Company has not received notice that any insurer under any such Insurance Policy (i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause, (ii) is materially increasing its premium or (iii) has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated. Company does not have or maintain any self-insurance arrangement. Within the last three (3) years, none of Company or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Company nor Company Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(b)      Company Disclosure Schedule 3.31(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of such BOLI as of the end of the month prior to the date hereof. The value of the BOLI is and has been fairly and accurately reflected in Company’s financial statements in accordance with GAAP. Except with respect to those Split Dollar Arrangements listed in Company Disclosure Schedule 5.11(g) between the Company Bank and certain executive officers, all BOLI is owned solely by Company Bank and no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom. The Company and each Subsidiary, as applicable, has obtained written consent for each employee on whose behalf BOLI has been purchased, complied with the notice and consent requirements of Section 101(j) of the Code and has filed all required Forms 8925 with the IRS. Neither Company nor its Subsidiaries has any outstanding borrowings secured in whole or in part by its BOLI.

Section 3.32.     Questionable Payments. Neither Company, nor to Company’s Knowledge, any Affiliate thereof: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

Section 3.33.    Anti-Money Laundering Laws. Neither Company nor Company Bank has Knowledge of, has been advised of, or has reason to believe that any facts or circumstances exist that would cause any either: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any material respect of the U.S. Anti-Money Laundering Laws. Management of Company has reasonably and in good faith concluded that the Board of Directors of each Company Subsidiary that qualifies as a “financial institution” has adopted, and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all material respects with the U.S. Anti-Money Laundering Laws and has kept and filed all material reports and other necessary material documents as required.

Section 3.34.    OFAC. Neither Company nor Company Bank is, nor would either reasonably be expected to become, a Person or entity with whom a United States Person or entity is restricted from doing business under regulation of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including those named on OFAC’s Specially Designated and Blocked Persons List, or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Management of the Company has reasonably and in good faith concluded that Company Bank has implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and to the Knowledge of Company no Company Subsidiary is engaging nor engaged in any dealings or transactions with or has been otherwise associated with, such Persons or entities.

Section 3.35.    Disaster Recovery and Business Continuity. Company has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Company and Company Bank. To Company’s Knowledge, such program ensures that Company can recover its mission critical functions, and complies in all material respects with the requirements of the FFIEC and the FDIC.

Section 3.36.     Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (collectively, “Takeover Laws”) is applicable to the Company with respect to this Agreement and the transactions contemplated hereby.

Section 3.37.     Company Information. No representation or warranty by Company or Company Bank in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.38.     Investment Securities.

(a)     Except for pledges to secure public and trust deposits, FHLB borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments reflected in the Company Unaudited Financial Statements, and none of the material investments made by Company or any of its Subsidiaries since June 30, 2019, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b)     Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the Company Unaudited Financial Statements or to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP.

(c)     Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses and Company and its Subsidiaries have, since January 1, 2017, been in compliance in all material respects with such policies, practices and procedures. Prior to the date of this Agreement, Company has made available to Buyer the material terms of such policies, practices and procedures.

Section 3.39.    Board Recommendation. The board of directors of the Company, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and Bank Merger, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of the Company Common Stock approve this Agreement.

Section 3.40.     Opinion. Prior to the execution of this Agreement, Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Vining Sparks IBG, LP, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.41.     No Other Representations and Warranties. Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties, including without limitation no representation or warranty as to (a) the collectability of any of the Company Loans or (b) the realizable value of any collateral or the value of any other real estate or other assets owned by Company Bank

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01.     Making of Representations and Warranties.

(a)     On or prior to the date hereof, Buyer has delivered to Company a Schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4.

(b)      Except as set forth in (i) the Buyer Reports filed prior to the date hereof (excluding any disclosures set forth under the heading “Risk Factors” and in any section relating to forward-looking, safe harbor or similar statements) or (ii) the Buyer Disclosure Schedule (subject to Section 9.12), Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company as follows in this Article 4.

Section 4.02.     Organization, Standing and Authority.

(a)      Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and meets the applicable requirements for qualification as such. True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the “Buyer Certificate”), and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer has the requisite corporate power and authority to carry on its business as now conducted by it. Buyer is duly licensed or qualified to do business in the State of Delaware and as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)      Buyer Bank is a Montana state-chartered member bank duly organized and validly existing under the laws of the State of Montana. Buyer Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Buyer Bank is duly licensed or qualified to do business in the State of Montana and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Des Moines.

Section 4.03.     Capital Stock.

(a)      The authorized capital stock of Buyer consists of (i) 1,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement, zero shares of Buyer Preferred Stock are outstanding, and (ii) 20,000,000 shares of Buyer Common Stock, of which, 6,403,693 shares were issued and outstanding as of the close of business on the Business Day immediately prior to the date of this Agreement. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance in all material respects with applicable federal or state securities Laws. All shares of Buyer’s capital stock have been issued in compliance in all material respects with applicable federal or state securities Laws.

(b)     Except (i) any grants or awards properly issued to officers, directors or employees of Buyer or Buyer Bank pursuant to an equity based plan approved by the board of directors of Buyer, or (ii) as otherwise set forth in Buyer Disclosure Schedule 4.03(b), as of the date hereof, there are no outstanding securities of Buyer or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Buyer or any of Buyer’s Subsidiaries. As of the close of business on the Business Day immediately prior to the date of this Agreement, no shares of Buyer Common Stock or Buyer preferred stock were reserved for issuance, except for 60,160 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to the compensatory equity plans of Buyer.

(c)     Except as set forth in this Section 4.03(c), as of the close of business on the Business Day immediately prior to the date of this Agreement, there are no outstanding shares of capital stock of any class of Buyer, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Buyer or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any shares of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Buyer or any of Buyer’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or capital stock of any of Buyer’s Subsidiaries or any other securities of Buyer or any of Buyer’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. There are no agreements, arrangements or other understandings with respect to the voting of Buyer’s capital stock to which Buyer or any of its Subsidiaries is a party and to the Knowledge of Buyer as of the date hereof, no such agreements between any Persons exist. Neither Buyer nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Buyer or such Subsidiary on any matter.

Section 4.04.     Corporate Power.

(a)      Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

(b)      Neither Buyer nor Buyer Bank is in material violation of any of the terms of their respective Certificate of Incorporation, Bylaws or equivalent organizational documents.

Section 4.05.     Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank and Buyer and Buyer Bank’s respective duly constituted boards of directors on or prior to the date hereof. Promptly, but not later than ten (10) Business Days, following the execution of this Agreement, in accordance with Section 5.20, Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Buyer Bank Shareholder Approval”). Except for the Buyer Bank Shareholder Approval, no other vote of the shareholders of Buyer or Buyer Bank is required by Law, the Buyer Certificate, the Articles of Incorporation of Buyer Bank, the Bylaws of Buyer and Buyer Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Buyer and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818 (b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

Section 4.06.     SEC Documents; Financial Statements.

(a)      Buyer has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed by the Buyer with the SEC or furnished to the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2017 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments, has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Buyer Reports when filed with the SEC subsequent to the date of this Agreement and prior to the Effective Time will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. None of Buyer’s Subsidiaries, including the Bank, is subject to the periodic reporting requirements of the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Buyer Reports.

(b)     Each of the audited consolidated financial statements and the unaudited quarterly financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements, including GAAP, and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited quarterly statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount, and to the absence of footnote disclosure).

(c)     Buyer and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer financial statements for external purposes in accordance with GAAP. Since January 1, 2017, except as disclosed in the Buyer Reports, Buyer has no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting which could adversely affect Buyer’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves or involved management or other employees who have or had a significant role in Buyer’s internal control over financial reporting. Since January 1, 2017, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of Buyer other than as has been disclosed in the Buyer Reports.

(d)     Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to ensure that material information relating to Buyer required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to Buyer’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting Buyer’s principal executive officer and its principal financial officer to all material information required to be disclosed by Buyer in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(e)      Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, since January 1, 2017, neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(f)       Buyer is in compliance in all material reports with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.07.     Regulatory Reports. Since January 1, 2017, Buyer and its Subsidiaries have timely filed with the FDIC, the FRB, and any other applicable Governmental Authority (other than the SEC), in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as would not be material, other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified Buyer or any of its Subsidiaries that it has initiated or has pending any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2017. There have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries since January 1, 2017.

Section 4.08.     Regulatory Approvals; No Defaults.

(a)     Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer and Buyer Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and the Montana Division of Banking, the filing of the Certificate and Articles of Merger with the Secretaries of State of the States of Delaware and Montana, the filing or issuance of the articles of merger relating to the Bank Merger with or by the Montana Secretary of State, the Montana Division of Banking and the FRB, respectively, the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement and compliance with the applicable requirements of the Exchange Act, and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states and authorization of Nasdaq for listing in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer and Buyer Bank do not and will not (i) constitute a breach or violation of, or a default under, the Buyer Certificate, Buyer Bylaws or similar governing documents of Buyer, Buyer Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of, or any filing or notice to, any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)      As of the date of this Agreement, Buyer has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, (ii) why any Burdensome Condition would be imposed, or (iii) why the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.09.     Legal Proceedings. Except as set forth in the Buyer Reports, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer:

(a)     There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)     There is no injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 4.10.     Absence of Certain Changes or Events. Since June 30, 2019, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Since June 30, 2019 and through the date of this Agreement: (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects, and (ii) except for normal quarterly cash dividends, Buyer has not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock.

Section 4.11.     Compliance with Laws.

(a)      Buyer and each of its Subsidiaries is, and have been since January 1, 2016, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans. Since January 1, 2016, neither Buyer nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)     Buyer and Buyer Bank and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted provided that each of the foregoing related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer and Buyer Bank do not have any approved but unopened offices or branches.

(c)     Neither Buyer nor Buyer Bank has received, since January 1, 2016 to the date hereof, written or, to Buyer’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in material compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

Section 4.12.     Brokers. Neither Buyer nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 4.13.     Regulatory Capitalization. Buyer Bank is, and, assuming the accuracy of Company’s and Company Bank’s representations and warranties set forth in Article 3, will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Buyer is, and, assuming the accuracy of Company’s and Company Bank’s representations and warranties set forth in Article 3, will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.14.     Buyer Regulatory Agreements. Neither Buyer nor Buyer Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, a “Buyer Regulatory Agreement”) that, in any such case, (a) currently restricts in any material respect the conduct of its business or in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, and, to the Knowledge of Buyer, and since January 1, 2016, Buyer has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Buyer’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.15.     Community Reinvestment Act. As of the date hereof, Buyer’s and Buyer Bank’s most recent examination rating under the Community Reinvestment Act was “satisfactory” or better.

Section 4.16.     Financing. As of the date of this Agreement, Buyer has access to, and, assuming satisfaction or waiver of the conditions in Section 6.01 and Section 6.03, at the Effective Time, Buyer will have, sufficient funds to enable it to (i) pay the aggregate cash portion of the Merger Consideration in cash to the Exchange Agent in accordance with this Agreement, (ii) pay any and all fees and expenses required to be paid by Buyer or Buyer Bank in connection with the Merger or the Bank Merger, and (iii) satisfy all of the other payment obligations of Buyer or Buyer Bank contemplated hereunder.

Section 4.17.     Tax Matters.

(a) The Buyer and each of its Subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns are correct, accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid over to the appropriate taxing authority other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. No written claim has been made by any Governmental Authority in a jurisdiction where Buyer or any of its Subsidiaries does not file Tax Returns that Buyer or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings) upon any of the assets of Buyer or any of its Subsidiaries.

(b)     No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Buyer’s Knowledge, pending with respect to Buyer or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority, in each case, against Buyer or any of its Subsidiaries.

Section 4.18.     Subsidiaries.

(a) Buyer Disclosure Schedule 4.18(a) sets forth a complete and accurate list of all Subsidiaries of Buyer and Buyer Bank, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to do business. Except as set forth in Buyer Disclosure Schedule 4.18(a), (i) Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each Buyer Subsidiary, (ii) no equity securities of any of Buyer’s Subsidiaries are or may become required to be issued (other than to Buyer) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Buyer or a wholly-owned Subsidiary of Buyer), (iv) there are no contracts, commitments, understandings or arrangements relating to Buyer’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Buyer, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Buyer or any Subsidiary thereof; are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b)     Except as set forth in Buyer Disclosure Schedule 4.18(b), neither Buyer nor any of its Subsidiaries, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Buyer Bank. Except as set forth in Buyer Disclosure Schedule 4.18(b), neither Buyer nor any of Buyer’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c)     Each of Buyer’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Buyer Bank is an insured depository institution as defined in 12 U.S.C. 1813(c)(2).

Section 4.19.     Employee Benefits. The Buyer Benefit Plans have been operated in material compliance with applicable Law and in accordance with their respective terms. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Buyer Benefit Plan. Buyer and Buyer Bank have the authority, and the Buyer Benefit Plans permit, the Buyer and the Buyer Bank to honor the covenants of Buyer and Buyer Bank with respect to Company and Company Bank’s employees included in this Agreement.

Section 4.20.     No Other Representations and Warranties. Except for the representations and warranties made by Buyer and Buyer Bank in this Article 4, none of Buyer, Buyer Bank nor any other Person makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer and Buyer Bank hereby disclaim any such other representations or warranties.

ARTICLE 5.

COVENANTS

Section 5.01.     Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in all material respects in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed). Except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and Company Bank will use commercially reasonable efforts to (i) preserve intact its business organizations and assets, (ii) keep available to itself and, after the Effective Time, Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and, after the Effective Time, Buyer the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries to:

(a)     Stock. (i) Issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (other than the issuance of Company Common Stock pursuant to the exercise of Company Option Awards outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement), any Rights, any award or grant under the Company Stock Plan or otherwise, or any other securities of Company or its Subsidiaries (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of its stock or any of its Rights issued and outstanding prior to the Effective Time.

(b)     Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) payments from Company Bank to Company or from any Subsidiary of Company Bank to Company Bank and (ii) if the Adjusted Tangible Stockholders Equity of Company as of the Measurement Date is greater than $10,000,000, the Company may, in its discretion, elect to declare and pay a special cash dividend to its shareholders in such excess amount provided, however, the Company provides written notice to Buyer not less than five (5) Business Days prior to Closing and the dividend is made effective immediately prior to the Effective Time and provided further, that the amount of such dividend may be limited to the extent necessary to cause the Merger to effect a transfer of “substantially all of the properties” of the Company and Company Bank within the meaning of Section 368(a)(2)(D) of the Code occurs in connection with the Merger and that the sum of the special dividend and the aggregate Cash Consideration will be less than or equal to 60% of the aggregate value of the total Merger Consideration, in each case as determined in the sole discretion of Buyer in consultation with its tax counsel.

(c)     Compensation; Employment Arrangements. Enter into, establish, adopt, amend, terminate or renew any Company Benefit Plan, or grant any salary, wage or fee increase, increase any employee benefit or grant or pay any incentive or bonus payments, adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, accelerate any rights or benefits under any Company Benefit Plan (including accelerating the vesting of Company Option Awards) or hire or terminate (other than for cause) any employee or other service provider with annual base salary, anticipated service fees or wages that is reasonably anticipated to exceed $100,000, except (i) consistent with past practices (A) normal increases in base salary to non-officer employees in the Ordinary Course of Business and pursuant to policies currently in effect, (B) as may be required by Law, and (C) to satisfy contractual obligations under the terms of Company Benefit Plans as of the date hereof and (ii) bonus payments to employees of Company Bank not to exceed the amount set forth in Company Disclosure Schedule 5.01(c), to be paid prior to Closing.

(d)     Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Company Disclosure Schedule 5.01(d), pay, loan or advance any material amount to, or sell, transfer or lease any material properties or assets to, or buy, acquire, or lease any material properties or assets from, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business or other than part of the terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business.

(e)     Dispositions and Acquisitions. Except in the Ordinary Course of Business, (i) sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries or (ii) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person with a value or purchase price in the aggregate in excess of $50,000.

(f)      Capital Expenditures. Except (i) in the Ordinary Course of Business or (ii) the repairs disclosed in Company Disclosure Schedule 3.29(b), make any capital expenditures in amounts exceeding $50,000 individually, or $100,000 in the aggregate.

(g)      Governing Documents. Amend or propose to amend (i) Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries, or (ii) any resolution or agreement concerning indemnification of Company’s or any Company Subsidiary’s directors or officers.

(h)      Accounting Methods. Revalue any of Company’s or its Subsidiaries’ assets or implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable regulatory accounting requirements.

(i)      Contracts. Except with respect to contracts relating to loans or loan participations made in the Ordinary Course of Business and in accordance with Section 5.01(t), enter into, amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease, or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement.

(j)     Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation, guidance or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; (iv) make any changes in the mix, rates, terms or maturities of Company Bank’s deposits or other liabilities, except in a manner and pursuant to policies in the Ordinary Course of Business and competitive factors in the market place; (v) open any new branch or deposit taking facility; or close, relocate or materially renovate any existing branch or facility; or (vi) other than purchases of investment securities in the Ordinary Course of Business, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(k)     Indebtedness. (i) Incur, modify, extend or renegotiate any indebtedness of Company or Company Bank, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, FHLB borrowings and sales of certificates of deposit, which are in each case in the Ordinary Course of Business), (iii) cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Company Disclosure Schedule 5.01(k)(iii) or in the Ordinary Course of Business, or waive any right of substantial value or discharge or satisfy any material noncurrent liability.

(l)     Compliance with Agreements. Commit any act or omission which constitutes a breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract or that could reasonably be expected to result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.

(m)     Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except as may be required by applicable Law, (ii) prevent, delay or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (iii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n)     Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(o)     Investments. Other than in the Ordinary Course of Business, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person.

(p)     Intellectual Property. Transfer, agree to transfer or grant, or agree to grant, a license to, any of its material Intellectual Property.

(q)     Litigation. Commence, settle or agree to settle any litigation claims, actions or proceedings, except in the Ordinary Course of Business that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Company or the applicable Subsidiary thereof and (iii) would not create precedent for claims that are reasonably likely to be material to Company or any of its Subsidiaries, or, after the Closing, Buyer or any of its Subsidiaries.

(r)     Taxes. (i) File or amend any income Tax Return; (ii) settle or compromise any income Tax liability claim or assessment; (iii) make, change or revoke any material Tax election or change any method of Tax accounting; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law); (v) surrender any claim for a refund of Taxes; (vi) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes; or (vii) take any action or fail to take any action that will cause the Company to no longer have a valid S-Corp election under the Code.

(s)     Tax Year. Change its fiscal or Tax year.

(t)     Extensions of Credit. Make any extension of credit that, when added to all other extensions of credit to a borrower and its Affiliates, would exceed its applicable regulatory lending limits; make any Loans, or enter into any commitments to make Loans, which vary other than in immaterial respects from its written Loan policies, a true and correct copy of which policies has been provided to Buyer; provided, that this covenant shall not prohibit Company Bank from extending or renewing credit or Loans in the Ordinary Course of Business or in connection with the workout or renegotiation of Loans currently in its Loan portfolio; provided, further, that from the date hereof, any new individual Loan or new extension of credit in excess of $200,000 and which is unsecured, or $1,000,000 and which is secured, shall require at least five (5) Business Days’ written notice (including a copy of the related loan package) to the chief executive officer or chief credit officer of Buyer Bank prior to issuing a loan commitment.

(u)     Loan Portfolio. (i) Charge off (except as may otherwise be required by Law or by regulatory authorities or by GAAP) or sell (except in the Ordinary Course of Business) any of its portfolio of Loans, or (ii) sell any asset held as OREO or other foreclosed assets for an amount less than its book value, except that this provision shall not be applicable to resolving the taking of any real estate by any Governmental Authority by eminent domain proceedings or litigation.

(v)     Insurance. Terminate or allow to be terminated any of the policies of insurance it maintains on its business or property other than in connection with the renewal of such policies on their present terms.

(w)     Encumbrance of Any Asset. Encumber any asset having a book value in excess of $10,000 except in the Ordinary Course of Business for reasonable and adequate consideration.

(x)     Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

Section 5.02.    Covenants of Buyer. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by applicable Law, without the prior written consent of Company (such consent not to be unreasonably withheld or delayed), Buyer will not, and will cause each of its Subsidiaries not to:

(a)      Amend or propose to amend the Buyer Certificate or Buyer Bylaws or any equivalent documents of Buyer’s Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the shareholders of Company or in any manner that would prohibit or hinder, impede or delay in any material respect the transactions contemplated by this Agreement;

(b)     Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or reasonably likely to (x) prevent, delay or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement or (y) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(c)       Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03.     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided this section will not require Buyer to agree to, or take, any Burdensome Condition.

Section 5.04.     Company Shareholder Approval.

(a)      Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the Articles of Incorporation and Bylaws of Company, all action necessary to convene a special meeting of its shareholders as soon as reasonably practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and, if mutually agreed, any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.09 and the last sentence of this Section 5.04(a), use its reasonable best efforts to solicit such approval by such shareholders. Subject to Section 5.09 and the last sentence of this Section 5.04(a), Company shall use its reasonable best efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Meeting are solicited in compliance with the MBCA, the Articles of Incorporation and Bylaws of Company and all other applicable legal requirements. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. If the Company Board changes the Company Recommendation in accordance with Section 5.09, Company shall not be required to use its reasonable best efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its reasonable best efforts to obtain the Requisite Shareholder Approval to consummate the Merger; provided, however, that notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at the Company Meeting, for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger), and nothing contained herein shall be deemed to relieve Company of such obligation.

(b)     Except to the extent provided otherwise in Section 5.09, the Company Board shall at all times prior to and during the Company Meeting recommend approval by the shareholders of Company of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not make a Company Subsequent Determination and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

(c)      Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval. Company shall only be required to adjourn or postpone the Company Meeting three (3) times pursuant to the first sentence of this Section 5.04(c).

Section 5.05.     Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

(a)     Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement in connection with the issuance of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors and financial advisor in connection with the Registration Statement and the Proxy Statement-Prospectus. Notwithstanding anything herein to the contrary, if Company shall be requested by Buyer to, or shall be required under applicable Law to (i) provide any financial statements, other than the Company Unaudited Financial Statements, for inclusion in the Registration Statement or the Proxy Statement-Prospectus or any other filing with the SEC by Buyer, (ii) provide the report of any auditor in respect of the Company Unaudited Financial Statements or any other financial statements of Company, or (iii) cause the Company Unaudited Financial Statements to be audited, reviewed or prepared on any basis or in conformity with any requirement (including, but not limited to, Regulation S-X or the other rules and regulations of the SEC or of the Public Company Accounting Oversight Board) other than the basis and in conforming with the requirements as described in Section 3.08(a), then Company shall consult with Buyer in the selection of such auditors, outside accountants or consultants as Company determines is reasonably necessary in connection with such request or requirement and Buyer shall be responsible for all fees, costs and expenses of the auditors, outside accountants or consultants so selected by Company After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)     The Proxy Statement-Prospectus and the Registration Statement (and each supplement or amendment) shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Buyer and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Buyer and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy Statement-Prospectus. Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Buyer will promptly provide Company with copies of any such stop order, notice of or correspondence relating to any suspension of qualification or correspondence from the SEC or its staff, including all written comments. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement, each supplement or amendment thereto, and the Proxy Statement-Prospectus and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC (and reasonable good faith consideration shall be given to any comments made by Company and its counsel) prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Buyer shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company shareholders (if required under applicable Law).

(c)     Buyer agrees to use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 5.06.     Regulatory Filings; Consents.

(a)     Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein (provided, however, that the Company’s obligation to participate in such Regulatory Approvals shall be non-financial), (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement, or take any action or omit to take any action, which would prohibit or limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or otherwise be reasonably likely, individually or in the aggregate, to have a material and adverse effect on Buyer and its Subsidiaries, taken as a whole and giving effect to the Merger (measured on a scale relative to Company and its Subsidiaries taken as a whole) (together, the “Burdensome Conditions”). Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Buyer and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals and other Governmental Authority consents and approvals required to consummate the Merger. Subject to applicable Laws, (A) Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, or petition made by or on behalf of Buyer or Company or their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement, (B) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, and (C) Buyer and Company will notify the other promptly and shall promptly apprise the other of the substance of any communication from any Governmental Authority received by it with respect to the regulatory applications filed solely in connection with the transactions contemplated by this Agreement (and its response thereto); provided, that in no event shall Buyer or Buyer Bank be obligated to provide or otherwise disclose to Company confidential information regarding Buyer, Buyer Bank or any Affiliates or any pending merger transaction, other than the Merger. Company shall provide Buyer with the opportunity to participate in meetings or substantive telephone discussions that it or its representatives may from time to time have with any Governmental Authority with respect to the transactions contemplated thereby.

(b)     Company will use its commercially reasonable efforts, and Buyer shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Company Disclosure Schedule 3.13(c); provided that neither Company nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith (and shall not make any such payment or grant any such concession without the prior written consent of Buyer). Each party will, to the extent permitted by applicable Law, notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company will reasonably consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07.     Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Buyer may, without the prior consent of Company (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may be required by Law or the rules and regulations of Nasdaq. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08.     Access; Current Information.

(a)     Subject to Section 5.08(e), upon reasonable notice and subject to applicable Laws, each of Buyer and Company, for the purposes of verifying the representations and warranties of the other party and preparing for the Merger and the other matters contemplated by this Agreement, agrees to afford to the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to its and its Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as such party may reasonably request and shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and its privacy policy.

(b)     As soon as reasonably practicable after they become available, to the extent permitted by applicable Law, Company will furnish to Buyer copies of the board packages distributed to Company’s Board or the board of directors of its subsidiary bank, or any of their respective Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to its Board or any committee thereof relating to its financial performance and risk management.

(c)     During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular basis with representatives of Buyer and to report the general status of the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, Company agrees to provide to Buyer, to the extent permitted by applicable Law, a copy of each report filed by it or any of its Subsidiaries with a Governmental Authority reasonably promptly following the filing thereof. During the period from the date of this Agreement to the Effective Time, each party will promptly supplement or amend its Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule or which is necessary to correct any information in its Disclosure Schedule which has been rendered materially inaccurate thereby.

(d)     No investigation by a party or its representatives, or updating of any Disclosure Schedule, shall be deemed to modify or waive any representation, warranty, covenant or agreement of any party or its subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby. Any investigation pursuant to this Section 5.08 and Section 5.16 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries. The Company and Buyer will not, and will cause its respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.08, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information and documents in confidence and treat such information and documents as secret and confidential and to use all reasonable efforts to safeguard the confidentiality of such information and documents.

(e)     Notwithstanding anything in this Section 5.08 to the contrary, no party shall be required to provide the other with any documents that disclose confidential discussions or information relating to this Agreement or the transactions contemplated hereby or any other matter that a party or its subsidiary bank’s board of directors has been advised by counsel that such distribution of which to the other party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in its waiver of attorney-client privilege. In the event any of the restrictions in this Section 5.08(e) shall apply, each party shall use commercially reasonable efforts to obtain such consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the parties will use commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09.     No Solicitation by Company; Superior Proposals.

(a)     Subject to Section 5.09(b), Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates or other agents of Company or any of Company’s Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly: (i) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) any non-public information or data with respect to Company or any of its Subsidiaries in connection with an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable Law, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Buyer and its Affiliates and its and their representatives) pursuant to any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” shall mean: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or Company Bank that, in any such case, results in any Person (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring 15% or more of any class of equity of Company or Company Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 15% or more of the consolidated assets of Company or Company Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Company or Company Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of Company or Company Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding shares of Company Common Stock or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.09, and all financial, legal, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement.

(b)      Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Company Meeting, if, but only if, (A) Company has after the date of this Agreement received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.09, (B) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (1) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (2) the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, and (C) prior to furnishing or affording access to any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Company receives from the Person making such Acquisition Proposal an Acceptable Confidentiality Agreement (it being understood that nothing therein shall have the effect of a standstill provision), Company may take the actions described in clause (ii) of Section 5.09(a) solely with respect to such Acquisition Proposal. Company shall promptly provide to Buyer any non-public information regarding Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c)      Company shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials including e-mails or other electronic communications. Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)     Subject to Section 5.09(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Buyer, in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other public statement inconsistent with, the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a request by Buyer, or make any public statement, filing or release inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve, recommend or endorse, or publicly propose to approve, recommend or endorse, any Acquisition Proposal; (iii) submit this Agreement to Company’s shareholders for approval without recommendation; (iv) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii), (iii) or (iv) a “Company Subsequent Determination”); or (v) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)     Notwithstanding Section 5.09(d), prior to the date of the Company Meeting, the Company Board may make a Company Subsequent Determination (although the Company Subsequent Determination will have no effect on any previously adopted resolutions of the Company Board except as expressly permitted by this paragraph) after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Company advising Buyer that the Company Board has determined reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that a bona fide unsolicited written Acquisition Proposal that it received after the date of this Agreement (that did not result from a breach of this Section 5.09) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined reasonably and in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that because of the existence of such Superior Proposal the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause (i) will not be considered a Company Subsequent Determination), (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days. Any Notice of Superior Proposal shall include a reasonably detailed description of the Acquisition Proposal subject thereto, including the latest material terms and conditions and the identity of the third party in such Acquisition Proposal (including an unredacted copy of all proposed agreements and other documents with respect to such Acquisition Proposal) or any amendment or supplement thereto.

(f)     Nothing contained in this Section 5.09 shall prohibit Company or the Company Board from complying with Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a Company Subsequent Determination unless the Company Board reaffirms the Company Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a Company Subsequent Determination.

Section 5.10.     Indemnification.

(a)     For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank or any of their respective Subsidiaries occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the fullest extent as such persons have the right to be indemnified pursuant to the Articles of Incorporation and Bylaws of Company in effect on the date of this Agreement and applicable Law and in connection with any such Claim promptly advance expenses from time to time as incurred, to the same extent as such persons have the right to expense advancement pursuant to the Articles of Incorporation and Bylaws of Company in effect on the date of this Agreement, to the extent permitted by applicable Law, provided, the person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such person is not entitled to indemnification.

(b)     Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Buyer would create an actual or potential conflict of interest (in which case, Buyer shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), and (B) the Indemnified Parties will cooperate in the defense of any such matter, (ii) (x) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and (y) Buyer shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless in the case of this clause (y) such settlement does not provide for any additional monetary or equitable relief against the Indemnified Party and contains an unconditional release of such Indemnified Party for the matters to which such settlement relates and (iii) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws. All rights to indemnification in respect of any Claim asserted or made prior to the period ending six (6) years after the Effective Time shall continue until the final disposition of such Claim.

(c)     For a period of six (6) years following the Effective Time, Buyer will purchase and provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Parties, as that coverage currently provided by Company, provided that, if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 250% of the annual premium paid by Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the aggregate cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an aggregate cost not exceeding the Maximum D&O Tail Premium or, in the case of a tail insurance policy, the aggregate Maximum D&O Tail Premium for the 6-year period).

(d)     If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

(e)     These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Buyer under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification.

(f)      Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11.     Employees; Benefit Plans.

(a)      Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company Employees shall be coordinated with Company or Company Bank.

(b)     Prior to the Closing Date, if directed by Buyer, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants to be fully funded to the extent required under applicable Law and (ii) terminate or merge any Company Benefit Plan. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of the first sentence of this Section 5.11(b) shall be subject to Buyer’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(c)      For any Company Benefit Plan terminated by Buyer for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees who are retained by Buyer or Buyer Bank shall be entitled to immediately participate in such Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent allowable under any Buyer Benefit Plans in which Company Employees participate, Company Employees shall be given credit for prior service or employment with Company or Company Bank (as well as service with any predecessor employer) for purposes of eligibility for and vesting of all benefits under such plans and for purposes of accruals or levels of severance, vacation pay, paid time off or similar benefits; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(d)     Buyer shall cause Buyer Benefit Plans in which Company Employees participate to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible incurred by the employees and their beneficiaries under an analogous Company Benefit Plan during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e)      Each full-time employee of Company or Company Bank, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who is terminated by Buyer or its Subsidiaries (other than for cause) within six (6) months following the Effective Time shall receive a lump sum severance payment from Buyer or Buyer Bank or to the extent required by Section 409A of the Code, within the time period and in the form specified in the applicable agreement, in accordance with Company Disclosure Schedule 5.11(e) provided that such employee enters into a release of claims for the benefit of Company and Buyer and their Subsidiaries and Affiliates in a form satisfactory to Buyer.

(f)       Except as provided in Section 5.11(g), nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person (including any Company Employee) any rights or remedies of any nature whatsoever. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries or ERISA Affiliates, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.11, expressed or implied, unless otherwise agreed to by Buyer, is intended (i) to amend in accordance with its terms and applicable Law any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to terminate in accordance with its terms and applicable Law any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan (iii) require Buyer to establish or maintain any employee benefit plan, (iv) interfere with Buyer’s right from and after the Effective Time to terminate the employment of or provision of services by any director, employee, independent contractor or consultant or (v) interfere with Buyer’s right from and after the Effective Time to change, terminate or add to the terms and conditions of employment or provisions of services by any director, employee, independent contractor or consultant, subject to the terms of any applicable employment contract or agreement.

(g)     Buyer will take or cause its Subsidiaries to take all actions necessary to fund, pay, provide for, administer and maintain the Salary Continuation Agreements and Split Dollar Arrangements set forth in Company Disclosure Schedule 5.11(g) in accordance with the terms of such agreements and arrangements, including any distribution and termination rights, except to the extent any such agreement or arrangement is superseded, with the consent of the beneficiary, as of, or following, the Effective Time.

Section 5.12.     Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on such party or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, which reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.12, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.

Section 5.13.     No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14.     Certain Litigation. Each party shall promptly advise the other party orally and in writing of any actual or threatened litigation against it and/or the members of its Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Each party shall: (i) permit the other party to review and discuss in advance, and consider in good faith its views in connection with, any proposed written or oral response to such litigation; and (ii) furnish the other party’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such litigation. Company shall consult with Buyer regarding the defense or settlement of any such litigation, shall give due consideration to Buyer’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.15.     Director Matters. Company shall cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.16.     Systems Integration; Operating Functions

(a)     From and after the date hereof, Company and Company Bank shall and shall cause their directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause Company Bank’s data processing consultants and software providers to, cooperate and assist Buyer in connection with an electronic and systems conversion of all applicable data of Company Bank and Company to the Buyer systems, including the training of Company and Company Bank employees. Company and its Subsidiaries shall cooperate with Buyer in connection with the planning for the efficient and orderly combination of the parties and the operation of Buyer Bank (including the former operations of Company Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Buyer may decide. Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company Bank with Buyer and Buyer Bank, respectively. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b)     Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time (unless otherwise determined by Buyer in its sole discretion).

Section 5.17.     Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Buyer, and their respective Subsidiaries, Affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article 5 in accordance with the terms of that certain Non-Disclosure Agreement between the parties dated May 16, 2019 (the “Confidentiality Agreement”).

Section 5.18.     Tax Matters.

(a)     The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and through the Effective Time, each of Buyer and Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)     The Company’s accountant/tax preparer shall prepare and file or cause to be prepared and filed, at the expense of the Company’s shareholders, all Tax Returns for the Company for the periods before the Closing Date (including the short taxable period beginning January 1 and ending the day before the Closing Date (the “Short S Tax Period”)) (the “Pre-Closing Tax Returns”), and all such Tax Returns shall be prepared and filed in a manner consistent with past custom and practice of the Company and any existing Tax elections in effect as of the date of Closing. The Company’s accountant/tax preparer shall provide Buyer with copies of any such Tax Returns at least fifteen (15) Business Days prior to the due date for such Pre-Closing Tax Returns and shall allow Buyer to review, comment upon and reasonably approve without undue delay any Pre-Closing Tax Return prepared pursuant to this subsection. To the extent permitted by applicable Law, the Company shall include in its income on the Company’s federal Pre-Closing Tax Returns and state income and franchise Pre-Closing Tax Returns for all periods ending before the Closing Date including the Short S Tax Period and pay any federal and state Taxes attributable to such income if payable by the Company or include such income gains, losses and deductions on Schedule K-1s issued to each holder of the Company Common Stock consistent with the Company’s qualifications as an S corporation under the Code pursuant to applicable Law.

(c)     None of the Buyer or any of its Affiliates (including, after Closing, the Company) shall (or shall cause or permit any other Person to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any taxable period (or portion thereof) ending on the day before the Closing Date or before, make any Tax election, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) on or after the Closing Date to a taxable period (or portion thereof) ending on or before the day immediately prior to the Closing Date or shift deductions or losses from a taxable period (or portion thereof) ending on or before the day immediately prior to the Closing Date to a period beginning (or deemed to begin) on or after the Closing Date, except as otherwise required by applicable Law, without the prior written consent of Company (which consent will be made through a representative designated by Company in Company Disclosure Schedule 5.18(c) and shall not be unreasonably withheld, conditioned or delayed).

(d)     Each of Buyer, the Company and their respective Affiliates shall reasonably cooperate, as and to the extent reasonably requested by the other party (including by the Company’s accountant/tax preparer), in connection with the filing of Pre-Closing Tax Returns pursuant to subsection (b) and any audit, litigation or other proceeding with respect to Taxes for any taxable period beginning on or before the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and their respective Affiliates agree (i) to retain all financial books and records with respect to Tax matters pertinent to the Company and its Affiliates relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority.

Section 5.19.     Closing Date Share Certification. At least two (2), but not more than four (4), Business Days prior to the Closing Date, Company shall deliver to Buyer a draft Closing Date Share Certification and, on the Closing Date, Company shall deliver to Buyer the Closing Date Share Certification.

Section 5.20.   Company Bank and Buyer Bank Approval. Promptly, but not less than ten (10) Business Days, following execution of this Agreement, (a) Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger, and (b) Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger.

Section 5.21.     Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Company and the members of the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 5.22.     Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, the Company has caused each director of the Company and the Company Bank to execute and deliver a Claims Letter in the form attached hereto as Exhibit D (the “Claims Letter”).

Section 5.23.     Restrictive Covenant Agreement. Concurrently with the execution and delivery of this Agreement, Company has caused each non-employee director of Company and Company Bank to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit E.

Section 5.24.   Real Property Matters. At its option and expense, Buyer may cause to be conducted: (i) a title examination, physical survey, zoning compliance review, and structural inspection of the real property and improvements thereon that is used by any of the Company or its Subsidiaries as a banking or administrative office (collectively, the “Property Examination”); and (ii) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the real property as Buyer shall deem necessary or desirable (collectively, the “Environmental Survey”). The Environmental Survey may include, but shall not be limited to: (i)  Buyer’s right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with any businesses or properties of any of the Company or its Subsidiaries, (ii)  Buyer’s right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any businesses or properties of any of the Company or its Subsidiaries, and (iii)  Buyer’s right to request and to obtain from any of the Company or its Subsidiaries any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in any such entity’s possession or control relating to the matters described in this Section 5.24. In order to perform or to conduct any such investigation(s) described in this Section 5.24, the Company and each of its Subsidiaries shall grant Buyer the right to gain reasonable access to any businesses and properties of any such entity. Should Buyer elect to complete an Environmental Survey of any real property, it shall notify the Company or Company Bank before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with the Company and Company Bank.

If, in the course of the Property Examination or Environmental Survey, Buyer discovers a “Material Defect” (as defined below) with respect to the real property, Buyer shall have the option, at its sole discretion, exercisable upon written notice to the Company (“Material Defect Notice”) to: (1) waive the Material Defect; (2) direct the Company to cure the Material Defect to Buyer’s satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 7.01(a)).

If Buyer elects to direct the Company or Company Bank to cure, then the Company or Company Bank shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties in which to cure such Material Defect to Buyer’s satisfaction. If the Company or Company Bank fails to cure a Material Defect to Buyer’s satisfaction within the period specified above, then Buyer may terminate this Agreement (with such termination being deemed to be a termination under Section 7.01(a)).

For purposes of this Agreement, a “Material Defect” shall consist of:

(a)      the existence of any Lien (other than the Lien of real property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a material breach of the representations and warranties contained in Section 3.18 or Section 3.29, in either such case that Buyer reasonably believes could result in a Material Adverse Effect on its use of any parcel of the real property for the purpose for which it currently is used or the value or marketability of any parcel of the real property;

(b)     except the repairs, and the estimated cost of such repairs, set forth in Company Disclosure Schedule 3.29(b), the existence of any structural defects or conditions of disrepair in the improvements on the real property (including any equipment, fixtures or other components related thereto) that Buyer reasonably believes would cost more than $100,000 in the aggregate to repair, remove or correct as to all such real property; or

(c)      the existence of facts or circumstances relating to any of the real property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Substance on, from, under, at, or relating to the real property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the real property which constitutes or would constitute a violation of any Environmental Laws as to which Buyer reasonably believes, based on the advice of legal counsel or other consultants, that the Company or any of its Subsidiaries could become responsible or liable, or that Buyer could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which the Company or any of its Subsidiaries could incur, or for which Buyer could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $100,000 inclusive of legal fees, or more as to all such real property.

Section 5.25.     Advisory Board. At or promptly following the Effective Time, Buyer Bank shall establish an advisory board to assist with retaining Company Bank customers, developing new business, representing the combined bank positively in the communities served by Company Bank and such other activities as may be reasonably requested by Buyer Bank (the “Advisory Board”). The Advisory Board shall initially be composed of R.J. Doornek and Duane Kurokawa. The Advisory Board shall meet as requested by the board of directors of Buyer Bank and shall have a term of one year. While Buyer Bank intends to maintain the Advisory Board for approximately three (3) years, Buyer Bank shall consider, in its sole discretion, the composition, compensation and need for the Advisory Board after the completion of each one-year term. Each member of the Advisory Board shall be paid an annual retainer of $1,200.

ARTICLE 6.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01.    Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)      Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval.

(b)     Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Buyer or any of its Subsidiaries that, individually or in the aggregate, is a Burdensome Condition.

(c)     No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)     Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.

(e)     Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Nixon Peabody LLP and Ballard Spahr LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer and Company to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Nixon Peabody LLP and Ballard Spahr LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such firm, substantially in the form set forth in Company Disclosure Schedule 6.01(e) and Buyer Disclosure Schedule 6.01(e).

(f)     Listing. The shares of Buyer Common Stock to be issued to the non-dissenting holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 6.02.     Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Buyer and Buyer Bank set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b)     Performance of Obligations of Buyer. Buyer and Buyer Bank shall have performed and complied with all of their obligations under this Agreement to be performed at or prior to the Closing Date in all material respects, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(c)      No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Buyer and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on Buyer, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

Section 6.03.     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a)      Representations and Warranties. The representations and warranties of Company and Company Bank set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects; provided that the representations and warranties set forth in Section 3.03 shall be true and correct except to a de minimis extent (relative to Section 3.03 taken as a whole). Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company by Company’s President and Senior Vice President to such effect.

(b)     Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement to be performed at or prior to the Closing Date in all material respects, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s President and Senior Vice President and signed on behalf of Company Bank by its President and Senior Vice President to such effect.

(c)     Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered by Company Bank.

(d)     Officer Agreement. The Officer Agreements shall have been executed, and delivered to Buyer, and such agreements shall be in full force and effect as of the Effective Time and such Persons shall not have indicated an intention not to commence employment with Buyer.

(e)     Other Actions. Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any Company Representative to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal (except as permitted in Section 5.09(b)); provided, that clauses (i) and (ii) shall not apply to this condition after approval of the Merger by Company shareholders.

(f)     No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has resulted in, individually or in the aggregate, a Material Adverse Effect on Company and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s President and Senior Vice President and signed on behalf of Company Bank by its President and Senior Vice President to such effect.

(g)     Third Party Consents. Company shall have obtained all consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations required by any Person pursuant to any contract, agreement, arrangement, commitment, understanding, Law, order, or permit as a result of the transactions contemplated by this Agreement pursuant to the contracts set forth in Company Disclosure Schedule 3.13.

(h)      Claims Letters. Buyer shall have received from the Persons listed in Section 5.22 an executed Claims Letter, each of which shall remain in full force and effect.

(i)       Restrictive Covenant Agreement. Each of the Persons as set forth in Section 5.23 shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit E.

(j)        Dissenting Shares. Dissenting shares shall represent not more than five percent (5%) of the outstanding shares of Company Common Stock.

(k)      Company Adjusted Tangible Stockholders’ Equity. The Company’s Adjusted Tangible Stockholders Equity as of the last day of the month prior to the month in which the Effective Time is expected to occur or, in the event the Closing is scheduled to occur less than 5 Business Days after the beginning of the month, the last day of the second month prior to the month in which the Effective Time is expected to occur (the “Measurement Date”) shall be an amount not less than $10,000,000.

ARTICLE 7.

TERMINATION

Section 7.01.     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)       Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company if the board of directors of Buyer and the Company Board each so determines by vote of a majority of the members of its entire board.

(b)      No Regulatory Approval. By Buyer or Company, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by the applicable Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)       No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)      Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party which breach of any of the representations or warranties set forth in this Agreement by the other party, either individually or in the aggregate with other breaches by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) or Section 6.03(a), as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e)       Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) or Section 6.03(b), as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f)       Delay. By either Buyer or Company if the Merger shall not have been consummated on or before 5:00 p.m., Mountain time, on the nine (9) month anniversary of the date of this Agreement (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement, provided, however, that if, on the Expiration Date, all conditions to this Agreement have been satisfied or waived or, with respect to conditions that can only be satisfied at the Closing, are then capable of being satisfied at the Closing, except for the conditions set forth in Section 6.01(b), then either Buyer or Company shall have the right, by written notice to the other party not later than 5:00 p.m., Mountain time, on the Expiration Date, to extend the Expiration Date for an additional three (3) month period.

(g)      Company Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.09; or (ii) the Company Board (or any committee thereof) (A) makes a Company Subsequent Determination, (B) materially breaches its obligations to call, give notice of and commence the Company Meeting, or adjourn or postpone the Company Meeting, in accordance with the provisions of Section 5.04, and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (C) agrees to an Acquisition Proposal.

(h)      Permanent Injunction. By either Buyer or Company in the event that a court of competent jurisdiction or other Governmental Authority shall have issued any order, injunction or decree restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Plan of Bank Merger and such order, injunction or decree shall have become final and non-appealable.

(i)       Decline in Buyer Common Stock Price. By Company and Company Bank if the Company Board so determines by a vote of the majority of the members of the entire Company Board, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if the Average Closing Price is less than $15.09 per share and the price of Buyer Common Stock has, during the period from the date of this Agreement through the Determination Date, underperformed the Nasdaq Bank Index by more than 15 percent subject, however, to the following four (4) sentences. If Company and Company Bank elect to exercise the termination right pursuant to this Section 7.01(i), Company and Company Bank shall give written notice to Buyer not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5) Business Day period commencing with its receipt of such notice, Buyer shall have the option of increasing the Stock Consideration to equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Consideration (as then in effect), the Starting Price and 0.85, and the denominator of which is the Average Closing Price. If within such five (5) Business Day period, Buyer delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 7.01(i), and this Agreement shall remain in effect in accordance with its terms (except as the Stock Consideration shall have been so modified).

For purposes of this Section 7.01(i) and Section 7.01(j), the following terms shall have the meanings indicated:

“Average Closing Price” means the VWAP of Buyer Common Stock during the twenty (20) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Requisite Company Shareholder Approval is obtained.

“Starting Price” means $17.75.

If Buyer or any company belonging in the Nasdaq Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for and amount of shares of the Buyer Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 7.01(i) and Section 7.01(j).

(j)      Increase in Buyer Common Stock Price. If the Average Closing Price is more than $20.41 per share and the price of Buyer Common Stock has, during the period from the date of this Agreement through the Determination Date, outperformed the Nasdaq Bank Index by more than 15 percent, Buyer and Buyer Bank, if the Buyer Board so determines by a vote of the majority of the members of the entire Buyer Board, at any time during the five (5)-day period commencing with the Determination Date, shall have the option to either terminate this Agreement or adjust the Stock Consideration as set forth below. Buyer shall have the option of decreasing the Stock Consideration to equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Consideration (as then in effect), the Starting Price and 1.15, and the denominator of which is the Average Closing Price. Notwithstanding anything contained herein to the contrary, Buyer may not adjust the Stock Consideration pursuant to this Section 7.01(j) such that Buyer would issue less than an aggregate of 356,272 shares of Buyer Common Stock to the Company shareholders. If within such five (5) days, Buyer delivers written notice to the Company that it intends to proceed with the Merger by issuing such decreased Stock Consideration as contemplated by the preceding two sentences, then no termination shall have occurred pursuant to this Section 7.01(j), and this Agreement shall remain in effect in accordance with its terms (except as the Stock Consideration shall have been so modified).

Section 7.02.     Break-Up Fee.

(a)      In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer a break-up fee equal to $560,000 (“Break-Up Fee”), by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay Buyer the Break-Up Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company Board or senior management of Company or has been made directly to its shareholders generally (and not withdrawn) or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Buyer pursuant to Section 7.01(e) as a result of willful breach of a covenant by Company, and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into any agreement to consummate, or consummates, an Acquisition Transaction (whether or not the same Acquisition Transaction which was the subject of the foregoing Acquisition Proposal), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Break-Up Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%”.

(b)      Company and Buyer each agree that the agreements contained in this Section 7.02 and in Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Company nor Buyer would have entered into this Agreement; accordingly, if Company fails to promptly pay any amounts due under this Section 7.02, or Company or Buyer fails to promptly pay any amounts due under Section 7.03, Company or Buyer, as applicable, shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer or Company, as applicable, (including legal fees and expenses) reasonably incurred in connection with such suit.

(c)      Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Company pays or causes to be paid to Buyer or to Buyer Bank the Break-Up Fee in accordance with Section 7.02(a), neither Company nor Company Bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Buyer’s sole and exclusive remedy against Company, Company Bank, and their respective Affiliates, Representatives or successors in interest.

Section 7.03.     Termination Fees

(a)     Due to expenses, direct and indirect, incurred by Company in negotiating and executing this Agreement and in taking steps to effect the Merger, Buyer will pay to Company a termination fee of $200,000 if Company terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e). If such termination fee becomes payable pursuant to this Section 7.03(a), it will be payable by Buyer within two (2) Business Days after receipt of the applicable notification of termination.

(b)      Due to expenses, direct and indirect, incurred by Buyer in negotiating and executing this Agreement and in taking steps to effect the Merger, Company will pay to Buyer a termination fee of $200,000 if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e). If such termination fee becomes payable pursuant to this Section 7.03(b), it will be payable by Company within two (2) Business Days after receipt of the applicable notification of termination.

(c)      Notwithstanding the foregoing, if Company becomes liable for a Break-Up Fee, it shall not be liable under this Section 7.03 for any termination fee. In no event shall Company or Buyer be required to pay any termination fee amount or any Break-Up Fee on more than one occasion.

Section 7.04.    Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(c) and Section 7.03(c); provided that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.04 and Section 5.17, Section 7.02, Section 7.03 and Article 9 shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8.

DEFINITIONS

Section 8.01.     Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms substantially similar to and no less favorable in the aggregate to Company than the terms of the Confidentiality Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Adjusted Tangible Stockholders’ Equity” shall mean the consolidated stockholders’ equity of Company as set forth on its balance sheet on the Measurement Date calculated in accordance with GAAP, less intangible assets, plus Permitted Expenses aggregating up to $800,000 to the extent they either have been paid or accrued by the Measurement Date and are reflected in GAAP consolidated stockholders’ equity at the Measurement Date. The calculation of the Adjusted Tangible Stockholders’ Equity shall be delivered by Company to Buyer, accompanied by appropriate supporting detail, no later than the close of business on the fourth (4th) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by Buyer, which approval shall not be unreasonably withheld.

“Advisory Board” has the meaning set forth in Section 5.25.

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.

“Average Closing Price” has the meaning set forth in Section 7.01(h).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Merger Certificates” has the meaning set forth in Section 1.05(b).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.31(b).

“Break-Up Fee” has the meaning set forth in Section 7.03(a).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Montana are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank Shareholder Approval” has the meaning set forth in Section 4.05.

“Buyer Benefit Plans” means all welfare benefit plans, contracts, policies or arrangements (i) covering employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Bylaws” has the meaning set forth in Section 4.02(a).

“Buyer Certificate” has the meaning set forth in Section 4.02(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.14.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Company Common Stock.

“Certificates of Merger” has the meaning set forth in Section 1.05(a).

“Claim” has the meaning set forth in Section 5.10(a).

“Closing Date Share Certification” means the certificate, delivered by an officer of Company on behalf of Company at the Closing, certifying the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Code” has the meaning set forth in the Recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Bank Shareholder Approval” has the meaning set forth in Section 3.06.

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board” means the Board of Directors of Company.

“Company Common Stock” means the common stock, no par value, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Latest Balance Sheet” has the meaning set forth in Section 3.08(a).

“Company Loan” has the meaning set forth in Section 3.21(d).

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Recommendation” has the meaning set forth in Section 5.04(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Representatives” has the meaning set forth in Section 5.09(a).

“Company Shareholder Support Agreement” or “Company Shareholder Support Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Company Subsequent Determination” has the meaning set forth in Section 5.09(d).

“Company Unaudited Financial Statements” has the meaning set forth in Section 3.08(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.17.

“Criticized Loans” has the meaning set forth in Section 3.21(b).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Determination Date” has the meaning set forth in Section 7.01(j).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.06.

“Dissenting Shareholders” has the meaning set forth in Section 2.06.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Claim” means any asserted or threatened complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law, including relating to any actual or threatened release of a Hazardous Substance.

“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources (including ambient air, surface water, ground water, land surface, or subsurface strata), (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; and (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Environmental Survey” has the meaning set forth in Section 5.24.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, treated as a single employer with such Person under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.07(a).

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.26.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Filed Reports” has the meaning set forth in Section 3.08(a)(i).

“FR Y-9” has the meaning set forth in Section 3.08(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts, arbitrators or arbitration panels, other judicial bodies, administrative agencies, commissions, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the Federal Reserve Board (including any Federal Reserve Bank), the OCC, the FDIC, the Consumer Financial Protection Bureau, the Montana Division of Banking, any Federal Home Loan Bank, any state attorney general, all federal and state regulatory agencies having jurisdiction over the parties to this Agreement and their respective Subsidiaries, FINRA, and any other self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing (including, in each case, the staff thereof).

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or that otherwise are or become regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that have a negative impact on the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). “Hazardous Substance” also means emerging contaminants, which include but are not limited to PFOS, PFOA and 1,4-dioxane. “Hazardous Substance” does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“HOLA” means the Home Owners’ Loan Act of 1933, as amended.

“Holder” has the meaning set forth in Section 2.05.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” has the meaning set forth in Section 5.10(a).

“Insurance Policies” has the meaning set forth in Section 3.31.

“Intellectual Property” means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) copyrights, domain names, websites and all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, website content, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals; and (f) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

“Knowledge” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry, of the Persons set forth in Company Disclosure Schedule 3.01(a), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry, of the Persons set forth in Buyer Disclosure Schedule 4.01(a).

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit promulgated, interpreted, or enforced by any Governmental Authority that is applicable to a referenced Person or its assets, liabilities, or business.

“Letter of Transmittal” has the meaning set forth in Section 2.05.

“Licensed Business Intellectual Property” has the meaning set forth in Section 3.30(g).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, right of first refusal, encumbrance, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee.

“Management Statements” has the meaning set forth in Section 3.08(a)(i).

“Material Adverse Effect” with respect to any party means any event, occurrence, fact, condition, change, development or effect that individually or in the aggregate (i) is material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) would materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs the ability of such party to timely consummate the Merger, the Bank Merger or the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, the following shall not constitute a “Material Adverse Effect”, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a “Material Adverse Effect”: (A) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which the applicable party or its Subsidiaries operate or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (B) changes after the date of this Agreement in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (C) changes after the date of this Agreement in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate), (D) solely in the case of whether a Material Adverse Effect has or may occur with respect to Buyer, changes after the date of this Agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of Material Adverse Effect may be considered in determining whether a Material Adverse Effect exists), (E) solely in the case of whether a Material Adverse Effect has or may occur with respect to Buyer, any change in the trading price or trading volume of Buyer Common Stock on the Nasdaq (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of Material Adverse Effect may be considered in determining whether a Material Adverse Effect exists), and (F) the impact of this Agreement and the transactions contemplated hereby, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Material Defect” has the meaning set forth in Section 5.24.

“Material Defect Notice” has the meaning set forth in Section 5.24.

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“MBCA” shall mean the Montana Business Corporation Act.

“Measurement Date” has the meaning set forth in Section 6.03(k).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Montana Division of Banking” means the Division of Banking and Financial Institutions of the Montana Department of Administration.

“Nasdaq” means the National Market System of The Nasdaq Stock Market.

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“Officer Agreement” shall have the meaning set forth in Section 1.03(b).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and Company’s Subsidiaries consistent with past practice.

“OFAC” has the meaning set forth in Section 3.34.

“OREO” has the meaning set forth in Section 3.21(c).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permitted Expenses” means (i) the reasonable expenses of Company incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or investment bankers, including the cost of a fairness opinion) (ii) payments due and payable under any employment contracts, deferred compensation programs or retention agreements with Company officers and employees (including change-in-control payments and employee bonuses) and (iii) any expense incurred by Company or Buyer related to the termination of any contract, including but not limited to, information technology or card services, or early repayment of any debt triggered by a change of control.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.

“Plan of Bank Merger” has the meaning set forth in Section 1.04.

“Pre-Closing Tax Returns” has the meaning set forth in Section 5.18(b).

“Property Examination” has the meaning set forth in Section 5.24.

“Proxy Statement-Prospectus” means Company’s proxy statement and Buyer’s prospectus and other solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from, or notice to or filing with, any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Regulatory Requirements” has the meaning set forth in Section 3.08(a)(ii).

“Requisite Company Shareholder Approval” means the approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“S-Corp” has the meaning set forth in Section 3.19(m).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Agreements” means the Western Holding Company Shareholder Agreement effective January 1, 1998 and the Shareholder Agreement effective September 25, 2002, as amended.

“Short S Tax Period” has the meaning set forth in Section 5.18(b).

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases, database rights, and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Starting Price” has the meaning set forth in Section 7.01(i).

“Stock Consideration” has the meaning set forth in Section 2.01(c).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

Any reference in this Agreement to a Subsidiary of Company means, unless the context otherwise requires, any current or former Subsidiary of Company and Company Bank and any current or former Subsidiary of Company Bank.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Takeover Laws” has the meaning set forth in Section 3.36.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Buyer Common Stock is listed or quoted for trading on the date in question: the Nasdaq, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unlawful Gains” has the meaning set forth in Section 3.33.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“VWAP” means, for any date or period, the volume weighted average price of the Buyer Common Stock for such date (or the nearest preceding date) or period on the Trading Market on which the Buyer Common Stock is then listed or quoted as reported by the Nasdaq Stock Market on its website (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

ARTICLE 9.

MISCELLANEOUS

Section 9.01.     Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.

Section 9.02.     Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived, or the time for compliance with such provision may be extended, by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Requisite Company Shareholder Approval has been obtained, no amendment shall be made which by Law requires further approval by the shareholders of Company without obtaining such approval. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

Section 9.03.     Governing Law; Choice of Forum; Jurisdiction; Waiver of Right to Trial by Jury; Process Agent.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state, provided that the Laws of the State of Montana shall govern the consummation of the Bank Merger.

(b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03.

Section 9.04.     Expenses. Except as otherwise provided in Section 5.05(a), Section 7.02(a) and Section 7.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Section 9.05.     Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service or overnight carrier to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank: Eagle Bancorp Montana, Inc. P. O. Box 4999 Helena, Montana 59604-4999 Attn: Peter J. Johnson, Chief Executive Officer Email: pjohnson@oppbank.com

With a copy (which shall not constitute notice) to:

Nixon Peabody LLP

799 9th Street, Suite 500

Washington D.C. 20001

Attn: Raymond J. Gustini

Attn: Lloyd H. Spencer

Email: rgustini@nixonpeabody.com

Email: lspencer@nixonpeabody.com

If to Company or Company Bank: Western Holding Company of Wolf Point 111 3rd Ave Wolf Point, Montana 59201 Attn: Duane Kurokawa, President Email: duanek@westernbankwp.com	With a copy (which shall not constitute notice) to: Ballard Spahr LLP 2000 IDS Center, 80 S. Eighth Street Minneapolis, MN 55402 Attn: Mark C. Dietzen Email: dietzenm@ballardspahr.com

Section 9.06.   Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule and the Exhibits) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made, other than the Confidentiality Agreement, which shall remain in effect. Except for the Indemnified Parties’ rights under Section 5.10 and the rights of shareholders of Company who properly surrender their shares of Company Common Stock in accordance with Article 2 to receive the Merger Consideration after the Effective Time, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07.     Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.08.     Enforcement of the Agreement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Delaware, this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Delaware or federal court located in the State of Montana in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Delaware or federal court located in the State of Montana.

Section 9.09.     Interpretation.

(a)     When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)     The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)     Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d)     Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.

Section 9.10.     Assignment. No party to this Agreement may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11.     Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 9.12.     Disclosure Schedules. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding Section of this Agreement and any other representations, warranties or covenants of such party that are contained in this Agreement. The mere inclusion of an item in either the Company Disclosure Schedule or the Buyer Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EAGLE BANCORP MONTANA, INC.

By:	/s/ Peter J. Johnson
	Name:	Peter J. Johnson
	Title:	President and Chief Executive Officer

OPPORTUNITY BANK OF MONTANA

By:	/s/ Peter J. Johnson
	Name:	Peter J. Johnson
	Title:	President and Chief Executive Officer

WESTERN HOLDING COMPANY OF WOLF POINT

By:	/s/ RJ Doornek
	Name:	RJ Doornek
	Title:	Chairman

WESTERN BANK OF WOLF POINT

By:	/s/ Duane Kurokawa
	Name:	Duane Kurokawa
	Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF COMPANY SHAREHOLDER SUPPORT AGREEMENT

COMPANY SHAREHOLDER SUPPORT AGREEMENT, dated as of August 8, 2019 (this “Agreement”), by and between Eagle Bancorp Montana, Inc., a Delaware corporation (“Eagle”), and the shareholder identified on the signature pages hereto (the “Shareholder”).

WHEREAS, concurrently herewith, Western Holding Company of Wolf Point, a Montana corporation (“Stampede”), Western Bank of Wolf Point, a Montana chartered commercial bank and wholly owned subsidiary of Stampede (the “Bank”), Opportunity Bank of Montana, a Montana chartered commercial bank and wholly owned subsidiary of Eagle (“Opportunity Bank”), and Eagle are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Stampede will merge with and into Eagle on the terms and conditions set forth therein, with Eagle surviving such merger (the “Merger”) and as provided therein the Bank will merge with and into Opportunity Bank (the “Bank Merger”), and, in connection therewith, the shares of common stock, no par value, of Stampede (“Stampede Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares to be cancelled pursuant to Section 2.01(b) of the Merger Agreement and any Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, and has the right to vote and dispose of, the number of shares of Stampede Common Stock set forth on the signature page of the Shareholder hereto (such Stampede Common Stock, together with any other capital stock of Stampede acquired by the Shareholder after the date hereof whether acquired directly or indirectly, upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other securities issued by Stampede that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, receiving the Stampede Shareholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Eagle to enter into the Merger Agreement and incur the obligations therein, Eagle has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.     Agreement to Vote, Restrictions on Voting and Dispositions, Revocation of Proxies.

(a)     Agreement to Vote Stampede Common Stock. The Shareholder irrevocably and unconditionally hereby agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of Stampede’s shareholders, however called or in connection with any written consent of Stampede’s shareholders, the Shareholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares beneficially owned by the Shareholder as of the relevant time (the “Owned Shares”), (1) in favor of the approval of the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of Stampede by the Board of Directors of Stampede concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Articles of Incorporation and Bylaws of Stampede or the Articles of Incorporation and Bylaws of the Bank), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, or (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Stampede in the Merger Agreement.

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(b)     Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively “Transfer”) other than in connection with bona fide estate planning purposes to his or her affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Shareholder) and provided, further that the assigning Shareholder shall remain jointly and severally liable for the breaches of any of his or her affiliates or immediate family members of the terms hereof. Any Transfer in violation of this provision shall be void. The Shareholder further agrees to authorize and request Stampede to notify Stampede’s transfer agent, if any, or registrar that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the voting of the Shareholder’s Shares.

(c)     Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d)     Acquired Shares. Any Shares or other voting securities of Stampede with respect to which beneficial ownership is acquired by the Shareholder or its affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of Stampede, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e)     Inconsistent Agreements. The Shareholder hereby agrees that he or she shall not enter into any agreement, contract or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2.     Non-Solicit. Except as expressly permitted pursuant to the exceptions set forth in Sections 5.04(a) and 5.09 of the Merger Agreement, the Shareholder shall not, and shall use his or her reasonable best efforts to cause his or her affiliates and each of their respective officers, directors, employees and Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to an Acquisition Proposal, (ii) continue, engage or participate in any negotiations concerning an Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to an Acquisition Proposal, (iv) approve, recommend, agree to or accept any Acquisition Proposal, (v) solicit proxies or become a participant in a solicitation with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (vi) initiate a shareholders’ vote or action by consent of Stampede’s shareholders with respect to an Acquisition Proposal, (vii) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Stampede that takes any action in support of an Acquisition Proposal, or (viii) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, investment agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal.

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Section 3.     Representations, Warranties and Covenants of the Shareholder.

(a)     Representations and Warranties. The Shareholder represents and warrants to Eagle as follows:

(i)     Capacity. The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii)     Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii)    Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Eagle, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(iv)     Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of its affiliates (a) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) has appointed or granted a proxy or power of attorney with respect to any Shares, in either case, which is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

(v)     Ownership of Shares. Except for restrictions in favor of Eagle pursuant to this Agreement and as set forth in the Shareholder Agreements, and except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shareholder’s Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has voting power and power of disposition with respect to the Shareholder’s Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Owned Shares. As of the date hereof, the number of Owned Shares equals the number of Shares set forth on the Shareholder’s signature page hereto.

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(vi)     Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Eagle of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(vii)     Reliance. The Shareholder understands and acknowledges that Eagle is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

(b)     Covenants. From the date hereof until the Expiration Time:

(i)     the Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;

(ii)     the Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Eagle of the number of any new shares of Stampede Common Stock acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof; and

(iii)     the Shareholder hereby authorizes Eagle and Stampede to publish and disclose in any announcement or disclosure required by the SEC and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligations under this Agreement.

Section 4.     Further Assurances. From time to time, at the request of Eagle and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 5.    Termination. Other than with respect to this Section and Section 8, which shall survive any termination of this Agreement, this Agreement will terminate upon the earliest of (A) the Merger Agreement being approved by the requisite affirmative vote of the shareholders of Stampede and (B) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

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Section 6.     Dissenter’s Rights. The Shareholder hereby waives any dissenter’s rights or that the Shareholder may have under applicable law, including Sections 35-1-826 through 35-1-839 of the MBCA.

Section 7.     Waiver of Rights. The Shareholder hereby waives and agrees not to exercise, unless otherwise requested by Eagle in writing, any right under the Shareholder Agreements.

Section 8.     Miscellaneous.

(a)     Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)     Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i)       If to Eagle, to:

Eagle Bancorp Montana, Inc.

P.O. Box 4999

Helena, Montana 59604-4999

Attn: Peter J. Johnson

Email: pjohnson@oppbank.com

Telecopy Number: (406) 457-4013

(ii)      with a copy (which shall not constitute notice) to:

Nixon Peabody LLP

799 9th Street, N.W., Suite 500

Washington, D.C. 20001

Attn: Lloyd H. Spencer

Email: lspencer@nixonpeabody.com

Telecopy Number: (202) 585-8080

(iii)     If to the Shareholder, to the address for the Shareholder set forth on the signature pages hereto.

(c)      Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Eagle and the Shareholder.

(d)     Successors and Assigns. No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except Eagle may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Eagle. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Stampede Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

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(e)     No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except for such rights as may inure to a successor or permitted assignee under Section 8(d).

(f)     No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g)     Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h)     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i)     Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j)     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such or other right, power or remedy or to demand such compliance.

(k)     Confidentiality. The Shareholder recognizes and acknowledges that he or she may have access to certain confidential information of Eagle and its Subsidiaries (including that obtained from Stampede and its shareholders in connection with the Merger, the Bank Merger and any transaction contemplated hereby or thereby), Stampede and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of Eagle, Stampede and Eagle’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the Shareholder, is herein referred to as “Confidential Information.” The Shareholder will not disclose or directly or indirectly utilize in any manner any such Confidential Information for the Shareholder’s own benefit or the benefit of anyone other than Eagle and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement; provided that the Shareholder may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

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(l)     Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the parties and/or this Agreement.

(m)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n)     Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.

(o)     Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p)    Capacity. This Agreement shall only apply to actions taken by the Shareholder in his or her capacity as a shareholder of Stampede and, if applicable, shall not in any way limit or affect actions the Shareholder or any of his or her Representatives may take in such Person’s capacity as a director, officer, or employee of Stampede, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of Stampede.

(q)     Counterparts. This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

(r)     Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

EAGLE BANCORP MONTANA, INC. By:_______________________________ Name: Peter J. Johnson Title: President and Chief Executive Officer

[Signature Page to Company Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

__________________________________________________ Name: Address: Shares of Stampede Common Stock:_____________________

[Signature Page to Company Shareholder Support Agreement]

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EXHIBIT B

FORM OF RESTRICTIVE COVENANT AGREEMENT (EMPLOYEE)

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of August 8, 2019, by and between Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), and the undersigned officer (“Officer”) of Western Holding Company of Wolf Point, a Montana corporation (“Company”), and/or Western Bank of Wolf Point, a Montana state bank and wholly-owned subsidiary of Company (the “Company Bank” and collectively with Company, “Stampede”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Opportunity Bank of Montana, a Montana state bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), Company and Company Bank are parties to that certain Agreement and Plan of Merger, dated as of August 8, 2019, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Company with and into Buyer, and the subsequent merger of Company Bank with and into Buyer Bank;

WHEREAS, Officer is a shareholder, director and officer of Stampede and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Officer or an Affiliate of Officer is expected to receive Merger Consideration in exchange for the shares of Company Common Stock held by Officer and/or the Officer’s Affiliate;

WHEREAS, Officer has been offered, and has agreed to serve in, the position of [Officer Position Title] for the Buyer Bank commencing after the Effective Time of the Merger;

WHEREAS, prior to the date hereof, Officer has served as a member of the Board of Directors and officer of Stampede, and, therefore, Officer has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Company, as a condition and inducement to the willingness of Buyer and Buyer Bank to enter into the Merger Agreement, Officer will enter into and perform this Agreement.

NOW THEREFORE, for good and valuable consideration, including, without limitation, the Merger Consideration to be received by Officer and/or the Officer’s Affiliate, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

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Section 1.     Certain Definitions.

(a)     “Affiliated Company” means, with respect to any specified person or entity, any company or entity controlled by, controlling or under common control with the specified person or entity.

(b)     “Confidential Information” means all information regarding Stampede, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Stampede, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Stampede, Buyer or their respective Affiliated Companies. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Stampede, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Stampede, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public other than by the act of one who Officer knows (or reasonably should know) does not have the right to disclose such information without violating any right or privilege of Stampede or Buyer or their respective Affiliated Companies or any duty owed to any of them; (ii) is disclosed to Officer or an Affiliate of Officer by one who Officer knows (or reasonably should know) is not violating any right or privilege of Stampede or Buyer or their respective Affiliated Companies or any duty owed to any of them (including any disclosure by a customer of Stampede or Buyer to Officer); or (iii) is independently developed by a person or entity without reference to or use of Confidential Information. Officer acknowledges and agrees that the trading in Buyer securities using Confidential Information or other material non-public information may violate federal and state securities laws.

(c)     Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

Section 2.     Restrictive Covenants.

(a)     Nondisclosure of Confidential Information. Commencing as of the Effective Time of the Merger as set forth in the Merger Agreement and continuing for a period of two (2) years after a termination of Officer’s employment with the Buyer Bank (other than a termination by Buyer Bank without Cause (as defined below)), Officer shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Officer shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Officer shall (i) if allowed by law or legal process, provide Buyer with prompt written notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Officer; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a required waiver or protective order, Officer is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Officer is legally required to be disclosed. For purposes of this Agreement, “Cause” shall be defined as the Officer’s (i) removal from his or her position by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, (ii) material breached this Agreement, (iii) material failure to perform his or her duties, or gross negligence in the performance of his or her duties, to Buyer Bank, (iv) dishonesty, misconduct or fraud in connection with his or her employment by Buyer Bank, the performance of his or her duties or adversely affecting the business of Buyer Bank or any of its indirect or direct subsidiaries or affiliates, (v) commission of any misappropriation or embezzlement in the course of his or her employment with Buyer Bank or in connection with Buyer Bank’s business or (vi) conviction of a felony.

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(b)     Nonrecruitment and Nonhire of Employees. Officer hereby agrees that, for a period of two (2) years after a termination of Officer’s employment with the Buyer Bank (other than a termination by Buyer Bank without Cause), Officer shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies or hire, as employee, consultant or otherwise, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Stampede who both (A) worked at Stampede or any of its Affiliated Companies during Officer’s services as a director of Stampede or any of its Affiliated Companies and (B) has not ceased employment with Buyer, Stampede or any Affiliated Companies, as applicable, during the six (6) month period preceding such solicitation or recruitment. It is acknowledged that general advertisements not specifically targeted at any of the foregoing persons shall not be deemed to violate this provision.

(c)     Nonsolicitation of Customers. Officer hereby agrees that, for a period of two (2) years after a termination of Officer’s employment with the Buyer Bank (other than a termination by Buyer Bank without Cause), Officer shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than Stampede, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Stampede, or any prospective customer or client that Stampede has solicited in the last year, during Officer’s services as a director and officer of Stampede or any of its Affiliated Companies, for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client of Stampede, or prospective customer or client that Stampede has solicited in the last year, to cease, reduce, restrict or divert its business with Stampede, Buyer or any Affiliated Company. It is acknowledged that general advertisements not specifically targeted at customers or clients of Stampede, or any prospective customers or clients that Stampede has solicited in the last year, during Officer’s services as a director and officer of Stampede or any of its Affiliated Companies shall not be deemed to violate this provision.

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(d)     Noncompetition. Officer hereby agrees that, for a period of two (2) years after a termination of Officer’s employment with the Buyer Bank (other than a termination by Buyer Bank without Cause), Officer shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or otherwise on behalf of, any other Person, business or enterprise that competes in the Restricted Area with Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Stampede or any of their Affiliated Companies, which consist of, among others, commercial, agricultural or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, Internet or electronic banking, automated teller machines, mortgage loans, and home equity lines of credit. The “Restricted Area” shall mean McCone, Roosevelt and Valley counties in Montana.

(e)     Enforceability of Covenants. Officer acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Officer acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Stampede that are derived from the acquisition of Stampede by Buyer. Officer acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Officer agrees that his or her position as a director and officer of Stampede involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Officer further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Officer and Buyer agree that Officer’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Officer and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Officer acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Officer hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by Officer), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

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Section 3.     Successors.

(a)     This Agreement is personal to Officer, is not assignable by Officer, and none of Officer’s duties hereunder may be delegated.

(b)     This Agreement may be assigned by, and shall be binding upon and inure to the benefit of Buyer and any of its Affiliated Companies and their successors and assigns.

Section 4.     Miscellaneous.

(a)     Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Officer and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of provisions or conditions at the same or any prior or subsequent time.

(b)     Litigation Expenses. In the event that a party seeks to obtain or enforce any right or benefit provided by this Agreement through litigation, and in the event that such party prevails in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such litigation, excluding the legal fees and charges of counsel.

(c)     Governing Law and Forum Selection. Buyer and Officer agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Montana without giving effect to its conflicts of law principles. Officer agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state and federal courts of Montana. With respect to any such court action, Officer hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of Montana are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(d)     Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), or (iii) in the case of Buyer only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have been specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(d).

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To Buyer:             Eagle Bancorp Montana, Inc.

P.O. Box 4999

Helena, Montana 59604-499

Facsimile Number: (406) 457-4013

Attention: Peter J. Johnson

Email: pjohnson@oppbank.com

To Officer: To the address set forth under Officer’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)     Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)     Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Officer with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(g)     Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

(h)     Termination. If the Merger Agreement is terminated, this Agreement shall become null and void.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

Buyer:

EAGLE BANCORP MONTANA, INC.

By: __________________________________

Name: Peter J. Johnson

Title: President and Chief Executive Officer

Officer:

[Officer Name]

Address ______________________________

              _______________________________

              _______________________________

[Signature Page to Restrictive Covenant Agreement (Employee)]

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EXHIBIT C

PLAN OF MERGER AND MERGER AGREEMENT

of

WESTERN BANK OF WOLF POINT

with and into

OPPORTUNITY BANK OF MONTANA

THIS AGREEMENT is made this 8th day of August 2019, between Opportunity Bank of Montana (hereinafter referred to as “Buyer Bank” and the “Resulting Bank”), a Montana state bank, with its main office located at 1400 Prospect Avenue, Helena, Montana 59601, and Western Bank of Wolf Point, a Montana state bank, with its main office located at 111 3rd Avenue South, Wolf Point, Montana 59201 (hereinafter referred to as “Company Bank” and, together with Buyer Bank, the “Banks”).

WHEREAS, a majority of the entire Board of Directors of Buyer Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Montana Bank Act (the “Act”);

WHEREAS, a majority of the entire Board of Directors of Company Bank has approved this Agreement and authorized its execution;

WHEREAS, Eagle Bancorp Montana, Inc. (“Buyer”), which owns all of the outstanding shares of Buyer Bank, and Western Holding Company of Wolf Point (“Company”), which owns all of the outstanding shares of Company Bank, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, contemplates the merger of Company with and into Buyer, all subject to the terms and conditions of the Merger Agreement (the “BHC Merger”); and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Company Bank with and into Buyer Bank, with Buyer Bank being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

Section 1.    The Merger. Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Company Bank shall be merged with and into Buyer Bank (the “Merger”). Upon consummation of the Merger, Buyer Bank shall continue its existence as the surviving entity and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Company Bank shall cease. The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Montana Department of Administration (the “Department”, pursuant to Section 32-1-371 of the Montana Code Annotated, and the Board of Governors of the Federal Reserve System (the “FRB”) pursuant to 12 U.S.C. §1828(c) or such other later time specified on the Articles of Merger filed with the Department (the “Effective Time”).

Section 2.     Resulting Bank. The name of the Resulting Bank shall be “Opportunity Bank of Montana”.

Section 3.    Business of Resulting Bank. The business of the Resulting Bank shall be that of a Montana state banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 1400 Prospect Avenue, Helena, Montana 59601, and the other offices of the Resulting Bank listed in Appendix A.

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Section 4.     Assets and Liabilities. All assets, rights, franchises, and interests of Company Bank in and to every type of property (real, personal, and mixed) and choses in action as they exist at the Effective Time shall be transferred to and vested in the Resulting Bank by virtue of the Merger without any conveyance, deed or other transfer. The Resulting Bank, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Company Bank and Buyer Bank at the time of the Merger. The Resulting Bank shall be considered the same business and corporate entity as each constituent bank to the Merger with all the rights, powers and duties of each such constituent bank. The Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Company Bank and Buyer Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

Section 5.     Treatment of Company Bank Shares. At the Effective Time, each outstanding share of common stock of Company Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Company Bank shall be cancelled at the Effective Time.

Section 6.     Treatment of Buyer Bank Shares. Upon the Effective Time, the then outstanding shares of Buyer Bank common stock shall continue to remain outstanding shares of Buyer Bank common stock, all of which shall continue to be owned by Buyer.

Section 7.     Directors and Officers. The directors of the Resulting Bank following the Effective Time shall consist of those directors of Buyer Bank as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Resulting Bank following the Effective Time shall consist of those officers of Buyer Bank as of the Effective Time plus the individuals identified in Appendix B, who shall serve until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

Section 8.     Conditions Precedent. This Agreement is also subject to the following terms and conditions:

(a)     The BHC Merger shall have closed and become effective.

(b)     The FRB and the Department shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

(c)     The sole shareholders of Company Bank and Buyer Bank, respectively, shall each have ratified and confirmed this Agreement, which ratification and confirmation may be by written consent.

Section 9. Each of the Banks hereby invites and authorizes the FRB and the Department to examine each of such bank’s records in connection with the Merger.

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Section 10.    Articles of Incorporation and Bylaws. As of the Effective Time, the Articles of Incorporation and Bylaws of the Resulting Bank shall consist of the Articles of Incorporation and Bylaws of Buyer Bank as in effect immediately prior to the Effective Time.

Section 11.    Termination. This Agreement shall terminate if and at the time of any termination of the Merger Agreement.

Section 12.   Miscellaneous. This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by either Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Montana without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks. This Agreement may be executed in counterparts (including by facsimile or PDF), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have signed this Agreement effective as of the date and year first set forth above.

OPPORTUNITY BANK OF MONTANA

By:
Peter J. Johnson As its: President and Chief Executive Officer

WESTERN BANK OF WOLF POINT

By:
Duane Kurokawa As its: President

[Signature Page to Plan of Merger and Merger Agreement]

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APPENDIX A

Location of Home Office and Other Offices of Resulting Institution

Main Office:
1400 Prospect Avenue Helena, Montana 59601
Branch Offices:

28 Neill Avenue Helena, Montana 59601

2090 Cromwell Dixon Helena, Montana 59602

3401 Harrison Avenue Butte, Montana 59701

1455 Oak Street Bozeman, Montana 59715

5 W. Mendenhall, Suite 101 Bozeman, Montana 59715

123 S. Main Street Livingston, Montana 59047

101 McLeod Street Big Timber, Montana 59011

455 S. 24th Street West Billings, Montana 59102

200 N. Higgins Missoula, Montana 59802

1510 S. Reserve Street Missoula, Montana 59801

711 S. First Street Hamilton, Montana 59840

501 River Drive S., Suite 100
Great Falls, Montana 59405

895 Main Street, Suite 1 Billings, Montana 59105

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107 South Main Twin Bridges, Montana 59754

103 North Main Sheridan, Montana 59749

400 Broadway Townsend, Montana 59644-0250

101 Main Street W Dutton, Montana 59433

27 1st Street NW Choteau, Montana 59422

423 Broadway Ave Denton, Montana 59430

21 3rd Street N Great Falls, Montana 59403

111 3rd Avenue South Wolf Point, Montana 59201

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APPENDIX B

Continuing Officers

Duane Kurokawa, Market President

Cathy Wanderaas, Vice President

Jerald Petersen, Vice President

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EXHIBIT D

FORM OF CLAIMS LETTER

August 8, 2019

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Attention: Peter J. Johnson

Gentlemen:

This claims letter (“Claims Letter”) is delivered pursuant to Section 5.22 of that certain Agreement and Plan of Merger, dated as of August 8, 2019 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), Opportunity Bank of Montana, a Montana Bank and wholly owned subsidiary of Buyer (“Buyer Bank”), Western Holding Company of Wolf Point, a Montana corporation (“Company”), and Western Bank of Wolf Point, a Montana bank and wholly owned subsidiary of the Company (the “Company Bank”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against the Company or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of the Company or any Company entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

Section 1.    Claims. The undersigned does not have, and is not aware of, any claims he or she might have against the Company or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, underwritten loan commitments and agreements between the undersigned and the Company Bank, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) any rights the undersigned has or may have to indemnification and advancement of expenses under the Company and/or Company Bank’s organizational documents and any contractual rights to indemnity or expense reimbursement the undersigned has or may have, including under Section 5.10 of the Merger Agreement; and (vi) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of the Company or as an officer or director of the Company (collectively, the “Disclosed Claims”).

Section 2.   Releases. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges the Company, Buyer, Buyer Bank, the Company Bank and all other Subsidiaries of the Company and Buyer, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, and transfers to Buyer, as successor to the Company, respectively, all claims, actions and interests of the undersigned in any Intellectual Property of any nature whatsoever created, developed, registered, licensed or used by or for the undersigned or the Company, the Company Bank or any other Subsidiary of the Company (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

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Section 3.     Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, Taxing Authority or other authority to collect or enforce any Claims which are released and discharged hereby.

Section 4.     Miscellaneous.

(a)     This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b)     This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.

(c)     This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.

(d)     In the event that a party seeks to obtain or enforce any right or benefit provided by this Claims Letter through Litigation, and in the event that such party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e)     IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

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(f)     This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(g)     The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(h)     This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[Signatures on following page]

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Sincerely, ____________________________________________________ Signature of Officer or Director ____________________________________________________ Printed Name of Officer or Director

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of ____________, 2019.

EAGLE BANCORP MONTANA, INC. By:__________________________________________________ Name: Peter J. Johnson Title: President and Chief Executive Officer

[Signature Page to Claims Letter]

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EXHIBIT E

FORM OF RESTRICTIVE COVENANT AGREEMENT (DIRECTOR)

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of August 8, 2019, by and between Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), and the undersigned director (“Director”) of Western Holding Company of Wolf Point, a Montana corporation (“Company”), and/or Western Bank of Wolf Point, a Montana state bank and wholly-owned subsidiary of Company (the “Company Bank” and collectively with Company, “Stampede”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Opportunity Bank of Montana, a Montana state bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), Company and Company Bank are parties to that certain Agreement and Plan of Merger, dated as of August 8, 2019, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Company with and into Buyer, and the subsequent merger of Company Bank with and into Buyer Bank;

WHEREAS, Director is a shareholder and director of Stampede and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director or an Affiliate of Director is expected to receive Merger Consideration in exchange for the shares of Company Common Stock held by Director and/or the Director’s Affiliate;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Stampede, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Company, as a condition and inducement to the willingness of Buyer and Buyer Bank to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, for good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

Section 1.     Certain Definitions.

(a)     “Affiliated Company” means, with respect to any specified person or entity, any company or entity controlled by, controlling or under common control with the specified person or entity.

(b)    “Confidential Information” means all information regarding Stampede, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Stampede, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Stampede, Buyer or their respective Affiliated Companies. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Stampede, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Stampede, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public other than by the act of one who Director knows (or reasonably should know) does not have the right to disclose such information without violating any right or privilege of Stampede or Buyer or their respective Affiliated Companies or any duty owed to any of them; (ii) is disclosed to Director or an Affiliate of Director by one who Director knows (or reasonably should know) is not violating any right or privilege of Stampede or Buyer or their respective Affiliated Companies or any duty owed to any of them (including any disclosure by a customer of Stampede or Buyer to Director); or (iii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer securities using Confidential Information or other material non-public information may violate federal and state securities laws.

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(c)     Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

Section 2.     Restrictive Covenants.

(a)     Nondisclosure of Confidential Information. From and after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt written notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a required waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is legally required to be disclosed.

(b)     Nonrecruitment and Nonhire of Employees. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies or hire, as employee, consultant or otherwise, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Stampede who both (A) worked at Stampede or any of its Affiliated Companies during Director’s services as a director of Stampede or any of its Affiliated Companies and (B) has not ceased employment with Buyer, Stampede or any Affiliated Companies, as applicable, during the six (6) month period preceding such solicitation or recruitment. It is acknowledged that general advertisements not specifically targeted at any of the foregoing persons shall not be deemed to violate this provision.

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(c)     Nonsolicitation of Customers. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or herself or of anyone other than Stampede, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Stampede, or any prospective customer or client that Stampede has solicited in the last year, during Director’s services as a director of Stampede or any of its Affiliated Companies, for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client, or prospective customer or client that Stampede has solicited in the last year, to cease, reduce, restrict or divert its business with Stampede, Buyer or any Affiliated Company. It is acknowledged that general advertisements not specifically targeted at customers or clients of Stampede, or any prospective customers or clients that Stampede has solicited in the last year, during Director’s services as a director of Stampede or any of its Affiliated Companies shall not be deemed to violate this provision. Nothing in this Section 2(c) is intended to restrict Director and Director’s Affiliates from making decisions regarding the banking relationships (or change in banking relationships) with respect to their own businesses and with respect to any accounts over which they have fiduciary responsibilities.

(d)     Noncompetition. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or otherwise on behalf of, any other Person, business or enterprise that competes in the Restricted Area with Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Stampede or any of their Affiliated Companies, which consist of, among others, commercial, agricultural or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, Internet or electronic banking, automated teller machines, mortgage loans, and home equity lines of credit. The “Restricted Area” shall mean McCone, Roosevelt and Valley counties in Montana. Notwithstanding the foregoing, nothing in this Section 2(d) shall prohibit (i) Director from serving on any board of directors as a non-employee director of a bank or bank holding company located within the Restricted Area (x) after the first (1st) anniversary of the Effective Time or (y) from and after the Effective Time to the extent that Director currently serves on the board of directors of such bank or bank holding company as of the date hereof and such bank or bank holding company is identified on Schedule A hereto; (ii) Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any business organization which may compete directly or indirectly with Stampede, Buyer or any of their Affiliated Companies; or (iii) Director or any of Director’s Affiliated Companies from continuing to hold outstanding securities held by Director and any of Director’s Affiliated Companies as of the date of this Agreement so long as such investment in a financial institution engaged in Business Activities in the Restricted Area is disclosed on Schedule A hereto.

(e)     Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Stampede that are derived from the acquisition of Stampede by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his or her position as a director of Stampede involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him or her from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

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Section 3.     Successors.

(a)     This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)     This Agreement may be assigned by, and shall be binding upon and inure to the benefit of Buyer and any of its Affiliated Companies and their successors and assigns.

Section 4.     Miscellaneous.

(a)     Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of provisions or conditions at the same or any prior or subsequent time.

(b)     Litigation Expenses. In the event that a party seeks to obtain or enforce any right or benefit provided by this Agreement through litigation, and in the event that such party prevails in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of counsel.

(c)     Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Montana without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state and federal courts of Montana. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of Montana are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

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(d)     Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), or (iii) in the case of Buyer only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have been specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(d).

To Buyer:             Eagle Bancorp Montana, Inc.

P.O. Box 4999

Helena, Montana 59604-499

Facsimile Number: (406) 457-4013

Attention: Peter J. Johnson

Email: pjohnson@oppbank.com

To Director: To the address set forth under Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)     Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)     Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(g)     Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

(h)     Termination. If the Merger Agreement is terminated, this Agreement shall become null and void.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

Buyer:

EAGLE BANCORP MONTANA, INC.

By: __________________________________

Name: Peter J. Johnson

Title: President and Chief Executive Officer

DIRECTOR:

Name:_________________________________

Address ______________________________

              _______________________________

              _______________________________

[Signature Page to Restrictive Covenant Agreement]

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Appendix B

OPINION OF VINING SPARKS IBG, L.P.

August 8, 2019

Board of Directors

Western Holding Company of Wolf Point

111 Third Avenue, South

Wolf Point, Montana 59201

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Western Holding Company of Wolf Point, Wolf Point, Montana (“WHC”) of the consideration to be received by WHC in the merger of WHC with and into Eagle Bancorp Montana, Inc., Helena, Montana (“Eagle”) pursuant to the Agreement and Plan of Merger by and between Eagle and WHC (the “Agreement”).

Pursuant to the terms of the Agreement, each share of WHC Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b)) shall be automatically converted into the right to receive the following consideration (collectively the “Merger Consideration”), without interest: (i) $2,946.51 cash (the “Cash Consideration”) and (ii) 179.4464 validly issued, fully paid and nonassessable shares of Eagle Common Stock (the “Stock Consideration”). WHC’s Adjusted Tangible Stockholders Equity as of the last day of the month prior to the month in which the Effective Time is expected to occur (the “Measurement Date”) shall be an amount not less than $10,000,000. WHC is allowed to incur permitted transaction expenses up to $800,000 and any excess may be paid as a special dividend to shareholders. All capitalized items used in this letter shall have the meanings ascribed to them in the Agreement. The terms of the Merger are more fully set forth in the Agreement.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

1.	Reviewed the terms of the draft Agreement dated August 2, 2019;

2.

Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Eagle and WHC, including those included in their respective annual reports for the past two years and their respective quarterly reports for the past two years;

Board of Directors

Western Holding Company of Wolf Point

August 8, 2019

3.	Reviewed publicly available consensus “street estimates” of Eagle earnings for 2019 and 2020 and reviewed publicly available research reports;

4.

Reviewed certain financial forecasts and projections of WHC, prepared by WHC management, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger discussed with WHC management;

5.	Held discussions with senior management of WHC concerning the past and current results of operations of WHC, its current financial condition and management’s opinion of its future prospects;

6.	Reviewed reported market prices and historical trading activity of Eagle common stock and reviewed the trading collar for Eagle as defined in Section 7.01 of the Agreement;
7.

Reviewed certain aspects of the financial performance of Eagle and compared such financial performance of Eagle, together with stock market data relating to Eagle common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

8.	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

9.	Reviewed the potential pro forma impact of the Merger; and

10.	Reviewed such other information, financial studies, analyses and investigations, as we considered appropriate under the circumstances.

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by WHC and Eagle, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances. We assumed that the aggregate allowance for loan losses set forth in the financial statements of Eagle and WHC is adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of WHC or Eagle, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of WHC or Eagle, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, it is important to understand that although subsequent developments may affect its opinion, we do not have any obligation to further update, revise, or reaffirm our opinion. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of WHC common stock than the Merger.

Board of Directors

Western Holding Company of Wolf Point

August 8, 2019

Vining Sparks IBG, L.P. (“Vining Sparks”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of WHC and will receive a fee for our services, which is payable upon delivery of this opinion.

Vining Sparks’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of WHC common stock in the Merger and does not address WHC’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of WHC, and our opinion does not constitute a recommendation to any director of WHC as to how such director should vote with respect to the Agreement. In rendering this opinion, we express no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of WHC or Eagle, or any class of such persons relative to the consideration to be received by the holders of the common stock of WHC in the transaction or with respect to the fairness of any such compensation.

In the two years prior to the issuance of this opinion, Vining Sparks engaged in securities and loan sales and trading activity with WHC and/or its subsidiary bank and with Eagle and/or its subsidiary bank for which Vining Sparks was paid commissions or other fees, which may include mark-ups on the purchase or sale of loans and securities.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent will not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment. This letter is addressed and directed to the Board of Directors of WHC in your consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. This opinion was approved by the fairness opinion committee of Vining Sparks.

Board of Directors

Western Holding Company of Wolf Point

August 8, 2019

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of shares of WHC common stock is fair, from a financial point of view.

Sincerely, /s/ Vining Sparks IBG, L.P. Vining Sparks IBG, L.P.

Appendix C

Provisions of Montana Business Corporations Act Relating to Dissenter's Rights

     35-1-826. Definitions. As used in 35-1-826 through 35-1-839, the following definitions apply:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

(4) “Fair value”, with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

35-1-827. Right to dissent. (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

(a)   consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(ii) the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

(b)   consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

(c)   consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or

(e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

(2) A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

35-1-828. Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if the beneficial shareholder:

(a) submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

(b) does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

35-1-829. Notice of dissenters' rights. (1) If a proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

(2) If a corporate action creating dissenters' rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in 35-1-831.

35-1-830. Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

(a) shall deliver to the corporation before the vote is taken written notice of the intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

(b) may not vote the shareholder's shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1)(a) is not entitled to payment for the shareholder's shares under 35-1-826 through 35-1-839.

35-1-831. Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 35-1-830.

(2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken and must:

(a) state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

(b) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

(c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

(e) be accompanied by a copy of 35-1-826 through 35-1-839.

35-1-832. Duty to demand payment. (1) A shareholder sent a dissenters' notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 35-1-831(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder's certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit the shareholder's certificates when required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under 35-1-826 through 35-1-839.

35-1-833. Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

(2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

35-1-834. Payment. (1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

(2) The payment must be accompanied by:

(a) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(b) a statement of the corporation's estimate of the fair value of the shares;

(c) an explanation of how the interest was calculated;

(d) a statement of the dissenter's right to demand payment under 35-1-837; and

(e) a copy of 35-1-826 through 35-1-839.

35-1-835. Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under 35-1-831 and repeat the payment demand procedure.

35-1-836. After-acquired shares. (1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 35-1-837.

35-1-837. Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and may demand payment of the dissenter's estimate, less any payment under 35-1-834, or reject the corporation's offer under 35-1-836 and demand payment of the fair value of the dissenter's shares and the interest due if:

(a) the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

(b) the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

(c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the demand in writing under subsection (1) within 30 days after the corporation made or offered payment for the dissenter's shares.

35-1-838. Court action. (1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office is located or, if its principal office is not located in this state, in Lewis and Clark County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located or, if the domestic corporation did not have its principal office in the state at the time of the transaction, in Lewis and Clark County.

(3) The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

(4) The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment:

(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares plus interest exceeds the amount paid by the corporation; or

(b) for the fair value plus accrued interest of the dissenter's after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

35-1-839. Court costs and attorney fees. (1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or

(b) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Eagle

Consistent with Section 145(a) of the DGCL, Eagle may indemnify and, in certain cases, must indemnify, any person who was or is made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Eagle, or is or was serving at the request of Eagle as a director, officer, employee or agent of another corporation, (1) in the case of a non-derivative action, against judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and (2) in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Eagle.

This indemnification does not apply, (1) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Eagle, unless upon court order it is determined that, in view of all the circumstances of the case and despite such adjudication of liability, he is fairly and reasonably entitled to indemnity for expenses, and (2) in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Eagle’s amended and restated certificate of incorporation provides that a director of Eagle shall not be personally liable to Eagle or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Eagle or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. Additionally, the amended and restated certificate of incorporation provides that Eagle will indemnify to the fullest outlined in the bylaws.

Eagle’s bylaws generally provide for indemnification, to the fullest extent authorized by the DGCL, of its officers and directors and persons serving at the request of Eagle in such capacities for other business organizations against all expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by reason of his position with Eagle or such other business organizations. In addition, the bylaws provide that Eagle may provide indemnification to employees and agents of Eagle.

Eagle maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of Eagle and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of Eagle and/or its subsidiaries, as the case may be.

Eagle has entered into indemnification agreements with its directors and its executive officers. Generally, such agreements provide that Eagle will indemnify the director or officer against any expenses or liabilities incurred in connection with any proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that the director or officer is or was a director or officer of Eagle or the Bank or by any reason of any action taken by or omitted to be taken by the director or officer while acting as an officer or director of Eagle or the Bank or while serving as a director or officer of Eagle or the Bank is or was serving or has agreed to serve on behalf of or at the request of Eagle or the Bank as a director, officer, employee, or agent of another corporation or partnership, joint venture, trust, or other enterprise. However, the indemnification agreement and the rights and obligations of the parties thereto are subject to the requirements, limitations, and prohibitions of state and federal statutes, rules, regulations, and orders regarding indemnification and prepayment of expenses, legal or otherwise, and liabilities, including, without limitation, section 145 of the DGCL, the DGCL, section 18(k) of the Federal Deposit Insurance Act, and Part 359 of the Federal Deposit Insurance Corporation’s Rules and Regulations and any successor regulations thereto. Each director and officer has undertaken to repay Eagle for any costs or expenses paid by Eagle if it is ultimately determined that the director or officer is not entitled to indemnification under the indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Eagle’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Eagle has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)	List of Exhibits

Exhibit 2.1	–

Agreement and Plan of Merger, dated as of August 8, 2019, by and among Eagle Bancorp Montana, Inc., Opportunity Bank of Montana, Western Holding Company of Wolf Point and Western Bank of Wolf Point (attached as Appendix A to the proxy statement/prospectus).

Exhibit 3.1	–	Amended and Restated Certificate of Incorporation (incorporated herein by reference from Exhibit 3.1 to Eagle’s Current Report on Form 8-K, filed February 23, 2010).
Exhibit 3.2	–	By-laws, as amended as of August 20, 2015 (incorporated herein by reference from Exhibit 3.1 to Eagle’s Current Report on Form 8-K, filed August 25, 2015).
Exhibit 4.1	–	Specimen Common Stock Certificate (incorporated herein by reference from Exhibit 4 to Eagle’s Form S-1 (File No. 333-163790), filed December 17, 2009).
Exhibit 5.1	–	Legal Opinion of Nixon Peabody LLP
Exhibit 8.1	–	Tax Opinion of Nixon Peabody LLP*
Exhibit 10.1	–	Form of Company Shareholder Support Agreement (attached as Exhibit A to Appendix A to the proxy statement/prospectus).
Exhibit 21.1	–	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21.1 to Eagle’s Form 10-K, filed March 12, 2019).
Exhibit 23.1	–	Consent of Nixon Peabody LLP (included in Exhibits 5.1 and 8.1).
Exhibit 23.2	–	Consent of Eide Bailly LLP
Exhibit 24	–	Power of Attorney (contained on the signature page of the registration statement).
Exhibit 99.1	–	Form of Proxy to be used at Western Holding Company of Wolf Point Special Shareholders Meeting.
Exhibit 99.2	–	Consent of Vining Sparks IBG, L.P.

*	To be filed by amendment.

(b)	Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related requirements or are inapplicable, and, therefore, have been omitted.

Item 22. Undertakings.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Helena and State of Montana, on October 11, 2019.

EAGLE BANCORP MONTANA, INC.

By:	/s/ Peter J. Johnson
Name: Peter J. Johnson
Title: President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter J. Johnson and Laura F. Clark his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that each said attorney-in-fact and agent or any of them or their or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter J. Johnson	President, Chief Executive Officer and Director	October 11, 2019
Peter J. Johnson	(principal executive officer)

/s/ Laura F. Clark	Chief Financial Officer (principal financial and	October 11, 2019
Laura F. Clark	accounting officer)

/s/ Rick F. Hays	Chairman	October 11, 2019
Rick F. Hays

/s/ Thomas J. McCarvel	Vice Chairman	October 11, 2019
Thomas J. McCarvel

/s/ Lynn E. Dickey	Director	October 11, 2019
Lynn E. Dickey

/s/ Maureen J. Rude	Director	October 11, 2019
Maureen J. Rude

	Director	October __, 2019
Shavon Cape

/s/ Tanya J. Chemodurow	Director	October 11, 2019
Tanya J. Chemodurow

/s/ Kenneth M. Walsh	Director	October 11, 2019
Kenneth M. Walsh

	Director	October __, 2019
Corey Jensen

/s/ Benjamin G. Ruddy	Director	October 11, 2019
Benjamin G. Ruddy